As filed with the Securities and Exchange Commission on July 31, 1997
                                                      Registration No. 333-29841

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            PRE-EFFECTIVE AMENDMENT
                                  NO. 1 TO THE
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        ANNAPOLIS NATIONAL BANCORP, INC.
   (exact name of registrant as specified in its certificate of incorporation

            MARYLAND                          6712                           52-1648903
  (State or other jurisdiction          (Primary Standard         (IRS Employer Identification No.)
of incorporation or organization)   Classification Code Number)

                        Annapolis National Bancorp, Inc.
                      180 Admiral Cochrane Drive, Suite 300
                            Annapolis, Maryland 21401
                                 (410) 224-4455
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              John W. Marhefka, Jr.
                             Chief Executive Officer
                        Annapolis National Bancorp, Inc.
                      180 Admiral Cochrane Drive, Suite 300
                            Annapolis, Maryland 21401
                                 (410) 224-4455
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            Mary M. Sjoquist, Esquire
                            Philip G. Feigen, Esquire
                           Muldoon, Murphy & Faucette
                           5101 Wisconsin Avenue, N.W.
                             Washington, D.C. 20016
                                 (202) 362-0840

       Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


================================================================================================================================
   Title of each Class of          Amount to         Proposed Maximum            Proposed Maximum               Amount of
 Securities to be Registered     be Registered    Offering Price per Unit  Aggregate Offering Price (1)     Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
        Common Stock                833,334
       $0.01 par Value              Shares                 $6.00                    $5,000,004                   $1,563
================================================================================================================================


(1) Registration fee of $1,563 previously paid with Form SB-2 filed on June 23, 1997.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                        ANNAPOLIS NATIONAL BANCORP, INC.

     Cross Reference Sheet Showing Location in the Subscription and Community Offering Prospectus ("Prospectus") of Information Required by Items of Form SB-2:


        Registration Statement Item and Caption              Prospectus Headings
        ---------------------------------------              -------------------
l.      Front of Registration Statement and Outside          Front Cover Page
        Cover of Prospectus

2.      Inside Front and Outside Back Cover Page of          Inside Front and Outside Back Cover Pages
        Prospectus

3.      Summary Information and Risk Factors                 Prospectus Summary; Risk Factors

4.      Use of Proceeds                                      Use of Proceeds

5.      Determination of Offering Price                      Risk Factors

6.      Dilution                                             Dilution

7.      Selling Security Holders                             Not Applicable

8.      Plan of Distribution                                 Front Cover Page; The Offering

9.      Legal Proceedings                                    Business -- Legal Proceedings

10.     Directors, Executive Officers, Promoters and         The Board of Directors and Management of the
        Control Persons                                      Company; The Board of Directors and Management of
                                                             the Bank

11.     Security Ownership of Certain Beneficial             The Board of Directors and Management of the Bank -
        Owners and Management                                - Security Ownership of Management

12.     Description of Securities                            Dividends; Description of Capital Stock of the
                                                             Company

13.     Interests of Named Experts and Counsel               Not Applicable


14.     Disclosure of Commission Position on                 The Board of Directors and Management of the Bank -
        Indemnification for Securities Act Liabilities       Liability and Indemnification of Directors and Officers


15.     Organization Within Last Five Years                  The Board of Directors and Management of the Bank -
                                                             - Transactions with Certain Related Persons

16.     Description of Business                              Prospectus Summary; Business; Regulation and
                                                             Supervision

17.     Management's Discussion and Analysis or              Business; Management's Discussion and Analysis of
        Plan of Operation                                    Financial Condition and Results of Operations

18.     Description of Property                              Business -- Properties

19.     Certain Relationships and Related                    The Board of Directors and Management of the Bank -
        Transactions                                         - Transactions with Certain Related Persons

20.     Market for Common Equity and Related                 Risk Factors -- Absence of Market for Common Stock;
        Stockholder Matters                                  Market for Common Stock

21.     Executive Compensation                               The Board of Directors and Management of the Bank

22.     Financial Statements                                 Consolidated Financial Statements of Annapolis
                                                             National Bancorp, Inc.

23.     Changes In and Disagreements With                    Change in Accountants
        Accountants on Accounting and Financial
        Disclosure

PROSPECTUS

                                 833,334 SHARES

                        ANNAPOLIS NATIONAL BANCORP, INC.

                                  COMMON STOCK

                                 $6.00 PER SHARE

         Annapolis National Bancorp, Inc. (the "Company"), a Maryland corporation and holding company for Annapolis National Bank, a federally-chartered commercial bank (the "Bank"), is hereby offering (the "Offering") a minimum of 333,334 shares and a maximum of 833,334 shares of its common stock, par value $.01 per share (the "Common Stock") at $6.00 per share (the "Offering Price"). Prior to this Offering there has been no public market for the Common Stock. The Company has applied for quotation of its Common Stock on The Nasdaq SmallCap Market, subject to notice of issuance, under the symbol "ANNB".

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS AT PAGES ____ TO ____ FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR.

         THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THE OFFICE OF THE COMPTROLLER OF THE
      CURRENCY ("OCC"), OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES
       COMMISSION, NOR HAS THE COMMISSION, THE OCC OR ANY OTHER AGENCY OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================================
                                                                        Underwriting Fees            Proceeds to
                                        Price to Public(1)          and Offering Expenses(2)           Company
=================================================================================================================
Per Share at Minimum............              $6.00                          $0.88                      $5.12
-----------------------------------------------------------------------------------------------------------------
Per Share at Maximum............              $6.00                          $0.53                      $5.47
-----------------------------------------------------------------------------------------------------------------
Total Minimum...................            $2,000,004                      $293,000                  $1,707,004
-----------------------------------------------------------------------------------------------------------------
Total Maximum...................            $5,000,004                      $443,000                  $4,557,004
=================================================================================================================


(1) See "The Offering" for information concerning indemnification of the Agent and other matters.
(2) Includes commissions to be paid to the Agent and Selected Dealers of $93,000 at the Total Minimum and $243,000 at the Total Maximum, and expenses related to the Offering of $200,000 at both the Total Minimum and Total Maximum.

         The Common Stock is being offered by the Company through Charles Webb & Company, A Division of Keefe, Bruyette & Woods, Inc. (the "Agent") and selected broker/dealers (the "Selected Dealers") that are registered broker/dealers and members of the National Association of Securities Dealers, Inc., on a "best efforts" agency basis. The Agent and the Selected Dealers have no obligation or commitment to purchase any of the shares offered or to assure the sale of the minimum or maximum number of shares offered hereby.

                 -----------------------------------------------

                             CHARLES WEBB & COMPANY

                      A DIVISION OF KEEFE, BRUYETTE & WOODS

               The date of this Prospectus is ________ ____, 1997

         The Offering will commence on or about _______, 1997 and will be terminated by the Company upon the sale of 833,334 shares or on ______, 1997 (the "Expiration Date") whichever occurs first, unless the Offering is extended, at the sole discretion of the Company, for additional periods ending no later than ________, 1997. The Company reserves the right to terminate the Offering at any time.

         The Company has established a minimum subscription of 200 shares and a maximum subscription of 5% of the shares of Common Stock sold in the Offering; however, the Company reserves the right to waive these limits without notice to any subscriber. Subscriptions are binding on subscribers and may not be revoked except with the consent of the Company. The Company may reject or cancel any subscription in whole or in part. If the Company does not sell the minimum number of shares, the Offering is not completed by the Expiration Date, or the Offering is otherwise terminated by the Company, all subscription funds will be refunded in full with interest, at an annual rate of 3%. See "The Offering - General".


         Subscription proceeds will be deposited in an interest bearing escrow account with FMB Trust Company (the "Escrow Account"), pending receipt of subscriptions for not less than 333,334 shares or before _______, 1997, unless the Offering is earlier terminated or extended. Notwithstanding the foregoing, the Agent shall have the right, in its sole discretion, to permit investors to submit irrevocable orders together with legally binding commitments for payment for the Common Stock for which they subscribe at any time prior to the Expiration Date with payment to be received at any time prior to 24 hours before completion of the Offering. Any subscription proceeds accepted after satisfaction of the above conditions and release of the subscription amounts from the Escrow Account, but before termination of the Offering, will not be deposited in the Escrow Account but will be available for immediate use by the Company, subject to satisfaction of the conditions of closing set forth in the Agency Agreement between the Company and the Agent. See "Use of Proceeds" and "The Offering".


                                  [INSERT MAP]

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED ALL REFERENCES TO THE COMPANY SHALL BE DEEMED TO INCLUDE THE COMPANY AND THE BANK.

         THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS, INCLUDING THE MATTERS SET FORTH UNDER "RISK FACTORS," WHICH WOULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

                        ANNAPOLIS NATIONAL BANCORP, INC.

ANNAPOLIS NATIONAL BANCORP, INC.

         Annapolis National Bancorp, Inc., formerly Maryland Publick Banks, Inc., was incorporated in May 1988 in Maryland for the purpose of acquiring and holding all of the outstanding stock of Annapolis National Bank (the "Bank"). The Company is a registered Bank Holding Company pursuant to the Bank Holding Company Act of 1956, as amended ("BHCA"). The Company was capitalized by an initial offering of common stock which was sold at $10.00 per share in June 1989 and, subsequent to January 1990, an offering at $12.50 per share. The Company's only significant activity is the operation of the Bank. On a consolidated basis at March 31, 1997, the Company's total assets were $98.1 million, total liabilities were $92.2 million and stockholders' equity was $5.9 million.

ANNAPOLIS NATIONAL BANK

         The Bank is a commercial bank organized under the laws of the United States. The Bank is a community oriented bank and the only commercial bank headquartered in Annapolis, Maryland. As the Company's only subsidiary, the Bank currently operates as a full service commercial bank through its five branches located in Anne Arundel County, Maryland, and one branch located on Kent Island in Queen Anne's County, Maryland. The Bank's principal business consists of originating loans and attracting deposits. The Bank originates commercial loans (including Small Business Administration ("SBA") loans), commercial real estate loans, construction loans, one- to four-family residential mortgage loans and, to a lesser extent home equity and consumer loans. The Bank also invests in U.S. Treasury and U.S. Government agency securities and other securities issued by or guaranteed by the federal government. At March 31, 1997, the Bank's loan portfolio totalled $69.6 million. Of this amount, $31.3 million or 44.98% were commercial loans, $18.5 million or 26.59% were commercial real estate loans, $8.2 million or 11.77% were construction loans, $7.2 million or 10.33% were one- to four-family residential mortgage loans, $2.1 million or 3.01% were home equity loans and $2.3 million or 3.32% were consumer and other loans.

BACKGROUND

         The Bank was formed as a de novo bank and commenced operations from a single Annapolis location in January 1990. In June 1990, the Company acquired most of the assets and liabilities of Gibraltar Savings and Loan, F.A. ("Gibraltar") from the Resolution Trust Corporation as receiver for Gibraltar, expanding its branch network to five branches. This acquisition was funded, in part, through a $3.2 million unsecured loan to the Company from a director who is the principal stockholder of the Company (the "Principal Stockholder"), which bore interest at the Bank's prime rate less 2.0%. The acquisition was accounted for as a purchase and resulted in a premium paid for the core deposits and other intangible assets in the amount of $2.2 million, which initially was to be amortized over a 15 year period. At December 31, 1990, the fiscal year end following this acquisition, the Company's assets totalled $43.6 million.

         From June 1990 through December 31, 1996, management of the Company concentrated its efforts on growing the Bank by developing loan and deposit portfolios primarily in Anne Arundel County, Maryland and the surrounding counties. The Bank experienced steady growth in assets and deposits while its earnings consistently trailed its peers due to a high level of operating expenses and loan losses.

         In December 1994, the Company conducted a rights offering through which it offered its stockholders, at the price of $3.50 per share, the right to purchase 2.5 shares of its Common Stock for each share of common stock owned. The primary purpose of this offering was to convert the $3.2 million of debt accumulated in the Gibraltar acquisition into capital to reduce the Company's interest expense and increase its capitalization. A total of 937,672 shares were sold, of which 907,143 were sold to the Principal Stockholder in exchange for retirement of the principal portion of the debt. A new note was issued to the Principal Stockholder in the amount of $848,400 to cover the portion of the loan that remained outstanding, which note matures on December 31, 1997 and bears interest at the Wall Street Journal ("WSJ") prime rate plus 1.0%.

         The Company's operating expenses continued to increase as the Bank opened a sixth branch office and relocated its administrative office in 1996. At December 31, 1996, the Company's operating expenses as a percentage of average assets was 4.50%. In addition, the Company's return on average assets has been consistently below that of its peers. At December 31, 1996, the Company's return on average assets was .44%

REVISED BUSINESS STRATEGY

         During the fourth quarter of 1996, the Board of Directors determined that there was a need to implement a revised business strategy to improve the Company's financial performance. Several members of senior management were relieved of their responsibilities in late 1996 and early in 1997 and certain other members of senior management resigned during this same period. In February 1997, the Board of Directors engaged John W. Marhefka, Jr. as President and Chief Executive Officer of the Bank and as Vice President and Chief Executive Officer of the Company. The Board of Directors believes that Mr. Marhefka's management skills and local market experience will enable him to guide the Company and the Bank through a reorganization process which will improve operating results through implementation of a revised business plan. As President and Chief Executive Officer of Annapolis Bancshares, Inc. and Bank of Annapolis, he successfully guided those companies from their inception in 1988 through more than eight years of steady growth and strong continually increasing earnings performance before they merged with Sandy Spring Bancorp, Inc. In March 1997, Mr. Marhefka hired Russell J. Grimes, Jr., who was appointed as Senior Vice President, Chief Financial Officer and Treasurer of the Bank and Chief Financial Officer and Treasurer of the Company. Mr. Grimes was formerly Vice President, Chief Financial Officer and Treasurer of Annapolis Bancshares, Inc. and Bank of Annapolis and was instrumental in implementing several successful financial strategies with those firms. In April 1997, the Board appointed Stanley H. Katsef as a Director and Vice Chairman of the Board. In addition to his role as a Director, Mr. Katsef is an employee who assists the Board and Mr. Marhefka with business development, public relations, and management strategy issues. Mr. Katsef was formerly Chairman of the Board of Annapolis Bancshares, Inc. and Bank of Annapolis. For additional information on these officers, see "The Board of Directors and Management of the Bank -- Biographical

Information." Additionally, the Board of Directors adopted a requirement that, in order to assure a high level of commitment to the Company and the Bank, all Directors must own at least $100,000 of the Company's common stock. Following the imposition of this requirement, the composition of the Board of Directors changed during April 1997. In addition to Messrs. Marhefka and Katsef, two additional Directors who also have long-standing ties to Anne Arundel County were added.

         The reconstituted Board of Directors and senior management team are in the process of implementing a revised business strategy designed to enhance stockholder value. This strategy includes the following components:

         o Consolidating the Bank's branch network to include fewer branch locations and to reduce operating expenses.

         o Reducing non-performing assets by implementing more stringent underwriting criteria and more aggressive collection procedures, and increasing secured real estate lending.

         o Reducing interest expense by retiring $1.1 million of Company debt with a portion of the Offering proceeds.

         o Fostering support for the Bank by increasing the local ownership of the Company by marketing the Offering to a large number of buyers within the Bank's local community.

         o Restructuring internal bank operations to attain operating efficiencies and cost reductions.

         o Increasing net interest income by expanding the loan and deposit portfolios; the additional capital provided by the Offering will support such growth by enabling the Bank to continue to comply with regulatory capital requirements.

         o Increasing non-interest income though expanding origination and sale of fixed-rate one- to four-family residential mortgage loans and other fee income.

         In implementing its revised business strategy, the Company recorded a one-time restructuring expense of $830,000 for the three months ended March 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Comparison of Operating Results for the Three Months Ended March 31, 1997 and 1996."

         The Company's principal executive office is located at 180 Admiral Cochrane Drive, Suite 300, Annapolis, Maryland 21401 and its telephone number is
(410) 224-4455.

                                  THE OFFERING


Common Stock Offered..................................................          A minimum of  333,334 shares.
                                                                                A maximum of 833,334 shares.


Common Stock to be outstanding after the Offerings....................          1,812,306 shares at the minimum.
                                                                                2,312,306 shares at the maximum.


Use of Proceeds........................................................         To make a capital contribution to
                                                                                the Bank, to increase the Bank's tier
                                                                                1 capital and thereby support
                                                                                managed and controlled growth, to
                                                                                retire Company debt of $1.1
                                                                                million, and for general corporate
                                                                                purposes.  See "Use of Proceeds."

Dilution...............................................................         Upon completion of the Offering,
                                                                                there will be an immediate dilution
                                                                                to investors in the Offering of the
                                                                                net tangible book value per share of
                                                                                Common Stock.  See "Dilution."

Risk Factors...........................................................         Prospective investors in the
                                                                                Common Stock should read
                                                                                carefully the information discussed
                                                                                under the heading "Risk Factors."

Reserved Nasdaq SmallCap Market Symbol.................................         "ANNB"

Subscription Procedures................................................         Shares may be subscribed for by
                                                                                delivering the Stock Order Form
                                                                                attached hereto             ,
                                                                                completed and executed, to the
                                                                                Stock Information Center,
                                                                                established by the Agent, on or
                                                                                before the Expiration Date.  The
                                                                                address of the Stock Information
                                                                                Center is 180 Admiral Cochrane
                                                                                Drive, Suite 300, Annapolis,
                                                                                Maryland  21401.  See "The
                                                                                Offering -- How to Subscribe."

                  SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA


         The selected financial and other data of the Company, at or for the years ended December 31, 1996, 1995, 1994, set forth below is derived in part from, and should be read in conjunction with, the Financial Statements of the Company and Notes thereto as of December 31, 1996, and for each of the two years in the period ended December 31, 1996 presented elsewhere in this Prospectus. Financial information at March 31, 1997, and for the three month periods ended March 31, 1997 and 1996 is derived from unaudited financial data, but in the opinion of management, reflects all adjustments (including a one time charge related to certain restructuring expenses) which are necessary to present fairly the results for such interim periods. Interim results at and for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The Company did not pay any cash dividends in any of the periods set forth.



                                                              AT MARCH 31,                     YEARS ENDED DECEMBER 31,
                                                       ---------------------------   ---------------------------------------------
                                                           1997           1996           1996           1995             1994
                                                       ------------   ------------   ------------   -------------    -------------
                                                                                 (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:

      Total assets...................................       $98,139        $95,871       $100,227         $95,296          $75,859
      Total loans, net of deferred fees and costs....        69,604         59,015         69,565          56,653           57,337
      Total deposits.................................        83,557         83,574         87,106          82,096           66,118
      Securities sold under agreements to
        repurchase...................................         7,142          6,011          6,345           6,970            4,741
      Note payable(1)................................         1,023            945          1,003             925            4,004
      Total stockholders' equity.....................         5,863          5,133          5,471           5,046              760




                                                              AT OR FOR THE                       AT OR FOR THE YEARS
                                                           THREE MONTHS ENDED                     ENDED DECEMBER 31,
                                                       ---------------------------   ---------------------------------------------
                                                           1997           1996           1996           1995             1994
                                                       ------------   ------------   ------------   -------------    -------------
                                                                                 (DOLLARS IN THOUSANDS)
SELECTED OPERATING DATA:

  Interest income....................................        $1,987         $1,947         $8,021          $7,651           $5,552
  Interest expense...................................           754            855          3,362           3,099            2,260
                                                             ------         ------         ------          ------          -------
  Net interest income................................         1,233          1,092          4,659           4,552            3,292
  Provision for loan losses..........................           237             50            452             318              300
                                                             ------         ------         ------          ------          -------
  Net interest income after
    provision for  loan losses.......................           996          1,042          4,207           4,234            2,992
  Restructuring expense(2)...........................           830              -              -               -                -
  Other income.......................................           165            124            588             521              394
  Operating expense..................................         1,067          1,052          4,372           3,957            3,313
                                                             ------         ------         ------          ------          -------
  Income (loss) before income taxes..................          (736)           114            423             798               73
  Income tax benefit (expense)(3)....................         1,120              -              -              (6)               -
                                                             ------         ------         ------          ------          -------
  Net income before minority interest in
    earnings of consolidated subsidiary.............            384            114            423             792               73
  Minority interest in earnings of
    consolidated subsidiary..........................             -              -              -               -               55
                                                             ------         ------         ------          ------          -------
  Net income.........................................        $  384         $  114         $  423          $  792          $    18
                                                             ======         ======         ======          ======          =======
                                                                                                             (Footnotes on page 9)


                                                              AT OR FOR THE                       AT OR FOR THE YEARS
                                                           THREE MONTHS ENDED                     ENDED DECEMBER 31,
                                                       ---------------------------   ---------------------------------------------
                                                           1997           1996           1996           1995             1994
                                                       ------------   ------------   ------------   -------------    -------------
PER COMMON SHARE DATA:

  Earnings per share.................................        $0.26          $0.08          $0.29           $0.57            $0.03
  Tangible book value per share......................         3.78           2.87           3.17            2.78            (0.58)
  Book value per share...............................         3.96           3.47           3.70            3.41             1.40
  Number of shares of Common Stock
    outstanding, at period-end.......................    1,478,972      1,478,972      1,478,972       1,478,972          541,300
RATIOS:

  Return on average assets(4)........................         1.61%          0.49%          0.44%           0.94%            0.03%
  Return on average stockholders' equity(4)..........        27.38%          8.94%          7.98%          19.26%            1.97%
  Average stockholders' equity to
    average total assets.............................         5.87%          5.44%          5.46%           4.88%            1.30%
  Other income to average assets.....................         0.69%          0.53%          0.60%           0.62%            0.56%
  Operating expenses to average assets(5)............         7.94%          4.49%          4.50%           4.70%            4.71%
  Efficiency ratio(6)................................       135.69%         86.51%         83.34%          78.00%           89.88%
  Interest rate spread...............................         4.98%          4.48%          4.68%           5.29%            4.74%
  Net interest margin(7).............................         5.47%          4.94%          5.10%           5.73%            4.98%
  Ratio of interest-earning assets to interest-bearing
  liabilities........................................       113.10%        110.57%        111.20%         111.05%          106.89%
  Non-performing loans to total loans................         3.74%          1.39%          2.87%           3.03%            1.26%
  Non-performing loans less SBA guarantees to total
  loans..............................................         1.95%          1.39%          1.20%           3.03%            1.26%
  Allowance for loan losses to non-performing loans..        38.76%         70.29%         38.35%          35.98%           95.15%
  Allowance for loan losses to non-performing loans
  less SBA guarantees................................        74.46%         70.29%         91.84%          35.98%           95.15%
  Non-performing loans to total assets...............         2.65%          0.85%          1.99%           1.80%            0.95%
  Non-performing loans less SBA guarantees to total
  assets.............................................         1.38%          0.85%          0.83%           1.80%            0.95%
  Total non-performing assets to total assets........         2.80%          1.37%          2.13%           2.32%            1.57%
  Total non-performing assets less SBA guarantees to
  total assets.......................................         1.52%          1.37%          0.97%           2.32%            1.57%
  Total non-performing assets to total loans.........         3.94%          2.23%          3.07%           3.90%            2.08%
  Total non-performing assets less SBA guarantees to
  total loans........................................         2.15%          2.23%          1.40%           3.90%            2.08%
  Capital ratios(8)(9):
    Tier 1 risk-based capital........................         7.33%          7.71%          7.46%           7.68%           (0.12)%
    Total risk-based capital.........................         8.56%          8.74%          8.68%           8.83%            1.13%

                                                                                                        (Footnotes on next page)


----------
(1)      Includes accrued interest payable.


(2) The Company recorded a one time restructuring expense of $830,000 for the three months ended March 31, 1997 resulting from implementation of a revised business strategy by the Board of Directors and senior management in February 1997. The increase in expense includes a reduction of approximately $471,000 relating to the intangible assets acquired in the June 1990 acquisition of Gibraltar, severance payments and benefits of $136,000, branch consolidation expense of $119,000, expense of $50,000 related to the termination of a planned de novo bank organization in accordance with Mr. Marhefka's employment agreement and various other expenses of $54,000.


(3) The benefit is attributable to a one time recognition of a deferred tax adjustment in the amount of $1.1 million as a result of the Company recording the tax effect of approximately $2.4 million of net operating loss carryforwards and other deferred tax assets.

(4) At March 31, 1997, the return on average assets and the return on average stockholders' equity increased mainly due to a one time adjustment to record the tax benefit of $1.1 million relating to the deferred tax asset.

(5) The increase in the operating expenses to average assets ratio for the period ended March 31, 1997 was due to $830,000 of restructuring costs incurred in this period.

(6) The efficiency ratio represents noninterest expense less (gain) loss on foreclosed real estate divided by noninterest income plus net interest income before provision for estimated loan losses. The increase in the efficiency ratio for the period ended March 31, 1997 was due to $830,000 of restructuring costs incurred in this period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Operating Results for the Three Months Ended March 31, 1997 and 1996."


(7) The net interest margin represents net interest income as a percent of average interest-earning assets.

(8) Ratios are for the Company and reflect debt owed by the Company to the Principal Stockholder. The capital of the Company and the capital of the Bank differ by the amount of the debt at the Company level. The Company intends to retire this debt using a portion of proceeds of the Offering. See "Use of Proceeds. For a discussion of the Bank capital ratios, see "Regulation and Supervision - Federal Banking Regulations - Capital Requirements."

(9) In 1994, Tier 1 risk-based capital and total risk-based capital were reduced due to debt in an aggregate amount of $4.0 million (including accrued interest) due to the Principal Stockholder from the Company that did not count towards capital at the Company level. In 1995, $3.2 million of this debt was converted to equity representing 907,143 shares of stock. See "Business Background".

                               RECENT DEVELOPMENTS

         The selected financial and other data of the Company, at or for the year ended December 31, 1996, set forth below is derived in part from, and should be read in conjunction with, the Financial Statements of the Company and Notes thereto as of December 31, 1996, and for each of the two years in the period ended December 31, 1996 presented elsewhere in this Prospectus. Financial information at and for the three and six month periods ended June 30, 1997 and 1996 are derived from unaudited financial data, but in the opinion of management, reflect all adjustments which are necessary to present fairly the results for such interim periods. Interim results at and for the three and six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The Company did not pay any cash dividends in any of the periods set forth.



                                                            AT JUNE 30, 1997                AT DECEMBER 31, 1996
                                                       ---------------------------     -------------------------------
                                                                           (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:

      Total assets...................................            $111,453                            $100,227
      Total loans, net of deferred fees and costs....              75,220                              69,565
      Total deposits.................................              95,719                              87,106
      Securities sold under agreements to
        repurchase...................................               8,021                               6,345
      Note payable(1)................................               1,043                               1,003
      Total stockholders' equity.....................               6,144                               5,471



                                                           AT OR FOR THE THREE            AT OR FOR THE SIX MONTHS
                                                          MONTHS ENDED JUNE 30,                ENDED JUNE 30,
                                                       ---------------------------     -------------------------------
                                                            1997           1996           1997               1996
                                                       --------------   ----------     -----------       -------------
                                                                           (DOLLARS IN THOUSANDS)
SELECTED OPERATING DATA:

  Interest income....................................          $2,260       $1,941          $4,247              $3,888

  Interest expense...................................             893          848           1,647               1,703
                                                               ------       ------          ------              ------
  Net interest income................................           1,367        1,093           2,600               2,185

  Provision for loan losses..........................              82           65             319                 115
                                                               ------       ------          ------              ------
  Net interest income after
    provision for  loan losses.......................           1,285        1,028           2,281               2,070

  Restructuring expense(2)...........................              --           --             830                  --

  Other income.......................................             204          152             369                 277

  Operating expense..................................           1,074        1,054           2,141               2,106
                                                                -----        -----           -----               -----
  Income (loss) before income taxes..................             415          126            (321)                241

  Income tax benefit (expense)(3)....................            (141)           0             978                   0
                                                                  ---            -             ---                   -
  Net income before minority interest in
    earnings of consolidated subsidiary.............              274          126             657                 241

  Minority interest in earnings of
    consolidated subsidiary..........................              --           --              --
                                                                 ----         ----            ----
  Net income.........................................            $274         $126            $657                $241
                                                                 ====         ====            ====                ====
                                                                                                (Footnotes on page 12)

                                                           AT OR FOR THE THREE                AT OR FOR THE SIX
                                                          MONTHS ENDED JUNE 30,             MONTHS ENDED JUNE 30,
                                                       ---------------------------     -------------------------------
                                                            1997           1996           1996               1995
                                                       --------------   ----------     -----------    ----------------
PER COMMON SHARE DATA:

  Earnings per share.................................        $0.19        $0.09           $0.44               $0.16

  Tangible book value per share......................         3.76         2.98            3.76                2.98

  Book value per share...............................         4.15         3.56            4.15                3.56

  Number of shares of Common Stock
    outstanding, at period-end.......................    1,478,972    1,478,972       1,478,972           1,478,972

RATIOS:

  Return on average assets(4)........................         1.05%        0.52%           1.32%               0.51%

  Return on average stockholders' equity(4)..........        18.92%        9.72%          23.13%               9.25%

  Average stockholders' equity to
     average total assets............................         5.56%        5.34%           5.69%               5.46%

  Other income to average assets.....................         0.78%        0.63%           0.74%               0.58%

  Operating expenses to average assets(5)............         4.12%        4.34%           5.12%               4.42%

  Efficiency ratio(6)................................        68.36%       84.65%         100.07%              85.54%

  Interest rate spread...............................         5.09%        4.41%           5.10%               4.51%

  Net interest margin(7).............................         5.55%        4.80%           5.55%               4.91%

  Ratio of interest-earning assets to interest-
    bearing liabilities..............................       112.75%      110.52%         112.91%             110.53%

  Non-performing loans to total loans................         2.12%        1.84%           2.12%               1.84%

  Non-performing loans less SBA guarantees
     to total loans..................................         1.13%        1.40%           1.13%               1.40%

  Allowance for loan losses to non-performing loans..        67.94%       54.84%          67.94%              54.84%

  Allowance for loan losses to non-performing loans
      less SBA guarantees............................       127.48%       72.24%         127.43%              72.24%

  Non-performing loans to total assets...............         1.43%        1.17%           1.43%               1.17%

  Non-performing loans less SBA guarantees
     to total assets.................................         0.76%        0.89%           0.76%               0.89%

  Total non-performing assets to total assets........         1.47%        1.67%           1.47%               1.67%

  Total non-performing assets less SBA guarantees
     to total assets.................................         0.81%        1.39%           0.81%               1.39%

  Total non-performing assets to total loans.........         2.18%        2.63%           2.18%               2.63%

  Total non-performing assets less SBA guarantees
     to total loans..................................         1.20%        2.19%           1.20%               2.19%

  Capital ratios(8)(9):

    Tier 1 risk-based capital........................         7.78%        7.65%           7.78%               7.65%

    Total risk-based capital.........................         9.03%        8.74%           9.03%               8.74%

                                                                                           (Footnotes on next page)

----------
(1)      Includes accrued interest payable.

(2) The Company recorded a one time restructuring expense of $830,000 for the three months ended March 31, 1997 resulting from implementation of a revised business strategy by the Board of Directors and senior management in February 1997. The increase in expense includes a reduction of approximately $471,000 relating to the intangible assets acquired in the June 1990 acquisition of Gibraltar, severance payments and benefits of $136,000, branch consolidation expense of $119,000, expense of $50,000 related to the termination of a planned de novo bank organization in accordance with Mr. Marhefka's employment agreement and various other expenses of $54,000.

(3) The benefit was attributable to a one time recognition of a deferred tax adjustment in the amount of $1.1 million as a result of the Company recording the tax effect of approximately $2.4 million of net operating loss carryforwards and other deferred tax assets.

(4) At June 30, 1997, the return on average assets and the return on average stockholders' equity increased mainly due to a one time adjustment to record the tax benefit of $1.1 million relating to the deferred tax asset.

(5) The increase in the operating expenses to average assets ratio for the six month period ended June 30, 1997 was due to $830,000 of restructuring costs incurred in this period.

(6) The efficiency ratio represents noninterest expense less (gain) loss on foreclosed real estate divided by noninterest income plus net interest income before provision for estimated loan losses. The increase in the efficiency ratio for the six month period ended June 30, 1997 was due to $830,000 of restructuring costs incurred in this period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Operating Results for the Three Months Ended March 31, 1997 and 1996."

(7) The net interest margin represents net interest income as a percent of average interest-earning assets.

(8) Ratios are for the Company and reflect debt owed by the Company to the Principal Stockholder. The capital of the Company and the capital of the Bank differ by the amount of the debt at the Company level. The Company intends to retire this debt using a portion of proceeds of the Offering. See "Use of Proceeds." For a discussion of the Bank capital ratios, see "Regulation and Supervision - Federal Banking Regulations - Capital Requirements."

(9) In 1994, Tier 1 risk-based capital and total risk-based capital were reduced due to debt in an aggregate amount of $4.0 million (including accrued interest) due to the Principal Stockholder from the Company that did not count towards capital at the Company level. In 1995, $3.2 million of this debt was converted to equity representing 907,143 shares of stock. See "Business - Background.".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS:

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1997 AND DECEMBER 31, 1996.

         Total assets at June 30, 1997 were $111.5 million an increase of $11.3 million or 11.27% from total assets at December 31, 1996 of $100.2 million. The increase was primarily due to an increase in federal funds sold and securities purchased under agreements to resell of $5.5 million or 5.48%, net loan growth of $5.3 million or 5.29% of total assets, and investment securities of $2.0 million or 2.0%.

         Net loans receivable at June 30, 1997 were $74.1 million, an increase of $5.3 million or 7.7% from net loans receivable of $68.8 million at December 31, 1996. The increase was due to a $2.0 million or 2.9% increase in commercial loans and $4.0 million or 5.8% increase in loans secured by real estate.

         The allowance for loan losses increased $316,000 or 41.31% to $1.1 million at June 30, 1997 from $765,000 at December 31, 1996. The increase in the allowance for loan losses was due primarily to additional reserves on specific commercial loans that management has identified and believes may become non-performing. Management makes periodic provisions to the allowance for loan losses to maintain the allowance at an acceptable level commensurate with management's assessment of the credit risk inherent in the loan portfolio.

         At March 31, 1997, 59.46% of the Company's non-performing assets were represented by three individual borrowers. Since that date two of these non-performing assets have been resolved and the third is in the process of resolution. The guaranteed portion of two loans were repaid by the SBA resulting in no additional losses to the Bank. The third loan was placed on accrual status and the real estate collateralizing the loan is under a contract of sale which is expected to result in the repayment of the loan in full by the end of the third quarter of 1997. Additionally, the Company is currently receiving interest payments on the loan.

         Intangible assets decreased $529,000 or 67.13% due to management's analysis of the intangible assets related to the June 1990 acquisition of Gibraltar and amortization of $58,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of Operating Results for the Three Months Ended March 31, 1997 and 1996 -- Operating Expenses."

         Deferred income taxes increased $978,000 from zero as a result of the Company recording the tax effect of net operating loss carryforwards and other deferred tax assets. The Company recorded a federal tax expense of $141,000 for the quarter ended June 30, 1997, an effective federal tax rate of 34%, which reduced deferred income taxes from $1.1 million at March 31, 1997 to $978,000 at June 30, 1997.

         Deposits of $95.6 million at June 30, 1997 represent an $8.6 million or 9.89% increase from December 31, 1996 deposits of $87.1 million. The increase was due in part to a $13.1 million or 14.94% increase in certificates of deposit and a $1.3 million or 1.29% increase in demand deposit accounts, offset by a decrease of $4.7 million or 5.40% in NOW accounts and a $1.2 million or 1.38% decrease in savings accounts.

         Stockholders' equity increased $674,000 during the first six months of 1997 as a result of an increase in net retained earnings of $658,000 and a decrease of $16,000 in the unrealized loss on investments in available for sale securities.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996.

         General. Net income for the six months ended June 30, 1997 totaled $658,000 or $0.44 per share as compared to $241,000 or $0.16 per share for the six months ended June 30, 1996. The increase in net income can be attributed mainly to a one time recognition of a deferred tax adjustment in the amount of $1.1 million at March 31, 1997 as a result of the Company recording the tax effect of net operating loss carryforwards and other deferred tax assets. The increase was partially offset by accrued federal income taxes of $141,000 and a $830,000 one time restructuring expense resulting from the revised business strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of Operating Results for the Three Months Ended March 31, 1997 and 1996 -- Operating Expenses." At June 30, 1997, the net interest margin increased to 5.55% from 4.91% at June 30, 1996. The increase in the net interest margin was the result of an increase in the average balances of loans receivable offset by a decrease in the average balance of investment securities.

         Net interest income. Net interest income increased $415,000 or 19.0% for the six months ended June 30, 1997 to $2.6 million from $2.2 million for the six months ended June 30, 1996, due primarily to an increase in interest income of $360,000 and a decrease in interest expense of $56,000.

         The increase in interest income was derived primarily from interest on loans receivable which increased $527,000 or 17.14% from $3.1 million for the six months ended June 30, 1996 to $3.6 million for the six months ended June 30, 1997. This increase was due primarily to an increase in the average balance of loans receivable from $58.6 million at June 30, 1996 to $70.7 million at June 30, 1997 offset by a decrease of $183,000 or 35.12% in interest on investment securities as a result of a decrease in the average balance of $7.9 million or 39.70% from $19.9 million at June 30, 1996 to $12.0 million at June 30, 1997.

         Interest expense decreased $56,000 or 3.29% for the six months ended June 30, 1997 as compared to the six months ended June 30, 1996, due primarily to a decrease in the average cost of deposits from 4.22% at June 30, 1996 to 3.97% at June 30, 1997.

         Provision for Loan Losses. The provision for loan losses for the six months ended June 30, 1997 and 1996 totalled $319,000 and $115,000 respectively. The increase in the provision for loan losses at June 30, 1997 was primarily attributable to $216,000 in additional specific reserves. The specific reserves were primarily related to certain commercial loans that management believes may become non-performing. See "Business --- Lending Activities -- Non-Performing Assets."

         Other Income. Other income, which is comprised primarily of fees and charges on deposit accounts, increased $92,000 or 33.21% to $369,000 at June 30, 1997 from $277,000 at June 30, 1996. The increase in other income was primarily due to an increase in fees and charges on deposit accounts of $52,000 and mortgage banking fees of $25,000.

         Operating Expense. Operating expense increased $865,000 or 41.07% for the six months ended June 30, 1997 from $2.1 million for the six months ended June 30, 1996 to $2.9 million for the six months ended June 30, 1997. The increase in operating expense was due to a one time restructuring expense of $830,000 for the six months ended June 30, 1997 resulting from the implementation of a revised business strategy by the Board of Directors and senior management beginning in February 1997. The increase includes $471,000 of expense written off in relation to the intangible assets acquired in the June 1990 acquisition of Gibraltar, severance payments and benefits of $136,000, branch consolidation expense of $119,000, $50,000 related to the termination of a planned de novo bank organization in accordance with Mr. Marhefka's employment agreement, and various other expenses of $54,000. Data processing expense increased $61,000 or 32.80% for the six months ended June 30, 1997 from $186,000 for the six months ended June 30, 1996 to $247,000 for the six months ended June 30, 1997, due to an increase in the volume of transaction accounts.

         Income Tax Expense. The Company had approximately $2.4 million of net operating loss carryforwards at June 30, 1997. As a result, the Company recorded a net income tax benefit for the six month period ended June 30, 1997 of $978,000. The Company's federal tax rate is approximately 34%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of Operating Results for the Three Months Ended March 31, 1997 and 1996 -- Income Tax Expense."

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND
1996.

         General. Net income for the three months ended June 30, 1997 totaled $274,000 or $0.19 per share as compared to $126,000 or $0.09 per share for the three months ended June 30, 1996. The increase in net income can be attributed mainly to an increase in the net interest margin which increased to 5.55% at June 30, 1997 from 4.80% at June 30, 1996. The increase in the net interest margin was the result of an increase in the net interest income due to an increase in average balances of loans receivable offset by a decrease in the average balance of investment securities. In addition, other income increased by $52,000 and income tax expense of $141,000 was recorded.

         Net interest income. Net interest income increased $275,000 or 25.18% for the three months ended June 30, 1997 to $1.4 million from $1.1 million for the three months ended June 30, 1996, due primarily to an increase in interest income of $319,000, offset by an increase in interest expense of $44,000.

         The increase in interest income was derived primarily from interest on loans receivable which increased $350,000 or 22.79% from $1.5 million for the three months ended June 30, 1996 to $1.9 million for the three months ended June 30, 1997. This increase was due primarily to an increase in the average balance of loans receivable from $60.2 million for the three months ended June 30, 1996 to $71.9 million for the three months ended June 30, 1997. In the three month period ended June 30, 1997, the Bank recognized $47,000 of interest income on a commercial real estate loan that was previously a non-accrual loan. At June 30, 1997 the loan was less than 90 days past due. This loan is currently under a contract of sale and is expected to settle by the end of the third quarter of 1997. The increase in interest income was offset by a decrease of $97,000 or 34.04% in interest on investment securities as a result of a decrease in the average balance of $8.8 million or 40.74% from $21.6 million for the three months ended June 30, 1996 to $12.8 million for the three months ended June 30, 1997.

         Interest expense increased $44,000 or 5.18% for the three months ended June 30, 1997 as compared to the three months ended June 30, 1996, due primarily to an increase in the average volume of deposits from $82.6 million for the three months ended June 30, 1996 to $87.6 million for the three months ended June 30, 1997.

         Provision for Loan Losses. The provision for loan losses for the three months ended June 30, 1997 and 1996 totalled $82,000 and $65,000 respectively. The increase in the provision for loan losses at June 30, 1997 was attributable to an increase in the outstanding balance of the loan portfolio and management's assessment of the credit risk inherent in the loan portfolio.

         Other Income. Other income increased $52,000 or 34.21% to $204,000 for the three months ended June 30, 1997 from $152,000 for the three months ended June 30, 1996. The increase in other income was primarily due to an increase of fees and charges on deposit accounts of $38,000 and mortgage banking fees of $12,000.

         Operating Expense. Operating expense increased $21,000 or 1.99% for the three months ended June 30, 1997. The increase in operating expenses was primarily due to a $20,000 increase in compensation and related expenses and a $36,000 increase in data processing expense due to an increase in the volume of transaction accounts offset by a $14,000 decrease in amortization of intangible asset expense and other expense of $17,000. The decrease in amortization expense relates to the analysis conducted by management in the first quarter of 1997 and the resulting decrease in the intangible assets acquired in the June 1990 acquisition of Gibraltar.

         Income Tax Expense. The Company has approximately $2.4 million of net operating loss carryforwards at June 30, 1997. The Company recorded income tax expense for the three month period ended June 30, 1997 of $141,000, based on a federal tax rate of 34% which reduced the deferred tax asset established at March 31, 1997 to $978,000.

                                  RISK FACTORS

         The following risk factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors in deciding whether to purchase the Common Stock offered hereby.

DEPENDENCE ON KEY PERSONNEL


         The Company will depend to a considerable degree on the contributions of a limited number of key management personnel who will have a significant role in the development and management of the Company. In that regard, Mr. Marhefka was hired as President and Chief Executive Officer of the Bank and as Vice President and Chief Executive Officer of the Company in February 1997 to implement a revised business strategy for the Company and Bank. Shortly thereafter, Mr. Grimes was hired as Senior Vice President, Chief Financial Officer and Treasurer of the Bank and Chief Financial Officer and Treasurer of the Company and Mr. Katsef was hired as Vice Chairman of the Bank and Company. While these individuals have only been with the Company a short period of time, the continued development of the Company and Bank's business strategy depends to a large extent upon the continued employment of these key management personnel. The Bank has entered into a five year employment agreement with Mr. Marhefka. See "- Revised Business Strategy of the Bank," "The Board of Directors and Management of the Bank - Executive Compensation - Employment Agreement."


REVISED BUSINESS STRATEGY OF THE BANK


         Commencing in the fourth quarter of 1996, the Board of Directors initiated a revised business strategy in order to improve the Company's financial performance. The revised business strategy was implemented due primarily to the Company's high level of non-performing assets and operating expenses. The Board relieved certain members of senior management of their responsibilities while certain other members of senior management resigned and the Board hired key management personnel to implement its revised business strategy. The key elements of the revised strategy are: (i) consolidating the Bank's branch network and reducing operating expenses; (ii) reducing non-performing assets; (iii) reducing interest expense at the Company level;
(iv) increasing local ownership of the Company; (v) increasing operating efficiencies; (vi) expanding loan and deposit portfolios to increase net interest income; and (vii) increasing non-interest income. There can be no assurances that the Board will succeed in implementing its revised business strategy, including among other things, reducing non-performing assets or increasing operating efficiencies. The Bank's failure to achieve any of the elements of its business strategy could impair its ability to successfully implement the business strategy, which could have a material adverse effect on the Bank's results of operations and financial condition. See "Business - Revised Business Strategy."

RISKS RELATED TO COMMERCIAL REAL ESTATE, CONSTRUCTION AND CONSUMER LENDING


         Commercial real estate, construction and consumer lending generally are viewed as exposing the lender to a greater risk of loss than one- to four-family residential mortgage lending. Commercial real estate lending typically involves higher loan principal amounts and the repayment of the loans generally is dependent, in large part, on sufficient income from the properties securing such loans to cover operating expenses and debt service. Market values may vary as a result of economic events or governmental regulations outside of the control of the borrower or lender which could negatively impact the future cash flow of the affected properties. Construction and land acquisition and development lending involve additional risks attributable to the fact that funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result of the foregoing, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. Consumer loans typically have shorter terms and lower balances with higher yields as compared to one- to four-family residential mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At March 31, 1997, $18.5 million or 26.59%, $8.2 million or 11.77% and $2.3 million or 3.32% of the Bank's total loan portfolio consisted of commercial real estate loans, construction loans and consumer loans, respectively.

COMPETITION

         The Company faces substantial competition for deposits and loans throughout its market area. Competition for deposits comes primarily from other commercial banks, savings associations, credit unions, money market and mutual funds and other investment alternatives. Competition for loans comes primarily from other commercial banks, savings associations, mortgage banking firms, credit unions and other financial intermediaries. The Company faces competition for deposits and loans throughout its market area not only from local institutions but also from institutions with a regional, and in some cases, national presence. Many of these institutions are significantly larger than the Bank, and therefore have greater financial and marketing resources than those of the Bank. See "Business - Market Area and Competition."

REGULATION

         The Company and the Bank operate in a highly regulated environment and are subject to supervision by several governmental regulatory agencies, including the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corp. (the "FDIC"), the Board of Governors of the Federal Reserve System (the "FRB") and the Securities and Exchange Commission ("SEC"). Laws and regulations currently applicable to the Company and the Bank may change, and there is no assurance that such changes will not adversely affect the business of the Company and the Bank. See "Regulation and Supervision."

ECONOMIC CONDITIONS

         The success of the Company and the Bank will depend, to a certain extent, upon economic and political conditions, both local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, changes in interest rates, reductions in the money supply and other factors beyond the control of the Company and the Bank may adversely affect the Bank's deposit levels and loan demand and, therefore, the earnings of the Bank and the Company. Although the Board of Directors believes that the diversified economy of Central Maryland provides the opportunity for favorable economic development in the Bank's market area, there is no assurance that favorable economic development will occur or that the Bank's expectation of corresponding growth will be achieved. A decline in the Maryland economy, and particularly the Anne Arundel County economy, could have an adverse effect on the Bank's business, including the demand for new loans, refinancing activity, the ability of borrowers to repay outstanding loans and the value of the Bank's collateral. The Bank could be adversely affected by a decline in economic conditions or real estate values in its primary service area even if conditions or values elsewhere in the United States or in Maryland remain stable or improve. See "Business -- Market Area and Competition."

INTEREST RATE RISK

         The Bank's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. Accordingly, the Bank's results of operations and financial condition are largely dependent on movements in market interest rates and its ability to manage its assets in response to such movements.

         The Bank attempts to manage fluctuations in interest rates by matching the maturities of its interest-earning assets and interest-bearing liabilities. The Bank's current strategy to reduce its sensitivity to interest rate fluctuations is to avoid the risk of concentration in its investment portfolio except as to investments in the U.S. Government or its agencies and fully insured deposits in financial institutions. The Bank intends to maintain the majority of the assets held for liquidity purposes in overnight Federal funds. The Federal funds investment is the primary source for clearing customer checks and funding loan advances and serves as the initial investment of excess funds. As such, the Bank's investment in Federal funds will fluctuate for daily cash movements and expected loan fundings. All of the loans in the Bank's portfolio are either adjustable-rate or short term fixed-rate loans with terms to maturity of 30 days to 30 years. The Bank does not engage in longer term fixed-rate portfolio lending. Any long term fixed-rate loans made by the Bank are sold in the secondary market.

         Significant fluctuations in the level of interest rates also may adversely affect the fair value of the Bank's securities and other interest-earning assets. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the carrying value of interest-earning assets which could adversely affect the Bank's results of operations if sold or, in the case of interest-earning assets classified as available for sale, the Bank's equity. Increases in interest rates also can affect the type (fixed-rate or adjustable-rate) and amount of loans originated by the Bank and the average life of loans and securities, which can adversely impact the yields earned on the Bank's loan and securities portfolio. In periods of decreasing interest rates, the average life of loans held by the Bank may be shortened to the extent increased prepayment activity occurs during such periods which, in turn, may result in the Bank investing funds from such prepayments in lower yielding assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk."

ABSENCE OF MARKET FOR COMMON STOCK

         There is currently no established active public trading market for the Company's Common Stock. As of June 19, 1997, the Company's Common Stock was held by approximately 86 holders of record. The Company has received conditional approval to have its Common Stock quoted on The Nasdaq SmallCap Market under the symbol "ANNB" upon completion of the Offering. However, there can be no assurance that an active and liquid trading market for the Common Stock will develop, or, once developed, will continue, nor can there be any assurances that holders of the Common Stock will be able to sell their shares at or above the price per share in the Offering. Due to the relatively small size of the Offering, a stockkholder base sufficiently large enough to create an active trading market may not develop and, if developed, may not be maintained. The absence or discontinuance of a market for the Common Stock may have an adverse impact on both the price and liquidity of the Common Stock. In addition, the stock market has on occasion experienced extreme price and volume fluctuation. These broad market fluctuations may adversely affect the market price for the Company's Common Stock and could result in losses to investors. See "Market for Common Stock."

DETERMINATION OF OFFERING PRICE

         The Offering Price has been determined by the Company with the assistance of the Agent based on certain factors including recent prices of trades for the Common Stock, an evaluation of the financial condition and performance of the Company, and comparisons of the relationships between market prices, book values, and earnings per share of other financial institutions of a similar size and asset quality. The Offering Price is not based solely on recent sales prices for the Common Stock since the Common Stock is thinly traded. Accordingly, there can be no assurance that the Common Stock may be resold at or above the Offering Price. See "Market for Common Stock" and "The Offering."

VOTING CONTROL OF OFFICERS AND DIRECTORS


         Directors and executive officers of the Company currently own approximately 1,119,443 shares or 75.70% of the issued and outstanding shares of Common Stock. This includes 10,000 shares of the Common Stock attributable to Mr. Marhefka through stock options. In addition, directors and executive officers of the Company expect to purchase approximately 25,000 shares or 7.5% of the shares at the minimum or 3.0% at the maximum of Common Stock to be issued in the Offering. In particular, the Principal Stockholder currently owns 59.60% of the outstanding shares of Common Stock, and will own 48.64% or 38.12% of such shares upon completion of the Offering based upon the sale of 333,334 shares and 833,334 shares, respectively. Accordingly, management's potential voting control, including the voting control of the Principal Stockholder, will continue to have a significant influence over the affairs of the Company and the Bank. Such concentration of ownership may have the effect of delaying, deferring or preventing takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management. See "The Board of Directors and Management of the Bank Security Ownership of Management." In addition, the Company's Amended Articles of Incorporation do not permit stockholders to cumulate their votes in the election of directors, which could impair stockholders holding a small number of shares from effectively participating in the election of the Company's directors. See "The Board of Directors and Management of the Bank - Security Ownership of Management."


DILUTION

         Upon completion of the Offering, there will be an immediate dilution to investors in the Offering of the net tangible book value per share of Common Stock of $1.97 per share based on the sale of a minimum of 333,334 shares at $6.00 per share and of $1.61 per share based on the sale of a maximum of 833,334 shares at $6.00 per share. The offering price is substantially greater than the price of the Common Stock sold in the last stock offering by the Company in January 1995, which included the sale of 907,143 shares of Common Stock to the Principal Stockholder in exchange for a portion of a $3.2 million debt owed to the Principal Stockholder by the Company. The average price per share paid by existing stockholders was $5.95. See "Dilution" and "Business - Background."

ADEQUACY OF ALLOWANCE FOR LOAN LOSSES

         In originating loans, there is a substantial likelihood that loan losses will be experienced. The risk of loss varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Management maintains an allowance for loan losses based on, among other things, industry standards, management's experience, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectability of the loan portfolio and provides for loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectability is considered questionable.

         As of March 31, 1997, the allowance for loan losses was $1.0 million, which represented 1.45% of total loans and 38.76% of non-performing loans. Non-performing loans totaled $2.6 million as of March 31, 1997, including $1.2 million of SBA guaranteed loans. Of this amount, approximately $701,000 represents the guaranteed portion of an SBA guaranteed commercial loan which was repaid in full in April 1997. The Company reviews the allowance for loan losses on a monthly basis and provides increases in the allowance, if necessary.

         The Bank actively manages past due and non-performing loans in an effort to minimize credit losses and monitor asset quality to maintain an adequate loan loss allowance. Although management believes the Bank's allowance for loan losses is adequate, there can be no assurance the allowance will prove sufficient to cover future loan losses. Further, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to the Bank's non-performing or performing loans. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to make additional provisions for loan losses based upon judgments different from those of management. Accordingly, there can be no assurance that the allowance for loan losses will be adequate to cover loan losses or that significant increases to the allowance will not be required in the future. Material additions to the Bank's allowance for loan losses would negatively affect the Company's earnings. See "Business-Lending Activities --Allowance for Loan Losses."

DIVIDENDS ON COMMON STOCK

         The Company has not paid any cash dividends on its Common Stock and does not presently anticipate paying cash dividends in the foreseeable future. The availability of funds for distribution to stockholders will depend substantially on the earnings of the Bank and its ability to pay dividends to the Company. Even if earnings are available, the Bank's payment of dividends is restricted by federal regulations. See "Dividends" and "Regulation and Supervision--Holding Company Regulation--Federal Regulation" and "- Federal Banking Regulations - Limitations on Capital Distributions".

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Common Stock offered hereby are estimated to be approximately $1.7 million at the minimum and $4.6 million at the maximum after deducting the Underwriting fees and estimated expenses of the Offering of $293,000 at the minimum and $443,000 at the maximum at the initial public offering price of $6.00 per share.


         The Company intends to use the net proceeds of this offering as follows: (i) to repay a $1.1 million Company debt owed to the Principal Stockholder which matures on December 31, 1997 and bears interest at the WSJ prime rate plus 1.0%, (ii) to make a capital contribution of $600,000 at the minimum and $3.5 million at the maximum to the Bank to increase the Bank's tier 1 capital, to support managed and controlled growth, and for general corporate purposes.

                             MARKET FOR COMMON STOCK

         Prior to this Offering, there has been no established active public trading market for the Common Stock. The Company anticipates that, following the Offering, the Common Stock will be traded on the Nasdaq SmallCap Market under the symbol "ANNB." As of June 19, 1997, there were 1,478,972 shares of Common Stock outstanding held by 86 stockholders of record. Although under no obligation to do so, Keefe, Bruyette & Woods, Inc. has advised the Company that, upon completion of the Offering, it intends to make a market in the Common Stock, subject to market conditions. However, an active public trading market will depend upon the presence in the marketplace of both willing buyers and willing sellers at any given time. Due to the relatively small size of the Offering, it is unlikely that a stockholder base sufficiently large to create an active trading market will develop and, if developed, be maintained. Therefore, a purchaser of the Common Stock should have a long-term investment intent and should recognize that the absence or discontinuance of an active trading market may make it difficult to sell the Common Stock after the Offering and may have an adverse effect on the price of the Common Stock. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company or any market maker. The number of active buyers and sellers of the Common Stock at any particular time may be limited. Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares on short notice and should not view the Common Stock as a short-term investment.

         See "The Offering" for information concerning the factors considered in determining the Offering Price. There can be no assurance that the Common Stock will trade at higher than the Offering Price subsequent to the Offering.


         There has been limited trading of the Common Stock. Management has reviewed available Company records of purchases and sales of Common Stock and, according to such records, there have been six trades since January 1997 involving, in the aggregate, 225,690 shares of Common Stock, all of which traded at $5.00 per share. Each of the six trades involved directors or officers of the Company. Management is aware of one additional trade of 10,000 shares since January 1997, the terms of which are unavailable, which did not involve a director or officer of the Company.


                                    DIVIDENDS

         The holders of Common Stock are entitled to receive cash dividends when and if declared by the Board of Directors of the Company out of funds legally available therefor. The Company has not declared or paid cash dividends in the past and expects that in the foreseeable future it will retain all future earnings for the growth and development of its business. The primary source of funds available to the Company is the payment of dividends by the Bank. Regulations limit the amount of dividends that may be paid by the Bank to the Company and by the Company to its stockholders without the prior approval of the OCC and the FRB, respectively. See "Regulation and Supervision - Holding Company Regulation - Federal Regulation" and "--Federal Banking Regulations--Limitation on Capital Distributions."

                                    DILUTION


         The net tangible book value of the Common Stock at March 31, 1997 was $3.78 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the Offering at an initial public offering price of $6.00 per share, and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company at March 31, 1997 would have been $7.6 million, or $4.03 per share of Common Stock in the event that 333,334 shares are sold or $10.4 million, or $4.39 per share of Common Stock in the event that 833,334 shares are sold. This would represent an immediate increase in net tangible book value per share of $0.25 at the minimum and $0.61 at the maximum to the existing stockholders of the Company and an immediate dilution in net tangible book value per share of $1.97 at the minimum and $1.61 per share at the maximum to new investors at the assumed initial public offering price. The following illustrates this dilution per share:


                                                                            Minimum                     Maximum
                                                                       -----------------         ---------------------
Initial public offering price per share...............................       $6.00                        $6.00
     Net tangible book value as of March 31, 1997.....................       $3.78                        $3.78
     Increase in net tangible book value per share attributable
        to new investors..............................................       $0.25                        $0.61
Pro forma net tangible book value after the Public Offering...........       $4.03                        $4.39
Dilution to new investors.............................................       $1.97                        $1.61



         The following table summarizes, on a pro forma basis, as of March 31, 1997, the relative investments of the existing stockholders of the Company and new investors in the Company, after giving effect to an offering of a minimum of 333,334 shares and a maximum of 833,334 shares at $6.00 per share:



                                           SHARES PURCHASED             TOTAL CONSIDERATION
                                      --------------------------   ------------------------------     AVERAGE PRICE
                                        NUMBER        PERCENT          AMOUNT          PERCENT          PER SHARE
                                      -------------   ----------   ----------------   -----------     -------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Existing stockholders.............     1,478,972        81.61%      $ 8,795,852 (1)     81.47%            $5.95
New investors (at minimum)........       333,334        18.39         2,000,004         18.53              6.00
                                         -------        -----         ---------         -----              ----
     Total (at minimum)...........     1,812,306       100.00%      $10,795,856        100.00%            $5.96

Existing stockholders.............     1,478,972        63.96%      $ 8,795,852 (1)     63.76%            $5.95
New investors (at maximum)........       833,334        36.04         5,000,004         36.24              6.00
                                         -------        -----         ---------         -----              ----
     Total (at maximum)...........     2,312,306       100.00%      $13,795,856        100.00%            $5.97

----------
(1) Includes non-cash consideration of $3,175,000 in which shares issued to the Principal Stockholder were exchanged for retirement of a principal portion of debt owed to the stockholder by the Company. See "Business - Background."

                                 CAPITALIZATION

         The following table sets forth the actual capitalization of the Company at March 31, 1997 and as adjusted as of that date to give effect to sale by the Company of a minimum of 333,334 shares and a maximum of 833,334 shares of Common Stock at the Offering Price of $6.00 per share offered hereby. The information below should be read in conjunction with the Financial Statements and the Notes thereto, which are included elsewhere herein.

                                                                             AT MARCH 31, 1997
                                                        ------------------------------------------------------------
                                                                              AS ADJUSTED            AS ADJUSTED
                                                                            BASED ON SALE OF      BASED ON SALE OF
                                                                              A MINIMUM OF          A MAXIMUM OF
                                                                           333,334 SHARES AT      833,334 SHARES AT
                                                            ACTUAL          $6.00 PER SHARE        $6.00 PER SHARE
                                                        ---------------    ------------------ ----------------------
Common stock of the Company, $0.01 par
   value (10,000,000 shares authorized, 1,478,972
   shares issued and outstanding, a minimum of
   1,812,306 and a maximum of 2,312,306 shares
   issued and outstanding, as adjusted).............       $    15               $    18                $    23
Additional paid-in capital..........................         8,634                10,338                 13,183
Retained earnings (deficit).........................        (2,778)               (2,778)                (2,778)
Unrealized loss on investments in available
 for sale securities................................            (8)                   (8)                    (8)
                                                           -------               -------                -------
Total stockholders' equity..........................       $ 5,863               $ 7,570                $10,420

Bank Regulatory Capital Ratios(1):

  Tier 1 risk-based capital.........................          9.00%                10.01%                 14.49%
  Total risk-based capital..........................         10.25%                11.26%                 15.74%
  Leverage capital..................................          5.99%                 6.66%                  9.65%

Stockholders' equity to total assets................          5.97%                 7.71%                 10.62%

----------
(1) Bank regulatory ratios assume repayment of approximately $1,064 million of debt at the Company level, estimated commissions to be paid to the agents of $93,000 and $243,000 at the minimum and maximum, and offering expenses of approximately $200,000.

                 ANNAPOLIS NATIONAL BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
            AND THE THREE MONTH PERIODS ENDED MARCH 31, 1997 AND 1996

                                                                       UNAUDITED
                                                                       MARCH 31,                      DECEMBER 31,
                                                                  1997         1996                1996           1995
                                                               ---------  --------------       ------------  -------------
                                                                                 (DOLLARS IN THOUSANDS)
INTEREST INCOME
Loans.........................................................    $1,716          $1,539             $6,481         $6,380
Investment securities.........................................       150             237                975            714
Federal funds sold and securities purchased
  under agreement to resell...................................       121             171                565            557
                                                                  ------          ------             ------         ------
    Total interest income.....................................     1,987           1,947              8,021          7,651
                                                                  ------          ------             ------         ------

INTEREST EXPENSE
 Certificates of deposit, $100,000 or more....................        47              68                238            207
 Other deposits...............................................       634             715              2,814          2,582
 Securities sold under agreements to repurchase...............        54              52                231            214
 Interest on borrowed funds ..................................        19              20                 79             96
                                                                  ------          ------             ------         ------
         Total interest expense ..............................       754             855              3,362          3,099
                                                                  ------          ------             ------         ------
          Net interest income.................................     1,233           1,092              4,659          4,552

PROVISION FOR CREDIT LOSES (NOTE 3) ..........................       237              50                452            318
                                                                  ------          ------             ------         ------
    Net interest income after provision for credit losses.....       996           1,042              4,207          4,234
                                                                  ------          ------             ------         ------

OTHER INCOME

 Gain (loss) on sale of loans, securities, equipment,
   and other real estate owned, net...........................        95              82                (31)           104
Service charges and other.....................................        70              42                619            417
                                                                  ------          ------             ------         ------
                                                                     165             124                588            521
                                                                  ------          ------             ------         ------

OPERATING EXPENSES
Personnel.....................................................       517             557              2,219          1,939
Occupancy and equipment (Note 9)..............................       204             179                731            719
Restructuring.................................................       830               -                  -              -
Other operating expenses......................................       310             280              1,278          1,156
Amortization of intangible assets acquired (Note 5)...........        36              36                144            143
                                                                  ------          ------             ------         ------
                                                                   1,897           1,052              4,372          3,957
                                                                  ------          ------             ------         ------

       Net income, before income taxes........................       736             114                423            798
Income tax expense (Note 11)..................................     1,120               -                  -             (6)
                                                                  ------          ------             ------         ------
        Net income............................................    $  384          $  114             $  423         $  792
                                                                  ------          ------             ------         ------

Earnings per common share.....................................    $ 0.26          $ 0.08             $ 0.29         $ 0.57
                                                                  ------          ------             ------         ------

---------------------
   The accompanying notes are an integral part of these financial statements and can be found attached to the audited financial statements located elsewhere in this document.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis is intended to provide information about the financial condition and results of operation of the Company and should be read in conjunction with the Consolidated Financial Statements and the related notes thereto appearing elsewhere in this prospectus.

GENERAL

         The Company's results of operations are dependent on the operations of the Bank. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between interest income earned on its loan and investment securities portfolios and other interest-earning assets, and its cost of funds consisting of interest expense paid on its deposits and other interest-bearing liabilities. Net interest income is also affected by the relative amounts (volume) of interest-earning assets and liabilities. The Bank's net income is also impacted by its provision for loan losses, as well as other income and operating expense. Other income consists principally of gain on sale of loans, securities, equipment, other real estate owned ("OREO") and service charges on deposit accounts, while operating expense is comprised of personnel expenses, occupancy and equipment expenses, and other operating expenses. Earnings of the Bank are also impacted by general economic, competitive, and regulatory conditions, particularly changes in market interest rates, government policy, and actions of regulatory agencies.

ASSET/LIABILITY MANAGEMENT

         The Company's earnings are primarily dependent on its net interest income. Net interest income is affected by (1) the amount of interest-earning assets and interest-bearing liabilities, (2) rates of interest earned on interest-bearing assets and rates paid on interest-bearing liabilities, and (3) the difference ("interest rate spread") between rates of interest earned on interest-bearing assets and rates paid on interest-bearing liabilities. To measure the relationship of interest-earning assets and interest-bearing liabilities and their impact on net interest income, the Company maintains an asset/liability management program.

         One of the principal functions of the Company's asset/liability management program is to monitor the level to which the balance sheet is subject to interest rate risk. The goal of this program is to manage the relationship between interest-earning assets and interest-bearing liabilities to minimize the fluctuations in the net interest spread and achieve consistent growth in net interest income during periods of changing interest rates.

         Interest rate sensitivity is the relationship of differences in the amounts and repricing dates of interest-earning assets and interest-bearing liabilities. These differences, or interest rate repricing "gap," provide an indication of the extent to which net interest income could be affected by changes in interest rates. During a period of rising interest rates, a positive gap (when interest-earning assets are greater than interest-bearing liabilities) is desirable. A falling interest rate environment would favor a negative gap position (when interest-earning assets are less than interest-bearing liabilities). However, not all assets and liabilities with similar maturities and repricing opportunities will reprice at the same time or to the same degree. As a result, the Company's gap position is an indicator of the Company's interest rate risk position, but does not necessarily predict the impact on net interest income given a change in interest rate levels.

         The following table sets forth the Bank's gap position for March 31, 1997, based upon contractual repricing opportunities or maturities, with variable rate products measured to the date of the next repricing opportunity as opposed to contractual maturities. Fixed rate products are measured to contractual maturity without considering scheduled payment amortization for fixed rate loans. NOW accounts, money market and savings accounts are assumed to reprice from 0-91 days.


                                                                           AT MARCH 31, 1997
                                             -----------------------------------------------------------------------
                                                0-90         91 DAYS -        1 - 5       OVER FIVE
                                                DAYS           1 YEAR         YEARS         YEARS          TOTAL
                                             -----------    ------------   -----------   -----------    ------------
ASSETS:
     Federal Funds sold and securities
       purchased under agreements to resell...   $12,301         $     -      $      -       $     -         $12,301
     Investments..............................     5,965           2,188         1,993             -          10,146
     Loans(2)(3)..............................    48,442           8,268        10,723           231          67,664
                                                 -------          ------       -------       -------         -------
         Total Interest Earning Assets........   $66,708         $10,456       $12,716       $   231         $90,111
                                                 =======         =======       =======       =======         =======

LIABILITIES:
     Interest-bearing deposits:
         NOW accounts.........................   $16,036       $       -     $       -       $     -         $16,036
         Money market accounts................    13,551               -             -             -          13,551
         Savings accounts.....................    11,740               -             -             -          11,740
         Certificates of deposit(4)...........    10,934          17,303         3,198             -          31,435
         Repurchase agreements................     7,142               -             -             -           7,142
                                                 -------         -------      --------       -------         -------
                                                 $59,403         $17,303        $3,198       $     -         $79,904
                                                 =======         =======        ======       =======         =======

     Interest sensitivity gap.................    $7,305         $(6,847)       $9,518       $   231         $10,207
     Cumulative rate sensitivity gap..........     7,305             458         9,976        10,207               -
     Rate sensitive assets/rate
       sensitive liabilities for period.......    112.30%          60.43%       397.62%       100.00%              -
PERCENT OF TOTAL ASSETS:

     By period................................      7.44%          (6.98)%        9.70%         0.24%              -
     Cumulative...............................      7.44%           0.47%        10.17%        10.40%              -

----------

(1)      Net of Federal Reserve Bank stock.
(2)      Loans scheduled by contractual maturities, repricing.
(3)      Net of nonaccrual loans of $1.940 million.
(4)     Certificates of Deposit scheduled by contractual maturities.

         Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase, thereby causing an increase in nonperforming loans and ultimately loan losses.

ANALYSIS OF NET INTEREST INCOME

         Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

         Average Balance Sheet. The following tables set forth for the periods indicated information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, and the net yield on interest-earning assets.

                                                      THREE MONTHS ENDED                        THREE MONTHS ENDED
                                                        MARCH 31, 1997                            MARCH 31, 1996
                                             -------------------------------------    --------------------------------------
                                               AVERAGE                                AVERAGE
                                               VOLUME       INTEREST      YIELD       VOLUME          INTEREST       YIELD
                                             -----------    ---------   ----------    -----------    -----------   ---------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS:
  Interest Earning Assets:
    Federal Funds sold and securities
      purchased under agreements
      to resell...........................    $ 9,612       $   121         5.04%       $13,189         $  171        5.19%
    Investment Securities.................     11,134           150         5.39         18,197            237        5.21
    Loans(1)(2)...........................     69,349         1,716         9.90         56,960          1,539       10.81
                                              -------        ------       ------        -------         ------      ------
      Total interest-earning assets.......     90,095        $1,987         8.82        $88,346         $1,947        8.82
                                                             ======                                     ======
  Noninterest-Earning Assets:
    Cash and Due from Banks...............      3,554                                     2,882
    Other Assets..........................      1,965                                     2,410
                                               ------                                    ------
      TOTAL ASSETS........................    $95,614                                   $93,638
                                              =======                                   =======
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Interest Bearing Deposits:
    NOW Accounts..........................    $16,265         $  91         2.27%       $13,833          $  85        2.49%
    Money Market Accounts.................     14,019           119         3.44         14,603            131        3.64
    Savings Accounts......................     11,845            91         3.11          9,759             81        3.37
    Certificates of Deposit...............     29,266           380         5.27         33,855            486        5.82
    Repurchase Agreements.................      7,420            54         2.95          7,003             52        3.01
    Note payable..........................        848            19         9.09            848             20        9.56
                                               ------           ---         ----          -----            ---       -----
      Total Interest-Bearing Liabilities..     79,663          $754         3.84         79,901           $855        4.34
                                                               ====                                       ====
  Noninterest-Bearing Liabilities:
    Demand Deposit Accounts...............    $ 9,839                                   $ 8,319
    Other liabilities.....................        502                                       320
    Capital...............................      5,610                                     5,098
                                              -------                                   -------
        TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY............    $95,614                                   $93,638
                                              =======                                   =======

INTEREST RATE SPREAD......................                                  4.98%                                     4.48%
                                                                            ====                                      ====
RATIO OF INTEREST-EARNING ASSETS
  TO INTEREST-BEARING LIABILITIES.........                                113.10%                                   110.57%
NET INTEREST INCOME AND NET INTEREST
  MARGIN..................................                  $1,233          5.47%                       $1,092        4.94%
                                                            ======          ====                        ======        ====

----------
(1)      Includes loan fees.
(2)      Includes non accrual loans.

                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                             -----------------------------------------------------------------------------
                                                              1996                                   1995
                                             --------------------------------------   -----------------------------------
                                               AVERAGE                                 AVERAGE
                                                VOLUME       INTEREST       YIELD       VOLUME      INTEREST      YIELD
                                             ------------   -----------   ---------   ----------   ----------   ---------
                                                                         (Dollars in thousands)
ASSETS:
  Interest Earning Assets:
  Federal Funds sold and securities
    purchased under agreements to resell..    $10,935         $   565         5.17%      $ 9,859      $  557       5.65%
  Investment Securities...................     18,339             975         5.32        12,727         714       5.61
  Loans(1)(2).............................     62,144           6,481        10.43        56,905       6,380      11.21
                                              -------          ------       ------       -------      ------     ------
    Total interest-earning assets.........     91,418          $8,021         8.77        79,491      $7,651       9.62
                                                               ======                                 ======
  Noninterest-Earning Assets:
    Cash and Due From Banks...............      3,210                                      2,851
    Other Assets..........................      2,424                                      1,882
                                              -------                               -    -------
      TOTAL ASSETS........................    $97,052                                    $84,224
                                              =======                                    =======
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Interest Bearing Deposits:
    NOW Accounts..........................    $14,583          $  363         2.49%      $11,532       $ 284       2.46%
    Money Market accounts.................     15,819             558         3.53        13,688         528       3.86
    Savings Accounts......................     10,995             354         3.22         9,537         339       3.55
    Certificates of Deposit...............     32,207           1,776         5.51        29,095       1,638       5.63
    Repurchase Agreements.................      7,762             232         2.99         6,715         214       3.19
    Note Payable..........................        848              79         9.32         1,014          96       9.47
                                               ------            ----        -----       -------       -----      -----
      Total Interest-Bearing Liabilities..     82,214          $3,362         4.09        71,581      $3,099       4.33
                                                               ======                                 ======
  Noninterest-Bearing Liabilities:
  Demand Deposit Accounts.................    $ 9,158                                    $ 7,908
  Other Liabilities.......................        383                                        623
  Capital.................................      5,297                                      4,112
                                              -------                                    -------
      TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY..............    $97,052                                    $84,224
                                              =======                                    =======

INTEREST RATE SPREAD......................                                    4.68%                                5.29%
                                                                              ====                                 ====
RATIO OF INTEREST-EARNING ASSETS
  TO INTEREST-BEARING LIABILITIES.........                                  111.20%                              111.05%
NET INTEREST INCOME AND NET INTEREST
  MARGIN..................................                     $4,659         5.10%                   $4,552       5.73%
                                                               ======         ====                    ======       ====



                                                 FOR THE YEARS ENDED DECEMBER 31,
                                              --------------------------------------
                                                               1994
                                              --------------------------------------
                                                AVERAGE
                                                VOLUME       INTEREST       YIELD
                                              -----------    --------    -----------
                                                      (Dollars in thousands)
ASSETS:
  Interest Earning Assets:
  Federal Funds sold and securities
    purchased under agreements to resell..       $ 7,423      $  290          3.91%
  Investment Securities...................        11,190         512          4.58
  Loans(1)(2).............................        47,475       4,750         10.01
                                                 -------      ------        ------
    Total interest-earning assets.........        66,088      $5,552          8.40
                                                              ======
  Noninterest-Earning Assets:
    Cash and Due From Banks...............         2,649
    Other Assets..........................         1,644
                                                 -------
      TOTAL ASSETS........................       $70,381
                                                 =======
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Interest Bearing Deposits:
    NOW Accounts..........................       $10,346       $ 252          2.44%
    Money Market accounts.................        10,388         335          3.22
    Savings Accounts......................        10,258         336          3.28
    Certificates of Deposit...............        22,260       1,001          4.50
    Repurchase Agreements.................         5,577         155          2.78
    Note Payable..........................         3,000         181          6.03
                                                  ------      ------         -----
      Total Interest-Bearing Liabilities..        61,829      $2,260          3.66
                                                              ======
  Noninterest-Bearing Liabilities:
  Demand Deposit Accounts.................       $ 6,600
  Other Liabilities.......................         1,039
  Capital.................................           913
                                                   -----
      TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY..............       $70,381
                                                 =======

INTEREST RATE SPREAD......................                                    4.74%
                                                                              ====
RATIO OF INTEREST-EARNING ASSETS
  TO INTEREST-BEARING LIABILITIES.........                                  106.89%
NET INTEREST INCOME AND NET INTEREST
  MARGIN..................................                    $3,292          4.98%
                                                              ======          ====

----------
(1)  Includes loan fees.
(2)  Includes nonaccrual loans.

         Rate/Volume Analysis. Changes in net interest income are attributable to three factors: (1) a change in the volume of an interest earning asset or interest-bearing liability, (2) a change in interest rates, or (3) a change attributable to a combination of changes in volume and rate. The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (a) changes in volume (changes in volume multiplied by the old interest rate); and (b) changes in interest rates multiplied by the old average volume.

                                                      THREE MONTHS ENDED MARCH 31,                  YEAR ENDED DECEMBER 31,
                                                -----------------------------------------  -----------------------------------------
                                                              1997 VS. 1996                              1996 VS. 1995
                                                -----------------------------------------  -----------------------------------------
                                                   TOTAL       CHANGE DUE     CHANGE DUE      TOTAL       CHANGE DUE     CHANGE DUE
                                                  CHANGE        TO VOLUME      TO RATE        CHANGE       TO VOLUME      TO RATE
                                                -----------   -------------  ------------  ------------   -----------   ------------
                                                                               (DOLLARS IN THOUSANDS)
RATE/VOLUME ANALYSIS:
INTEREST INCOME ON:
   Federal funds and securities purchased under
   agreements to resell......................     $  (50)         $  (46)       $   (4)       $    8        $   61         $  (53)
   Investments...............................        (87)            (92)            5           261           315            (54)
   Loans.....................................        177             335          (158)          101           587           (486)
                                                   -----           -----         ------        -----         -----          ------
Total interest income........................         40             197          (157)          370           963           (593)
INTEREST EXPENSE ON:
   Now accounts..............................          6              15            (9)           79            75              4
   Money market accounts.....................        (12)             (5)           (7)           30            82            (52)
   Savings accounts..........................         10              18            (8)           15            52            (37)
   Certificates of deposit...................       (106)            (67)          (39)          138           175            (37)
   Repurchase Agreements.....................          2               3            (1)           18            33            (15)
   Note payable..............................         (1)              -            (1)          (17)          (16)            (1)
                                                   ------          -----         ------       -------       -------         ------
Total interest expense.......................       (101)            (36)          (65)          263           401           (138)

Net interest income..........................     $  141          $  233        $  (92)       $  107        $  562        $  (455)
                                                  ======          ======        =======       ======        ======        ========





                                                         YEAR ENDED DECEMBER 31,
                                                -----------------------------------------
                                                              1995 VS. 1994
                                                -----------------------------------------
                                                   TOTAL       CHANGE DUE     CHANGE DUE
                                                  CHANGE        TO VOLUME      TO RATE
                                                -----------   -------------  ------------
                                                         (DOLLARS IN THOUSANDS)
RATE/VOLUME ANALYSIS:
INTEREST INCOME ON:
   Federal funds and securities purchased under
   agreements to resell......................       $   267         $    95       $   172
   Investments...............................           202              70           132
   Loans.....................................         1,630             944           686
                                                     ------          ------        ------
Total interest income........................         2,099           1,109           990
INTEREST EXPENSE ON:
   Now accounts..............................            32              29             3
   Money market accounts.....................           193             106            87
   Savings accounts..........................             3             (24)           27
   Certificates of deposit...................           637             308           329
   Repurchase Agreements.....................            59              32            27
   Note payable..............................           (85)           (120)           35
                                                      ------         -------        -----
Total interest expense.......................           839             331           508

Net interest income..........................        $1,260           $ 778         $ 482
                                                     ======           =====         =====

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 1997 AND DECEMBER 31, 1996.

         Total assets at March 31, 1997 were $98.1 million, a decrease of $2.1 million or 2.10% from December 31, 1996. The decrease was primarily due to a $2.6 million decrease in cash and due from banks and a decrease of $3.0 million or 22.81% in investment securities. This was offset, in part, by an increase of $3.2 million or 34.75% in federal funds sold, and securities purchased under agreements to resell.

         Net loans receivable at March 31, 1997 totaled $68.6 million, a decrease of $205,000 or .03% from December 31, 1996. This decline was the result of relatively flat loan demand combined with normal amortization and repayments of existing loans. Management monitors current and expected loan growth and is implementing strategies to increase loan production. Such strategies may include hiring additional loan originators, increased marketing efforts, and purchasing loan participations secured by property in the Bank's market area from other financial institutions.

         Deferred income taxes at March 31, 1997 increased to $1.1 million from zero at December 31, 1996, as a result of the Company recording the tax effect of approximately $2.4 million of net operating loss carryforwards and other deferred tax assets. The Company will record a federal income tax liability of approximately 34% of taxable income in all future periods.

         Core deposits and other intangible assets acquired at March 31, 1997 decreased $507,000, or 64.34%, to $281,000 from $788,000 at December 31, 1996.
The decrease was mainly due to accelerated amortization resulting from a specific analysis by management of the value of the intangible assets purchased in the June 1990 acquisition of Gibraltar. Management believes as a result of the analysis, the asset balance at March 31, 1997 reflects the remaining value of the core deposits purchased.

         Deposits of $83.6 million at March 31, 1997, represented a decrease of $3.5 million or 4.02% from December 31, 1996. The decrease in deposits was principally related to lower levels of NOW and Money Market accounts. Total liabilities at March 31, 1997 were $92.2 million, a decrease of $2.5 million or 2.64% from December 31, 1996. This decrease was primarily due to a decrease in deposits offset by a $797,000 increase in securities sold under agreements to repurchase.

         Stockholders' equity increased $392,000 or 7.16% during the first three months of 1997, as a result of net retained earnings, and included a decrease in the net unrealized loss on investments in available-for- sale securities, of $8,000.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996.

         General. Net income for the three months ended March 31, 1997 totaled $384,000 or $0.26 per share as compared to $114,000 or $0.08 per share for the three months ended March 31, 1996. The increase in net income can be attributed mainly to a one time recognition of a deferred tax adjustment in the amount of $1.1 million as a result of the Company recording the tax effect of approximately $2.4 million of net operating loss carryforwards and other deferred tax assets. This increase was offset by a $830,000 one time restructuring expense resulting from the implementation of the revised business strategy. See "--Operating Expenses." At March 31, 1997, the net interest margin increased to 5.47% from 4.94% at March 31, 1996. The increase in the net interest margin was the result of an increase in the average balance of loans receivable, offset by a decrease in the average balance of federal funds sold and securities purchased under agreements to resell, combined with a decrease in the average interest rate paid on interest bearing deposits.

         Net Interest Income. Net interest income increased $141,000 or 12.91% for the three months ended March 31, 1997 to $1.2 million from $1.1 million for the three months ended March 31, 1996 due principally to an increase in total interest income of $40,000 and a $101,000 decrease in total interest expense.

         The increase in interest income was derived primarily from interest income on loans receivable which increased by $177,000 from $1.5 million for the three months ended March 31, 1996 to $1.7 million for the three months ended March 31, 1997 due primarily to an increase in the average balance from $57.0 million at March 31, 1996 to $69.3 million at March 31, 1997, offset by a decrease in the net yield on loans of 0.91% which was primarily due to an increase during the period of non-performing loans. The 21.58% increase in interest income was funded principally by proceeds received from $7.1 million of investment securities maturing during the period and a $3.6 million decrease in Federal funds sold and securities purchased under agreements to resell.

         Interest expense decreased $101,000 or 11.81% during the three months ended March 31, 1997, as compared to the three months ended March 31, 1996 due primarily to the decrease in the average cost of deposits from 4.34% at March 31, 1996 to 3.84% for the three months ended March 31, 1997.

         Provision for Loan Losses. The provision for loan losses for the three months ended March 31,1997 and 1996 totalled $237,000 and $50,000 respectively. The increase in the provision for loan losses at March 31, 1997 was attributable to additional specific reserves on certain commercial loans that management believes may become non-performing. See "Business - Lending Activities - Non-Performing Assets." Management makes periodic provisions to the allowance for loan losses to maintain the allowance at an acceptable level commensurate with management's assessment of the credit risk inherent in the loan portfolio. See "Business - Lending Activities - Allowance for Loan Losses" for a discussion of management's procedures in monitoring the adequacy of the allowance for loan losses.

         Other Income. Other income, which is comprised principally of fees and charges on customer deposit accounts, increased by $41,000 or 33.06% from $124,000 for the three months ended March 31, 1996 to $165,000 for the three months ended March 31, 1997. Service charges on customer accounts increased $11,000 or 12.79%, due largely to an increase in the number of deposit accounts. Gain on sale of loans, securities, equipment and OREO, net, increased $13,000 during the same period due to a higher volume of loans sold in the secondary market.


         Operating Expenses. Operating expenses increased $845,000 or 80.32% for the three months ended March 31, 1997 from $1.1 million for the three months ended March 31, 1996 to $1.9 million for the three months ended March 31, 1997. The increase in operating expense was due to a one time restructuring expense of $830,000 for the three months ended March 31, 1997 resulting from implementation of a revised business strategy by the Board of Directors and senior management in February 1997. The increase in expense includes a reduction of approximately $471,000 relating to intangible assets acquired in the June 1990 acquisition of Gibraltar, severance payments and benefits of $136,000, branch consolidation expense of $119,000, $50,000 of expenses related to the termination of a planned de novo bank organization by Mr. Marhefka in accordance with his employment agreement, and various other expenses of $54,000. The accelerated write-off of intangible assets acquired in the Gibraltar acquisition reflects management's determination that, (i) with the determination to consolidate an ex-Gibraltar branch into another branch of the Bank during the first quarter of 1997; (ii) the termination of certain officers and employees previously with Gibraltar during the first quarter of 1997; and (iii) new management's evaluation that there is no longer any value attributable to Gibraltar's name in the local market, the goodwill portion of the intangible asset acquired from Gibraltar had been eliminated by March 31, 1997.


         Occupancy and equipment expense increased $25,000 or 13.97% for the three months ended March 31, 1997 as compared to the three month period ended March 31, 1996 due mainly to costs related to the operation of the Severna Park office that opened in September 1996. Data processing expense increased by $24,000 for the three months ended March 31, 1997 as compared to the three month period ended March 31, 1996 due to expenses related to the opening of the new branch and implementation of a check image product for the Bank's checking account customers.


         Income Tax Expense. The Company has approximately $2.4 million of net operating loss carry forwards at March 31, 1997. New management of the Company believes that based on net income for the quarter ended March 31, 1997 and a revised business strategy that it is more likely than not that the Company will utilize its net operating loss carryforwards before their expiration in 2009. See "Business -- Revised Business Strategy" and "Recent Developments -- Management's Discussion and Analysis of Recent Developments -- Comparison of Operating Results for the Six Months Ended June 30, 1997 and 1996" and " -- Comparsion of the Operating Results for the Three Month Period Ended June 30, 1997 and 1996." As such, the Company recorded an income tax benefit for the three month period ended March 31, 1997 of $1.1 million.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995.

         General. Net income for the year ended December 31, 1996 totaled $423,000 or $0.29 per share compared to $792,000 or $0.57 per share for the year ended December 31, 1995. This decrease in net income was attributable to a $134,000 increase in the provision for loan losses and a $415,000 increase in operating expenses.

         Net Interest Income. Net interest income increased $107,000 or 2.35% at December 1996 to $4.7 million from $4.6 million at December 31, 1995. This increase was the result of an increase in interest income of $370,000, which was partially offset by an increase in interest expense of $263,000.

         Interest income increased primarily because of an increase in the average balances of loans and investment securities which was partially offset by a .78% decrease in the yield earned on loans. This increase in interest earned on loans is the result of an increase in the average balance to $62.1 million at December 1996 from $56.9 million at December 31, 1995. Income on investment securities increased $261,000 or 36.55% to $975,000 at December 31, 1996 from $714,000 at December 31, 1995 due to an increase in the average balance to $18.3 million at December 31, 1996 from $12.7 million at December 31, 1995.

         The increase in interest income was partially offset by an increase in interest expense of $263,000 or 8.49% in 1996, resulting principally from a $138,000 increase in interest paid on certificates of deposits. This increase resulted from an increase in the average balance of certificates of deposits of $3.1 million or

10.65% to $32.2 million at December 31, 1996 from $29.1 million at December 31, 1995. The increase in the average balance of certificates of deposits was partially offset by a decrease in the average interest rate paid to 5.51% at December 31, 1996 from 5.63% at December 31, 1995.

         As a result of the above listed factors, the net yield on earning assets decreased to 5.10% at December 31, 1996 from 5.73% at December 31, 1995.

         Provisions for loan losses. The provision for loan losses at December 31, 1996 was $452,000, a $134,000 or 42.14% increase over the $318,000 at
December 31, 1995. The increase in the provision for loan losses was the result of management's analysis of specifically identified loans in the portfolio that resulted in additional reserves of $107,000. See "Business - Lending Activities
- Allowance for Loan Losses" for a discussion of management's practices in monitoring the adequacy of the allowance for loan losses.

         Other Income. Other income increased $67,000 or 12.86% to $588,000 at December 31, 1996 from $521,000 at December 31, 1995. The increase was primarily due to an increase in service fees on deposit accounts of $80,000 or 26.76% to $379,000 at December 31, 1996 from $299,000 at December 31, 1995. Gain on sale of loans, securities equipment and OREO, net, decreased from $104,000 to ($31,000). This decrease was primarily the result of a decrease in gain on sale of loans of $113,000 or 100% to zero at December 31, 1996, offset by an increase of $23,000 or 255.56% on gain on sale of OREO to $32,000 at December 31, 1996 from $9,000 at December 31, 1995. Mortgage banking fees increased $38,000 or 100% at December 31, 1996 from zero at December 31, 1995 from the sale of loans in the secondary market.

         Operating Expenses. Operating expenses increased $415,000 or 10.49% to $4.4 million at December 31, 1996 from $4.0 million at December 31, 1995. The primary reason for the increase was the $280,000 or 14.44% increase in personnel expenses to $2.2 million at December 31, 1996 from $1.9 million at December 31, 1995, and an $122,000 or 10.55% increase in Operating Expenses to $1.2 million at December 31, 1996 from $1.1 million at December 31, 1995. The increase in personnel expense was due to the opening of the new Severna Park branch office in September 1996, and the hiring of additional personnel for the loan origination department. Operating Expenses increased due to additional expense related to the bank's implementation of a check image product for its checking account customers, and increased volumes of transaction and other savings accounts during the year.

         Income Tax Expense. Income tax expense decreased $6,000 or 100.00% to zero at December 31, 1996. The Company had approximately $2.4 million in net operating loss carryforwards at December 31, 1996. As a result, the Company had recorded no income tax expense for the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity. Liquidity represents the Company's ability to meet the normal cash flow requirements of its customers for the funding of loans and repayment of deposits. The Bank's primary sources of funds are deposits, principal and interest payments on loans, principal and interest payments on investment securities and proceeds from the maturation of investment securities and, to a lesser extent, commercial reverse repurchase agreements. Management monitors liquidity daily, and on a monthly basis incorporates liquidity management into its asset/liability management program.

         The Bank's cash flows are comprised of three primary classifications: cash flows from operating activities, cash flows from investing activities and cash flows from financing activities. Operating activities, as presented in the statement of cash flows in the accompanying financial statements presented elsewhere herein, provided $340,000 in cash for the three months ended March 31, 1997, generated principally from net income, as compared to the $15,000 provided for the three months ended March 31, 1996. Operating activities provided $1.3 million in cash for each of the years ending December 31, 1996 and 1995 generated principally from net income of $423,000 for the year ended December 31, 1996 and net income of $792,000 for the year ended December 31, 1995.

         Investing activities consist primarily of loan originations and repayments, and investment purchases, maturities and sales. These activities used $220,000 in funds for the three months ended March 31, 1997, principally for the purchase of investment securities and Federal Funds sold offset by proceeds from the maturity of, and principal repayments on, investments. For the three months ended March 31, 1996, investing activities used $3.7 million, resulting from $1.2 million in Federal Funds sold and securities purchased under agreements to resell and $2.4 million of net loan originations. For the year ended December 31, 1996, these activities used $4.6 million principally for net loans of $13.2 million and investment purchases of $19.6 million offset by proceeds from the sale and redemption of investments of $24.6 million and repayments of securities purchased under agreements to resell of $3.0 million. During the year ended December 31, 1995, investing activities used $17.9 million principally for net increases in investment securities of $11.4 million, net loans of $2.2 million and $5.3 million for securities purchased under agreements to resell.

         Financing activities consist of the solicitation and repayment of customer deposits, borrowings and repayments. During the three months ended March 31, 1997, financing activities utilized $2.8 million in funds, principally as a result of a decrease in deposit accounts, offset by a $797,000 increase in securities sold under agreements to repurchase. During the three months ended March 31, 1996, investing activities provided $519,000 from an increase in deposits of $1.5 million and for securities sold under agreements to repurchase of $959,000. For the year ended December 31, 1996, financing activities provided $4.4 million in cash, principally from increases in deposit accounts of $5.0 million offset by a decrease of $625,000 in securities sold under agreements to repurchase. During the year ended December 31, 1995, financing activities provided $18.3 million in cash, principally from a $16.0 million increase in deposit accounts and a $2.2 million increase in securities sold under agreements to repurchase.


         At March 31, 1997, loan and letter of credit commitments totaled $15.4 million. Many of these commitments are in the form of lines of credit and letters of credit that are available for use by the borrower, but are generally not drawn upon. Certificates of deposit and other time deposits scheduled to mature in one year or less totaled $28.2 million at March 31, 1997. The Company expects to have sufficient funds available to meet the short-term liquidity needs of its customers for deposit repayments and loan fundings.

         In order to meet its long term liquidity needs, should the Bank require additional liquidity, it has the ability to raise deposits, sell loans and loan participations, and/or curtail its loan origination activities. Additionally, the Bank has the ability to borrow funds from other banks. During the second quarter of 1997, the Bank established borrowing facilities with the Federal Home Loan Bank of Atlanta to borrow up to $4,000,000 and with two correspondent banks which will allow the Bank to borrow an additional $7,000,000 to manage liquidity fluctuations. These borrowing facilities are secured by portions of the Bank's loan and investment portfolios. As the Bank grows, management expects to expand these borrowing facilities to provide for greater borrowing capacity.

         During the first quarter of 1997, management began to implement a revised business strategy. See "Business -- Revised Business Strategy." Management's estimates of the costs of implementing this strategy were charged to expense during the first quarter of 1997. The Company does not anticipate any additional significant costs associated with implementing the program, nor does it anticipate any material impact on liquidity or capital expenditures.


         Capital Resources. Capital adequacy is the ability of the Company and the Bank to support growth while protecting the interests of depositors and the deposit insurance fund. Bank regulatory agencies have developed certain capital ratio requirements, which are used to assist them in monitoring the safety and soundness of financial institutions. At March 31, 1997 the Bank was considered well capitalized for regulatory purposes. Management continually monitors these capital requirements and believes the Bank to be in compliance with these regulations at March 31, 1997. See "Regulations and Supervision - Federal Banking Regulations -- Capital Requirements."

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements of the Company and the notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost and income associated with the Company's operations. Unlike most industrial companies, nearly all of the Company's assets and liabilities are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF RECENT ACCOUNTING STANDARDS

         FASB Statement on Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB encouraged all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of the APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method has been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in years beginning after December 15, 1994. The Company currently has a stock-based compensation plan. The Company has not adopted SFAS No. 123 and has elected to continue to account for its stock-based compensation plan under APB Opinion No. 25. See "The Board of Directors and Management of the Bank--Executive Compensation--Benefits."

         FASB Statement on Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996, the FASB issued SFAS No. 125, which was amended by SFAS No. 127. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Retroactive application of this Statement is not permitted. Management has concluded there is no effect on the Company's financial statements.

         FASB Statement on Accounting for Earnings Per Share. In February 1997, the FASB issued SFAS No. 128 which is effective for financial statements issued for periods ending after December 15, 1997. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share. It also requires the presentation of diluted earnings per share for entities with complex capital structures. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock, such as options, were exercised or converted into common stock. The Company does not believe that SFAS No. 128 will have a material impact on its financial statements.

                                    BUSINESS

ANNAPOLIS NATIONAL BANCORP, INC.

         Annapolis National Bancorp, Inc., formerly Maryland Publick Banks, Inc. was incorporated in May 1988 in Maryland for the purpose of acquiring and holding all of the outstanding stock of Annapolis National Bank. The Company is a registered Bank Holding Company pursuant to the BHCA. The Company was capitalized by an initial offering of common stock which was sold at $10.00 per share in June 1989 and, subsequent to January 1990, an offering at $12.50. The Company's only significant activity is the operation of the Bank. On a consolidated basis at March 31, 1997, the Company's total assets were $98.1 million, total liabilities were $92.2 million and stockholders' equity was $5.9 million.

ANNAPOLIS NATIONAL BANK

         The Bank is a commercial bank organized under the laws of the United States. The Bank is a community oriented bank and the only independent commercial bank headquartered in Annapolis, Maryland. As the Company's only subsidiary, the Bank currently operates as a full service commercial bank through its five branches located in Anne Arundel County, Maryland, and one branch located on Kent Island in Queen Anne's County, Maryland. The Bank's principal business consists of originating loans and attracting deposits. The Bank originates commercial loans (including SBA loans), commercial real estate loans, construction loans, one- to four-family real estate loans and, to a lesser extent home equity and consumer loans. The Bank also invests in U.S. Treasury and U.S. Government agency securities and other securities issued by or guaranteed by the federal government. At March 31, 1997, the Bank's loan portfolio totalled $69.6 million. Of this amount, $31.3 million or 44.98% were commercial loans, $18.5 million or 26.59% were commercial real estate loans, $8.2 million or 11.77% were construction loans, $7.2 million or 10.33% were one- to four-family residential mortgage loans, $2.1 million or 3.01% were home equity loans and $2.3 million or 3.32% were consumer and other loans.

BACKGROUND

         The Bank was formed as a de novo bank and commenced operations from a single Annapolis location in January 1990. In June 1990, the Company acquired most of the assets and liabilities of Gibraltar Savings and Loan, F.A. (Gibraltar") from the Resolution Trust Corporation as receiver for Gibraltar, expanding its branch network to five branches. This acquisition was funded, in part through a $3.2 million unsecured loan from the Principal Stockholder which bore interest at the Bank's prime rate less 2.0%. The acquisition was accounted for as a purchase and resulted in a premium paid for the core deposits and other intangible assets in the amount of $2.2 million to be amortized over a 15 year period. At December 31, 1990, the fiscal year end following this acquisition, the Company's assets totalled $43.6 million.

         From June 1990 through December 31, 1996, management of the Company concentrated its efforts on growing the Bank by developing loan and deposit portfolios primarily in Anne Arundel County, Maryland and the surrounding counties. The Bank experienced steady growth in assets and deposits while its earnings consistently trailed its peers due to a high level of operating expenses and loan losses.

         In December 1994, the Company conducted a rights offering through which it offered its stockholders, at the price of $3.50 per share, the right to purchase 2.5 shares of its Common Stock for each share of common stock owned. The primary purpose of this offering was to convert the $3.2 million of debt accumulated in the Gibraltar acquisition into capital to reduce the Company's interest expense and increase its capitalization. A total of 937,672 shares were sold, of which 907,143 were sold to the Principal Stockholder in exchange for retirement of the principal portion of the debt. A new note, which matures on December 31, 1997, was issued to the Principal Stockholder in the amount of $848,400 to cover the portion of the loan that remained outstanding, which note matures on December 31, 1997 and bears interest at the WSJ prime rate plus 1.0%.

         The Company's operating expense continued to increase as the Bank opened a sixth branch office and relocated its administrative office in 1996. At December 31, 1996, the Company's operating expenses as a percentage of average assets was 4.50% on an annualized basis. In addition, the Company's return on average assets has been consistently below that of its peers. At December 31, 1996, the Company's return on average assets was .44%

REVISED BUSINESS STRATEGY

         During the fourth quarter of 1996, the Board of Directors determined that there was a need to implement a revised business strategy improve the Company's financial performance. Several members of senior management were relieved of their responsibilities late in 1996 and early in 1997 and certain other members of senior management resigned during this same period. In February 1997, the Board of Directors engaged Mr. Marhefka as President and Chief Executive Officer of the Bank and as Vice President and Chief Executive Officer of the Company. The Board of Directors believes that Mr. Marhefka's management skills and local market experience will enable him to guide the Company and the Bank through a reorganization process which will improve operating results through implementation of a revised business plan. As President and Chief Executive Officer of Annapolis Bancshares, Inc. and Bank of Annapolis, he successfully guided those companies from their inception in 1988 through more than eight years of steady growth and strong continually increasing earnings performance before they merged with Sandy Springs Bancorp, Inc. In March 1997, Mr. Marhefka hired Mr. Grimes, who was appointed as Senior Vice President, Chief Financial Officer and Treasurer of the Bank and Chief Financial Officer and Treasurer of the Company. Mr. Grimes was formerly Vice President, Chief Financial Officer and Treasurer of Annapolis Bancshares, Inc. and Bank of Annapolis and was instrumental in implementing several successful financial strategies with those firms. In April 1997, the Board appointed Mr. Katsef as a Director and Vice Chairman of the Board. In addition to his role as a Director, Mr. Katsef is an employee who assists the Board and Mr. Marhefka with business development, public relations, and management strategy issues. Mr. Katsef was formerly Chairman of the Board of Annapolis Bancshares, Inc. and Bank of Annapolis. For additional information on these officers, see "The Board of Directors and Management of the Bank -- Biographical Information." Additionally, the Board of Directors adopted a requirement that, in order to assure a high level of commitment to the Company and the Bank, all Directors must own at least $100,000 of the Company's common stock. Following the imposition of this requirement, the composition of the Board of Directors changed during April 1997. In addition to Messrs. Marhefka and Katsef, two additional Directors were added who also have long-standing ties to Anne Arundel County.

         The reconstituted Board of Directors and senior management team are in the process of implementing a revised business strategy designed to enhance stockholder value. This strategy includes the following components:

         CONSOLIDATING THE BANK'S BRANCH NETWORK TO INCLUDE FEWER BRANCH LOCATIONS AND TO REDUCE OPERATING EXPENSES. The Bank currently operates seven facilities, six branch offices and a separate 9,500 square foot administrative and operations headquarters facility. As a result, the Bank's historical operating expenses have been considerably higher than its peers that, at a comparable asset size, operate from fewer locations. New management has undertaken a strategy of reducing the number of locations from which the Bank operates. Toward that end, the Bank has entered into a lease for a location in Annapolis where it intends to consolidate its two existing Annapolis branch office locations. Since the new site is located between the Bank's existing Annapolis branches, management anticipates that it will retain most of its current customers following the consolidation. In addition, management believes that the new location is superior in amenities to both of the Bank's current Annapolis locations and will allow the Bank to better serve both current and new Annapolis customers. The new Annapolis location is a "turn-key" existing banking location which requires minimal expense to be ready for occupancy. By reducing the number of branch offices from six to five, management expects to significantly reduce operating expenses following the consolidation, which is expected to occur in October 1997. Management is evaluating other branch network consolidation options. Also being evaluated is the feasibility of relocating the Bank administrative and operations headquarters to a lower cost and more highly visible location which may be combined with a branch location to further reduce the total number of facilities which the Bank operates.

         REDUCING NON-PERFORMING ASSETS BY IMPLEMENTING MORE STRINGENT UNDERWRITING CRITERIA AND MORE AGGRESSIVE COLLECTION PROCEDURES, AND BY INCREASING SECURED REAL ESTATE LENDING. The Bank has historically had a high level of non-performing assets and loan losses in relation to its peers. New management has made a priority of emphasizing the resolution of problem assets by aggressively pursuing the Bank's default remedies. In doing so, management expects to reduce the amount of the Bank's existing non-performing assets. During the first quarter of 1997, management has conducted an evaluation of the loan portfolio and has provided for specific loan loss reserves for those assets for which losses are expected. Additionally, new lending standards are being implemented in an effort to improve asset quality. Such standards include an increased emphasis on readily marketable collateral for new loans and a de-emphasis on certain SBA loan programs.

         REDUCING INTEREST EXPENSE BY RETIRING $1.1 MILLION OF COMPANY DEBT WITH A PORTION OF THE OFFERING PROCEEDS. At March 31, 1997, the Company has an unsecured loan from the Principal Stockholder with a principal balance of $848,000, excluding accrued interest payable which continues to accrue at a rate of 1.0% above the WSJ prime rate. Accrued interest on this debt totalled $96,000 in 1995 and $79,000 in 1996. Given the current prime rate of 8.5%, annual interest on the debt is expected to be $81,000 for the year ended December 31, 1997. The Company intends to retire this debt using a portion of the Offering proceeds, thereby eliminating this interest expense.

         FOSTERING SUPPORT FOR THE BANK BY INCREASING THE LOCAL OWNERSHIP OF THE COMPANY BY MARKETING THE OFFERING TO A LARGE NUMBER OF BUYERS WITH THE BANK'S LOCAL COMMUNITY. Management believes that those persons within the Bank's market area who become stockholders of the Company are likely to become customers, supporters and business referral sources of the Bank. Consequently, the Company intends to market the Offering primarily within the Bank's market area to build a backbone of community support. Also, the Company has strategically established a low minimum subscription amount to encourage many small investors to become owners of the Company and have a vested interest in the Bank.

         RESTRUCTURING INTERNAL BANK OPERATIONS TO ATTAIN OPERATING EFFICIENCIES AND COST REDUCTIONS. Certain of the Bank's systems of processing data and items are inefficient and expensive. Management is evaluating alternative systems which are expected to significantly reduce operating expenses. Additionally, management is re-evaluating expenses bank-wide with a goal of making cost conscious decisions about whether to continue purchasing certain goods and services and, if they are to continue being purchased, soliciting competing bids for such goods and services so as to assure optimum value for dollars spent. Also, management has recently made an evaluation of its staffing eliminating several employment positions and reassigning those duties to other existing personnel.

         INCREASING NET INTEREST INCOME BY EXPANDING THE LOAN AND DEPOSIT PORTFOLIOS; THE ADDITIONAL CAPITAL PROVIDED BY THE OFFERING WILL SUPPORT SUCH GROWTH ENABLING THE BANK TO CONTINUE TO COMPLY WITH REGULATORY CAPITAL REQUIREMENTS. The Bank intends to pursue growth in its loan and deposit portfolios which it expects will add to net interest income. Growth in the loan portfolio is intended to be accomplished by utilizing the substantial contacts of new officers and directors of the Bank, adding additional loan personnel, aggressively promoting competitively priced products, developing new customer relationships based upon the Bank's position as the only independent commercial bank headquartered in Annapolis, and by placing a greater emphasis on real estate loans whose principal is expected to repay less quickly than commercial loans. Growth in the deposit portfolio is intended to be accomplished by aggressively promoting competitively priced products. The increased capital expected to be realized from the proceeds of the Offering will allow the Bank to grow while continuing to comply with regulatory capital requirements. Additionally, such new capital will provide a low cost source of funds to enhance the Bank's net interest income.

         INCREASING NON-INTEREST INCOME THROUGH EXPANDING ONE- TO FOUR-FAMILY RESIDENTIAL MORTGAGE SALES AND OTHER FEE INCOME OPPORTUNITIES. Management expects to increase non-interest income in several areas. The Bank will add additional home loan originators, expand its array of home loan products, and seek to build relationships with builders which are intended to increase opportunities to originate one- to four-family residential mortgage loans for sale. In doing so, management expects that gains on sales of loans into the secondary home loan market will increase. The Bank also expects to increase fee income from operation of its automated teller machine (ATM) network and from other sources of fee income.

MARKET AREA AND COMPETITION

         The Bank conducts a general commercial and retail banking business in its service area, emphasizing the banking needs of small businesses, professional concerns and individuals. The Bank draws most of its customer deposits from Anne Arundel County, Maryland, and to a lesser extent, Queen Anne's County, Maryland. The Bank's lending operations are centered in Anne Arundel County, but extend throughout Central Maryland.

         Anne Arundel County is centrally located at the heart of a mid-Atlantic metropolitan area bounded to the north by Baltimore, to the east by the Chesapeake Bay, and to the southwest by the suburbs of Washington, DC. Annapolis, which serves as both the Anne Arundel County seat and the Maryland State capital, is located only 24 highway miles from Baltimore, MD and 33 highway miles from Washington, DC. The county has experienced rapid population growth, with total population having increased from 370,775 in 1980 to 427,239 in 1990 to 459,700 in 1995 (according to the Anne Arundel County Department of Planning, Maryland Office of Planning, and U.S. Bureau of the Census). The population of Anne Arundel County is relatively young (42.4% between the ages of 20 and 44 and 20.6% between 45 and 64 with only

9.7% being 65 and over as of 1993 as estimated by the Maryland Department of Health & Mental Hygiene) and affluent (1994 median household disposable personal income of $49,671 as compared to $44,439 for Maryland and $37,070 for the entire United States of America according to the Office of Business and Economic Research).

         The local economy in Anne Arundel County has historically been strong and its strength is based upon its diversity. As the state capital and county seat, Annapolis serves as a major government center. Annapolis is home to the United States Naval Academy which, in addition to enrolling approximately 4,000 students from every state in the country, serves as a significant employer and a major tourist attraction. Anne Arundel County is home to the Baltimore-Washington International Airport ("BWI"), one of the fastest growing airports in the country, whose surrounding supporting business district includes more than 30 business parks with over 11 million square feet of commercial space to meet the needs of manufacturers, distributors, high-tech and service companies, and specialized firms. As a 300 year old colonial sea town on the Chesapeake Bay, Annapolis serves as a major tourist attraction. Tourism is a strong and growing industry which adds approximately $1.0 billion a year into the county economy. The tourism industry is one of the largest sources of employment in Anne Arundel County, with over 12,000 people employed by visitor-related businesses. The hospitality industry is vital to the local economy, where hotels at BWI and Annapolis attract not only tourists but also business travelers and conferences. In addition to fostering a large recreational boating industry, the Chesapeake Bay also supports a significant waterman's industry for many people who earn their living working the bay. Other major Anne Arundel County employers (with number of employees) include the National Security Agency (35,000), Ft. George C. Meade defense facility (14,000), State of Maryland (8,725), Northrop Grumman (7,000), Anne Arundel County Public School System (7,651), Anne Arundel County (3,500), U.S. Naval Academy (2,510), USAirways (2,400), Anne Arundel Health System, Inc. (1,800), North Arundel Hospital (1,700), Baltimore Gas & Electric (1,372), McDonald's Corporation (1,300), Giant Food Company (1,281), ARINC (1,100), Wal-Mart Stores (1,050), International Paper (892), IIT Research Institute (660), and Lockheed Martin (630). Additionally, in 1995, Potomac Electric Power Company and Baltimore Gas & Electric announced merger plans, to be completed in 1997, that will create Constellation Energy Corporation, a major power company to be headquartered in Annapolis. No assurances can be given that growth in population and number of businesses and increases or improvement in income levels, housing values and other economic indicators will occur or continue in the future.

         The Bank competes with numerous other financial intermediaries, commercial banks, savings and loan associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in Anne Arundel County and elsewhere.

         The Bank's Anne Arundel County service area is a highly concentrated, highly branched banking market. Competition in Anne Arundel County for loans to small businesses and professionals, the Bank's target market, is intense and pricing, service and access to decision-making are important. Most of the Bank's competitors have substantially greater resources and lending limits than the Bank and offer certain services, such as extensive and established branch networks and trust services, that the Bank does not provide. Deposit competition among institutions in Anne Arundel County also is strong.

LENDING ACTIVITIES

         The types of loans that the Bank may originate are subject to federal laws and regulations. Interest rates charged by the Bank on loans are affected by the demand for such loans and the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board, and legislative tax policies.

         The Bank's loan portfolio consists of commercial, commercial real estate, residential construction, one- to four-family residential mortgage, home equity and consumer loans. At March 31, 1997, the Bank's loan portfolio totalled $69.6 million, of which $31.3 million, or 44.98%, were commercial loans; $18.5 million, or 26.59%, were commercial real estate loans; $8.2 million, or 11.77%, were construction loans; $7.2 million, or 10.33%, were one- to four-family residential mortgage loans $2.1 million, or 3.01% were home equity loans and $2.3 million, or 3.32%, were consumer and other loans. All of the loans in the Bank's portfolio are either adjustable-rate or short term fixed-rate loans with terms to maturity of 30 days to 30 years. The Bank does not engage in longer term fixed-rate portfolio lending. Any long term fixed-rate loans made by the Bank are sold in the secondary market.

         The following table sets forth the composition of the Bank's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

                                                               AT MARCH 31,
                                        ----------------------------------------------------------
                                                    1997                           1996
                                        -----------------------------   --------------------------
                                           AMOUNT           PERCENT       AMOUNT         PERCENT
                                        -------------     -----------   -----------    -----------
                                                           (DOLLARS IN THOUSANDS)
Commercial loans.....................     $31,306            44.98%       $28,979         49.10%
Real estate:
    Commercial.......................      18,507            26.59         13,743         23.29
    Construction.....................       8,194            11.77          9,182         15.56
    One- to four-family..............       7,187            10.33          4,028          6.83
    Home equity loans................       2,092             3.01          1,315          2.22
Consumer loans.......................       2,318             3.32          1,768          3.00
                                          -------            -----         ------         -----
         Total loans.................      69,604           100.00%        59,015        100.00%
                                                            ======                       ======
Less:

    Allowance for loan losses........      (1,009)                           (575)
                                           -------                        -------
Net loans receivable.................     $68,595                         $58,440
                                          =======                         =======


                                                           AT DECEMBER 31,
                                      ----------------------------------------------------------
                                                 1996                           1995
                                      ---------------------------   ----------------------------
                                         AMOUNT         PERCENT        AMOUNT         PERCENT
                                      -------------   -----------   ------------    ------------
                                                        (DOLLARS IN THOUSANDS)
Commercial loans.....................    $30,469         43.80%        $27,727          48.94%
Real estate:
    Commercial.......................     17,845         25.65          13,553          23.92
    Construction.....................     10,173         14.62           7,937          14.01
    One- to four-family..............      7,002         10.07           4,391           7.75
    Home equity loans................      1,744          2.51           1,197           2.11
Consumer loans.......................      2,332          3.35           1,848           3.27
                                          ------         -----          ------          -----
         Total loans.................     69,565        100.00%         56,653         100.00%
                                                        ======                         ======
Less:

    Allowance for loan losses........       (765)                         (617)
                                         -------                       -------
Net loans receivable.................    $68,800                       $56,036
                                         =======                       =======

         Loan Maturity. The following table shows the remaining contractual maturity of the Bank's loans at March 31, 1997. The table does not include the effect of future principal prepayments.

                                                                 AT MARCH 31, 1997
--------------------------------------------------------------------------------------------------------------------
                                                    DUE AFTER ONE
                                  DUE IN ONE       YEAR BUT BEFORE     DUE AFTER      NON ACCRUAL
                                 YEAR OR LESS        FIVE YEARS        FIVE YEARS        LOANS            TOTAL
--------------------------------------------------------------------------------------------------------------------
Commercial loans.............      $28,359             $ 1,511          $     0          $ 1,436         $ 31,306
Real Estate:
  Commercial.................       11,396               6,600               61              450           18,507
  Construction...............        7,121               1,073                0                0            8,194
  One- to four-family........        6,091                 955              141                0            7,187
  Home equity loans..........        2,092                   0                0                0            2,092
Consumer loans...............        1,651                 584               29               54            2,318
                                   -------              ------            -----            -----          -------

         Total Loans.........      $56,710             $10,723            $ 231           $1,940          $69,604
                                   =======             =======            =====           ======          =======




         The following table sets forth at March 31, 1997, the dollar amount of gross loans receivable contractually due after March 31, 1998, and whether such loans have fixed interest rates or variable interest rates.



                                                                          DUE AFTER MARCH 31, 1998
                                                  -------------------------------------------------------------------------
                                                    FIXED RATE                  VARIABLE RATE                TOTAL
                                                  ---------------  --------  -------------------  -------------------------
                                                                           (DOLLARS IN THOUSANDS)
Commercial loans...........................           $1,409                          $ 102                     $1,511
Real Estate:
   Commercial..............................              512                          6,149                      6,661
   Construction............................            1,073                              -                      1,073
   One- to four-family.....................              227                            869                      1,096
   Home equity loans.......................                -                              -                          -
Consumer loans.............................              575                             38                        613
                                                       -----                         ------                     ------
       Total loans.........................           $3,796                         $7,158                    $10,954
                                                      ======                         ======                    =======

         Commercial Lending. The Bank offers commercial business loans to businesses operating in the Bank's primary market area. These loans consist of lines of credit which require an annual repayment, adjustable-rate loans with terms of five to seven years, and short term fixed-rate loans with terms of up to three years. Such loans are offered in amounts up to $750,000 and are generally secured by receivables, inventories, equipment and other assets of the business. The Bank generally requires personal guarantees on its commercial loans. The Bank also offers unsecured commercial loans to businesses on a selective basis. These types of loans are made to existing customers and are of a short duration, generally one year or less, up to $500,000. The Bank also originates commercial loans which are guaranteed by the SBA. The Bank has been an active participant in a variety of SBA loan programs. As of March 31, 1997, SBA guaranteed loans total $6.7 million, or 9.63% of total loans. Each of these loans is guaranteed between a range of 75 - 90% by the SBA. In order to generate income, during 1995 the Bank sold participation interests in the insured portion of 12 SBA loans totalling $2.6 million. The Bank continues to be a minority participant in the uninsured portion of these loans totalling $421,000 which it continues to service for a third party. At March 31, 1997, the Bank's commercial loan portfolio totalled $31.3 million, or 44.98% of total loans, of which $4.0 million, or 12.78%, were unsecured. The largest commercial loan at March 31, 1997 was a $1.0 million loan to a manufacturer and importer of leather goods to provide permanent working capital secured by an indemnity deed of trust on a personal residence, a perfected security interest in corporate assets and a 75% SBA guarantee.

         Commercial business loans are generally of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. In order to reduce the overall risk and cost of its loan portfolio, the Bank intends to reduce the ratio of commercial loans to total loans and may reduce the level of its SBA loans.

         Commercial Real Estate Lending. The Bank originates adjustable-rate commercial real estate loans, that are generally secured by properties used for business purposes such as small office buildings or a combination of residential and retail facilities located in the Bank's primary market area. The Bank's underwriting procedures provide that commercial real estate loans may generally be made in amounts up to 80% of the lower of the appraised value or sales price of the property, subject to the Bank's current loans-to- one-borrower limit, which at March 31, 1997, was $1.0 million. These loans may be made with terms up to 25 years and are generally offered at interest rates which adjust annually or annually after an initial three year period in accordance with the prime rate as reported in the WSJ. In reaching a decision as to whether or not to make a commercial real estate loan, the Bank considers the value of the real estate to be financed and the credit strength of the borrower and/or the lessee of the real estate project. The Bank has generally required that the properties securing commercial real estate loans have debt service coverage ratios of at least 1.2 times. At March 31, 1997, the Bank's commercial real estate loan portfolio totalled approximately $18.5 million, or 26.59% of total loans. The largest commercial real estate loan in the Bank's portfolio at March 31, 1997, was a $1.4 million loan secured by a commercial building of which $700,000 was sold in a loan participation to another financial institution.

         Loans secured by commercial real estate properties generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. The Bank seeks to minimize these risks through its underwriting standards, which require such loans to be qualified on the basis of the property's value, debt service ratio and, under certain circumstances, additional collateral. See "Risk Factors -- Risks Related to Commercial Real Estate, Construction and Consumer Lending."


         Construction Lending. The Bank originates construction loans on both one- to four-family residences and on commercial real estate properties. The Bank originates two types of residential construction loans, consumer and builder. The Bank originates consumer construction loans to build a primary residence, a secondary residence, or an investment or rental property. The Bank will originate builder construction loans to companies engaged in the business of constructing homes for resale. These loans may be for homes currently under contract for sale, model homes from which other homes will be marketed within a subdivision or, on a very limited basis, homes built for speculative purposes to be marketed for sale during construction. Although the Bank attempts to procure permanent end financing, many of the Bank's construction loans, at the time entered into with the Bank, have permanent end financing committed by other financial institutions. At March 31, 1997, $5.3 million, or 64.68% of the Bank's residential construction loans had permanent end financing committed by other financial institutions. The Bank originates land acquisition and development loans with the source of repayment being either the sale of finished lots or the sale of homes to be constructed on the finished lots. The Bank will originate land acquisition, development, and construction loans on a revolving line of credit basis for subdivisions whereby the borrower may draw upon such line of credit as lots are sold for the purpose of improving additional lots. Construction loans are generally offered with terms up to six months for consumer loans, up to twelve months for builder loans, and up to eighteen months for land development loans.

         Construction loans are generally made in amounts up to 80% of the value of the security property. During construction, loan proceeds are disbursed in draws as construction progresses based upon inspections of work in place by independent construction inspectors. The largest one- to four-family residential construction loan in the Bank's portfolio as of March 31, 1997 was a $612,000 loan originated in January 1997. The largest commercial real estate construction loan at this same date was a $1.5 million loan to construct a commercial building of which $688,000 was sold in a loan participation to another financial institution. The largest land acquisition and development loan at March 31, 1997 was a $600,000 loan to a corporation, originated in May 1996 for the purpose of developing a 17 lot single family home subdivision, secured by a first lien on said lots, including a $150,000 lead participation with another lender. At March 31, 1997, the Bank had construction loans, including land acquisition and development loans totalling $8.2 million, or 11.77% of the Bank's total loan portfolio, of which $3.8 million consisted of one- to four-family residential construction loans, $2.3 million consisted of commercial real estate construction loans and $2.1 million consisted of land acquisition and development loans.

         Construction loans are generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the security property's value upon completion of construction as compared to the estimated costs of construction, including interest. Also, the Bank assumes certain risks associated with the borrowers' ability to complete construction timely and in a workmanlike manner. If the estimate of value proves to be inaccurate, or if construction is not performed timely or accurately, the Bank may be confronted with a project which, when completed, has a value which is insufficient to assure full repayment.

         One- to Four-Family Residential Mortgage Lending. The Bank currently offers both fixed-rate and adjustable-rate mortgage loans, first and second mortgage loans secured by one- to four-family residences and lots for one- to four-family residences located throughout Central Maryland. It is currently the general policy of the Bank to originate for sale in the secondary market one- to four-family fixed-rate residential mortgage loans which conform, except as to size, to the underwriting standards of the Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") and to originate for investment adjustable rate one- to four-family residential mortgage loans. The Bank generally does not retain the servicing rights of loans it sells and sells such loans without recourse, with the exception of a recourse in the event of breaches for any representations or warranties made by the Bank. The Bank recognizes, at the time of sale, the cash gain or loss on the sale of the loans based on the difference between the net cash proceeds received and the carrying value of the loans sold. One- to four-family mortgage loan originations are generally obtained from the Bank's loan representatives and their contacts with the local real estate industry, direct contacts made by the Bank's and the Company's directors, existing or past customers, and members of the local communities.

         At March 31, 1997, one- to four-family residential mortgage loans totalled $7.2 million, or 10.33%, of total loans. Of the one- to four-family mortgage loans outstanding at that date, 23.01% were short term fixed-rate loans with terms of up to three years with a balloon payment at the end of the term and 76.99% were adjustable-rate mortgage loans. The Bank currently offers a number of adjustable-rate mortgage loans with terms of up to 30 years and interest rates which adjust annually from the outset of the loan or which adjust annually after a 1 or 3 year initial period in which the loan has a fixed rate. The interest rates for the majority of the Bank's adjustable-rate mortgage loans are indexed to the one year Treasury Constant Maturity Index. Interest rate adjustments on such loans are limited to a 2% annual adjustment cap with a maximum adjustment of 6% over the life of the loan.

         The origination of adjustable-rate residential mortgage loans, as opposed to fixed-rate residential mortgage loans, helps to reduce the Bank's exposure to increases in interest rates. However, adjustable-rate loans generally pose credit risks not inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. Although the Bank offers adjustable-rate loans at below market interest rates, all loans are underwritten to assure that the borrower is qualified on a fully-indexed basis. Periodic and lifetime caps on interest rate increases help to reduce the risks associated with the Bank's adjustable-rate loans, but also limit the interest rate sensitivity of its adjustable-rate mortgage loans.

         The Bank currently originates one- to four-family residential mortgage loans in amounts up to 80% of the lower of the appraised value or the selling price of the property securing the loan. Mortgage loans originated by the Bank generally include due-on-sale clauses which provide the Bank with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without the Bank's consent. Due-on-sale clauses are an important means of adjusting the yields on the Bank's fixed-rate mortgage loan portfolio and the Bank has generally exercised its rights under these clauses.

         Home Equity Lending. As of March 31, 1997, home equity loans totalled $2.1 million, or 3.01% of the Bank's total loan portfolio. Fixed-rate, fixed-term home equity loans and adjustable rate home equity lines of credit are offered in amounts up to 100% of the appraised value with a maximum loan amount of $100,000. Fixed-rate, fixed-term home equity loans are offered with terms up to five years and home equity lines of credit are offered with terms up to twenty years. Substantially all of the Bank's home equity loans are adjustable rate and reprice with changes in the WSJ prime rate.

         Consumer Lending. The Bank's portfolio of consumer loans primarily consists of adjustable rate, personal lines of credit and installment loans secured by new or used automobiles, new or used boats, and loans secured by deposit accounts. Unsecured consumer loans are made with a maximum term of three years and a maximum loan amount based on a borrower's financial condition. At March 31, 1997, unsecured consumer loans totalled $938,000, of which there were only four loans over $80,000, the largest of which was $130,000. As of March 31, 1997, consumer loans totalled $2.3 million or 3.32% of the Bank's total loan portfolio. Consumer loans are generally originated in the Bank's primary market area.

         Loan Approval Procedures and Authority. The Board of Directors establishes the lending policies and loan approval limits of the Bank. The Board of Directors has established an Executive Committee, comprised of seven directors, and an Officers' Loan Committee, comprised of the Vice-Chairman of the Board, the President and the Senior Vice President - Chief Lending Officer. The Executive Committee may approve loans up to the Bank's legal lending limit. Additionally, the Board of Directors has authorized the following persons to approve loans up to the amounts indicated: commercial and consumer loans in the amount of up to $250,000 and residential construction loans in the amount of up to $400,000 by the Officers' Loan Committee; $150,000 for all types of loans by the President of the Bank; $100,000 for all types of loans by the Senior Vice President - Chief Lending Officer; $75,000 for all types of loans by the Senior Vice President - Loan Officer; and $10,000 for consumer loans by the Senior Vice President - Administration and Marketing.

         For all loans originated by the Bank, upon receipt of a completed loan application from a prospective borrower, a credit report is ordered and certain other information is verified by an independent credit agency. If necessary, additional financial information may be required. An appraisal of real estate intended to secure a proposed loan generally is required to be performed by an appraiser designated and approved by the Bank. For proposed mortgage loans, the Board annually approves independent appraisers used by the Bank and approves the Bank's appraisal policy. The Bank's policy is to obtain title and hazard insurance on all mortgage loans and the Bank may require borrowers to make payments to a mortgage escrow account for the payment of property taxes.

         Non-Performing Assets. The Bank's general collection policy is to provide a late notice to commercial and consumer accounts at five and 15 days past due. Late charges are assessed on consumer loans after 15 days past due. Delinquent accounts are contacted by phone at 30 days past due, and a collection letter is issued on the 45th day. In general, personal property securing consumer loans is subject to repossession at 60 days past due. Commercial loans are subject to call at 30 days past due. Notice of intent to foreclose is provided to consumer mortgage customers at 90 days past due. At 120 days past due, foreclosure proceedings are initiated on real estate securing mortgage loans.

         Loans are continually monitored by management and the Board of Directors. Loans are placed on nonaccrual status when, in the opinion of management, the collection of additional interest is doubtful. Non- real estate loans 90 days past due and real estate loans 120 days past due are automatically placed on nonaccrual status. When a loan is placed on non-accrual status, any previously accrued and uncollected interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. At March 31, 1997, the Bank had $663,000 in loans greater than 90 days past due and still accruing interest, and $1.9 million in loans on non-accrual status of which approximately $1.2 million was guaranteed by the SBA and which management believes is collectible.

         At March 31, 1997, 59.46% of the nonperforming assets of the Company were represented by three individual borrowers. At that date, the Bank had an $801,000 nonperforming commercial loan on a restaurant of which $100,000 had been previously charged off in 1996 and the balance of which was guaranteed by the SBA. Since March 31, 1997 the guaranteed portion of the loan, approximately $701,000, has been repaid to the bank by the SBA. In addition, the Bank had a $450,000 nonperforming commercial real estate loan on an office building at that date which is currently under contract of sale which will result in repayment to the Bank the full amount of principal and accrued interest. Finally, the Bank had two commercial loans totalling $380,000 to a moving company for which the Bank had a $101,000 reserve at March 31, 1997. The balance of these loans was guaranteed by the SBA. The Bank had no other non-performing loans in excess of $200,000 at March 31, 1997.

         The following table sets forth non-performing loans and other real estate owned at March 31, 1997 and December 31, 1996, 1995 and 1994:

                                          AT MARCH 31,                          AT DECEMBER 31,
                                        ----------------   ---------------------------------------------------------
                                              1997               1996                1995                1994
                                        ----------------   -----------------  ------------------   -----------------
                                                                   (DOLLARS IN THOUSANDS)
Loans past due 90 days or more and
still accruing.......................        $   663             $   101             $   300            $      -
Nonaccrual loans.....................          1,940               1,894               1,415                 722
                                               -----               -----               -----                 ---
Total non-performing loans...........          2,603               1,995               1,715                 722
                                               -----               -----               -----                 ---
Less SBA guarantees..................          1,248               1,162                   -                   -
                                               -----               -----             -------              ------
Total non-performing loans less SBA
guarantees...........................          1,355                 833               1,715                 722
Other real estate owned..............            140                 140                 496                 470
                                               -----               -----               -----               -----
Total non-performing assets..........         $2,743              $2,135              $2,211              $1,192
                                              ======              ======              ======              ======
Total non-performing assets less SBA
guarantees...........................         $1,495              $  973              $2,211              $1,192
                                              ======              ======              ======              ======
Non-performing loans to total loans..          3.74%               2.87%               3.03%               1.26%
Non-performing loans less SBA
guarantees to total loans(1).........          1.95%               1.20%               3.03%               1.26%
Allowance for loan losses to non-
performing loans.....................         38.76%              38.35%              35.98%              95.15%
Allowance for loan losses to non-
performing loans less SBA
guarantees(1)........................         74.46%              91.84%              35.98%              95.15%
Non-performing loans to total assets.          2.65%               1.99%               1.80%               0.95%
Non-performing loans less SBA
guarantees to total assets(1)........          1.38%               0.83%               1.80%               0.95%
Total non-performing assets to total
assets...............................          2.80%               2.13%               2.32%               1.57%
Total non-performing assets less SBA
guarantees to total assets(1) .......          1.52%               0.97%               2.32%               1.57%
Total non-performing assets to total
loans................................          3.94%               3.07%               3.90%               2.08%
Total non-performing assets less SBA
guarantees to total loans(1).........          2.15%               1.40%               3.90%               2.08%

----------
(1)      Prior to 1996 there were no non-performing SBA guaranteed loans.

         In addition to non-performing loans, at March 31, 1997, there were $3.3 million of loans which are currently performing, but about which management has doubts as to the ability of the borrowers to comply with the present loan repayment terms. These loans are therefore on the Bank's "watch list." Of this amount, $2.4 million are commercial loans, including $440,000 of SBA loans, of which 75% to 90% is guaranteed.

In addition, a $280,000 commercial real estate loan, which management believes is adequately collateralized, is on the "watch list," as is a $577,000 one- to four-family residential construction loan.

         Allowance for Loan Losses. The Bank's allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to make additional provisions for estimated loan losses based upon judgments different from those of management. As of March 31, 1997, the Bank's allowance for loan losses was $1.0 million or 1.45% of total loans and 38.76% of non-performing loans as compared to $765,000, or 1.1% of total loans and 38.35% of non-performing loans as of December 31, 1996. The Bank had total non-performing loans of $2.6 million and $2.0 million at March 31, 1997 and December 31, 1996, respectively, and non-performing loans to total loans of 3.74% and 2.87%, respectively. The Bank will continue to monitor and modify its allowances for loan losses as conditions dictate. While management believes that, based on information currently available, the Bank's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Bank's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Bank or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions at the time management determined the current level of the allowance for loan losses. Management may in the future increase its level of loan loss allowances as a percentage of total loans and non-performing loans as its loan portfolio increases.

         The following table sets forth activity in the Bank's allowance for loan losses for the periods indicated.

                                                     AT MARCH 31,                      AT DECEMBER 31,
                                                 --------------------    -------------------------------------------
                                                         1997                1996           1995            1994
                                                 --------------------    ------------   ------------     -----------
                                                                      (DOLLARS IN THOUSANDS)
Total loans outstanding........................               $69,604         $69,565        $56,653         $57,337
Average loans outstanding......................                69,349          62,144         56,905          47,475
Allowance for loan losses at beginning of
  period.......................................                $  765          $  617         $  687           $ 574
Provision charged to expense...................                   237             452            318             300
Chargeoffs:
    Residential/commercial real estate.........                     -              15            104             101
    Commercial loans...........................                     -             279            291              95
    Consumer and other loans...................                     5              28              1               2
                                                              -------          ------        -------          ------
       Total...................................                     5             322            396             198
Recoveries:
    Residential/commercial real estate.........                    12               8              8               3
    Commercial loans...........................                     -              10              -               3
    Consumer and other loans...................                     -               -              -               5
                                                              -------          ------         ------          ------
       Total...................................                    12              18              8              11
                                                                -----            ----          -----           -----
Net chargeoffs.................................                    (7)            304            388             187
Allowance for loan losses at end of period.....                $1,009          $  765         $  617           $ 687
                                                               ======          ======         ======           =====
Allowance for loan losses as a percent of
      total loans..............................                  1.45%           1.10%          1.09%           1.20%
Net chargeoffs as a percent of average loans...                 (0.01)%          0.49%          0.68%           0.39%

         The following table set forth the Bank's allocation of the allowance for loan losses and the percent of loans to total loans in each of the categories listed at the dates indicated.



                                             AT MARCH 31,                          AT DECEMBER 31,
                                       ------------------------   --------------------------------------------------
                                                 1997                       1996                      1995
                                       ------------------------   ------------------------   -----------------------
                                                    PERCENT OF                 PERCENT OF                PERCENT OF
                                                     LOANS TO                   LOANS TO                  LOANS TO
                                                      TOTAL                      TOTAL                     TOTAL
                                        AMOUNT        LOANS        AMOUNT        LOANS        AMOUNT       LOANS
                                       ---------   ------------   ---------   ------------   --------   ------------
                                                                  (DOLLARS IN THOUSANDS)
Commercial loans....................     $ 647        44.98%         $504        49.10%        $362        48.94%
Real estate:
   Commercial.......................       139        26.59           124        23.29          118        23.92
   Construction.....................        61        11.77            77        15.56           78        14.01%

   One- to four -family.............       129        10.33            34         6.83           35         7.75
   Home equity loans................        16         3.01            11         2.22            9         2.11
Consumer loans......................        17         3.32            15         3.00           15         3.26
                                          ----                       ----                      ----
   Total allowance for loan losses..    $1,009                       $765                      $617
                                        ======                       ====                      ====




INVESTMENT PORTFOLIO

         At March 31, 1997, the Bank's investment portfolio, which totalled $10.1 million, consisted primarily of U.S. treasury and government agency securities and a mortgage-backed security. Of this amount, $9.1 million, or 88.35%, were U.S. treasury securities and U.S. government agency obligations. The mortgage-backed security totalled $991,000, which was issued by the FHLMC. Additionally, the Company owns $194,000 in stock of the Federal Reserve Bank of Richmond. Management generally maintains an investment portfolio with relatively short maturities to minimize overall interest rate risk. At March 31, 1997, approximately 70.56% of the investment securities portfolio had maturities of one year or less.

         Investment decisions are made within policy guidelines established by the Board of Directors. It is the Bank's policy to invest in non-speculative debt instruments, particularly debt instruments that are guaranteed by the U.S. Government or an agency thereof, to maintain a diversified investment portfolio which complements the overall asset/liability and liquidity objectives of the Bank, while limiting the related credit risk to an acceptable level. To meet the credit risk objectives, nongovernment debt instruments must have a rating of "B" or better to be held in the portfolio. The Bank's investment policy designates the investment portfolio to be classified as "available-for-sale", unless otherwise designated. At March 31, 1997, approximately $6.2 million, or 61.61% of the investment portfolio was classified available-for-sale.

         The following table sets forth the carrying value of the Bank's investment portfolio. At March 31, 1997 the market value of the Bank's investment portfolio totaled $10.1 million.

                                             AT MARCH 31,                              AT DECEMBER 31,
                                       -------------------------   --------------------------------------------------------
                                                 1997                         1996                          1995
                                       -------------------------   ---------------------------   --------------------------
                                        AVAILABLE      HELD TO      AVAILABLE       HELD TO       AVAILABLE      HELD TO
                                        FOR SALE      MATURITY      FOR SALE        MATURITY      FOR SALE       MATURITY
                                       -----------   -----------   -----------    ------------   -----------   ------------
                                                                     (DOLLARS IN THOUSANDS)
    U.S. Treasury...................     $5,255        $3,892        $9,157          $1,993       $16,186         $    -
    U.S. Government agency..........          -             -           996               -           978              -
    Mortgage-backed securities......        991             -           987               -           984              -
                                         ------        ------       -------          ------       -------         ------
                  Total.............     $6,246        $3,892       $11,140          $1,993       $18,148         $    -
                                         ======        ======       =======          ======       =======         ======




         The following table sets forth certain information regarding the amortized cost, weighted average yields, and maturities of the Bank's investment securities portfolio at March 31, 1997.

                                                                   GREATER THAN 90
                                                                         DAYS
                                                                    BUT WITHIN ONE            AFTER ONE YEAR BUT
                                          WITHIN 90 DAYS                 YEAR                 WITHIN FIVE YEARS
                                       ---------------------   ------------------------    ------------------------
                                         AMOUNT      YIELD       AMOUNT        YIELD         AMOUNT        YIELD
                                       ----------   --------   -----------   ----------    ----------    ----------
                                                                  (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE:
    U.S. Treasury...................     $4,965       5.49%       $  290        5.33%         $    -           -%
    U.S. Government agency..........          -          -             -           -               -           -
    Mortgage-backed securities......          -          -             -           -             991        5.79
                                         ------       ----        ------        ----          ------        ----
         Total......................     $4,965       5.49%       $  290        5.33%         $  991        5.79%
                                         ------       ----        ------        ----          ------        ----
HELD TO MATURITY:
    U.S. Treasury...................     $    -          -%       $1,898        5.64%         $1,994        5.63%
    U.S. Government agency..........          -          -             -           -               -           -
    Mortgage-backed securities......          -          -             -           -               -           -
                                         ------       ----        ------        ----          ------        ----
         Total......................     $    -          -%       $1,898        5.64%         $1,994        5.63%
                                         ------       ----        ------        ----          ------        ----

                  Total.............     $4,965       5.49%       $2,188        5.60%         $2,985        5.68%
                                         ======                   ======                      ======

SOURCES OF FUNDS

         General. Deposits and commercial reverse repurchase agreements are the primary source of the Bank's funds for lending and investing activities. Secondary sources of funds are derived from loan repayments and investment maturities. Loan repayments and investment maturities can be considered a relatively stable funding source, while deposit activity is greatly influenced by interest rates, general market conditions and competition.

         Deposits. The Bank offers a variety of retail deposit account products to both consumer and commercial deposit customers. The Bank's deposit accounts consist of savings, NOW accounts, checking accounts, money market accounts and certificate of deposit accounts. The Bank also offers individual retirement accounts. Time deposits comprised 36.03% of the deposit portfolio at March 31, 1997. Core deposits considered to be noninterest bearing and interest bearing demand deposit accounts, savings deposits, and money market accounts accounted for 63.97% of the deposit portfolio at March 31, 1997.

         The Bank intends to continue to emphasize retail deposit accounts as its primary source of funds. Deposit products are promoted in periodic newspaper advertisements, along with notices provided in customer account statements. The Bank does not accept brokered deposits and held no such deposits at March 31, 1997. The Bank's market strategy is based on its reputation as a community bank that provides quality products and personal customer service.

         The Bank pays interest rates on its interest bearing deposit products that are competitive with rates offered by other financial institutions in its market area, and in certain deposit categories may lead the market. Interest rates on deposits are reviewed weekly by management considering a number of factors including (1) the Bank's internal cost of funds; (2) rates offered by competing financial institutions; (3) investing and lending opportunities; and
(4) the Bank's liquidity position.

         The following table sets forth the types of deposits at the periods indicated.

                                                   AT MARCH 31,                             AT DECEMBER 31,
                                       -------------------------------------   --------------------------------------
                                                       1997                                     1996
                                       -------------------------------------   --------------------------------------
                                        AVERAGE       AVERAGE      PERCENT      AVERAGE       AVERAGE       PERCENT
                                        BALANCE        RATE        OF TOTAL     BALANCE         RATE       OF TOTAL
                                       ----------   -----------   ----------   ----------    ----------   -----------
DEPOSIT TYPES:
Noninterest-bearing demand..........    $ 9,839            -%       12.11%       $ 9,158           -%        11.07%
NOW accounts........................     16,265         2.27        20.02         14,583        2.49         17.62
Money markets.......................     14,019         3.44        17.26         15,819        3.53         19.11
Savings accounts....................     11,845         3.11        14.58         10,995        3.22         13.28
Certificates of deposit.............     29,266         5.27        36.03         32,207        5.51         38.92
                                        -------                    ------        -------                   -------
         Total......................    $81,234         3.40%      100.00%       $82,762        3.69%       100.00%
                                        =======                    ======        =======                    ======



                                                AT DECEMBER 31,
                                    --------------------------------------
                                                     1995
                                    --------------------------------------
                                     AVERAGE       AVERAGE       PERCENT
                                     BALANCE        RATE         OF TOTAL
                                    ----------   -----------    ----------
DEPOSIT TYPES:
Noninterest-bearing demand..........  $ 7,908           -%        11.02%
NOW accounts........................   11,532        2.46         16.07
Money markets.......................   13,688        3.86         19.07
Savings accounts....................    9,537        3.55         13.30
Certificates of deposit.............   29,095        5.63         40.54
                                      -------                   -------
         Total......................  $71,760        3.89%       100.00%
                                      =======                    ======

         Jumbo Certificates of Deposits. Jumbo certificates of deposit are accounts of $100,000 or more. These accounts totaled $4.2 million at March 31, 1997 and consisted principally of time certificates of deposit. The following table sets forth the amount and maturity of jumbo certificates of deposit at March 31, 1997.

                           GREATER THAN           ONE YEAR
    THREE MONTHS           THREE MONTHS              TO                 GREATER THAN
      OR LESS              TO ONE YEAR           FIVE YEARS              FIVE YEARS                   TOTAL
--------------------    ------------------   -------------------   ----------------------    -----------------------
                                           (DOLLARS IN THOUSANDS)
       $1,480                 $2,487                $228                    $ -                      $4,195



           At March 31, 1997, the Bank had no short-term borrowing facilities in place. The Bank anticipates having access to funds through credit facilities made available by the FHLB and secured lines of credit with various other commercial banks, as well as access to the Federal Reserve Bank discount window.

         Commercial Reverse Repurchase Agreements. Commercial reverse repurchase agreements represent transactions with customers for correspondent or commercial account cash management services. These are overnight borrowing arrangements with interest rates discounted from the federal funds sold rate. Securities underlying the repurchase agreements are maintained in the Company's control. At March 31, 1997, the average cost of these borrowings were 2.95%. At December 31, 1996 and 1995, the average cost was 2.97% and 3.19%, respectively.

                                                         AT OR FOR                        AT OR FOR
                                                         MARCH 31,                       DECEMBER 31,
                                                    --------------------   ----------------------------------------
                                                            1997                 1996                  1995
                                                    --------------------   -----------------   --------------------
                                                                        (DOLLARS IN THOUSANDS)
Commercial reverse repurchase
   agreements outstanding........................          $7,142              $6,345                 $6,970
Average amount outstanding at
  the end of period..............................            7420               7,762                  6,715
Maximum amount outstanding at
  the end of any month...........................           9,980               9,591                  8,364
Weighted average interest rate
  for the period.................................            2.95%               2.97%                  3.19%

SUBSIDIARIES

         As of March 31, 1997, the Bank was the only subsidiary of the Company. As of March 31, 1997, the Bank had one subsidiary, ANB Mortgage Services, LLC ("ANB Mortgage"), a dormant limited liability company which had previously originated and serviced residential construction loans. On June 2, 1997, ANB Mortgage was dissolved and is no longer an existing entity.

PERSONNEL

         As of March 31, 1997, the Bank had 53 full-time employees and 13 part-time employees. The employees are not represented by a collective bargaining unit. The Company believes its relationship with its employees is good.

PROPERTIES

         The executive offices of the Company and the Bank are located at 180 Admiral Cochrane Drive, Suite 300, Annapolis, Maryland 21401.

         The following table sets forth the location of and certain additional information regarding the offices of the Company and the Bank at March 31, 1997.

                                                      ORIGINAL                                    NET BOOK VALUE
                                                        YEAR                                      OF PROPERTY OR
                                                       LEASED                  YEAR OF               LEASEHOLD
                                    LEASED/              OR                     LEASE             IMPROVEMENTS AT
          LOCATION                   OWNED            ACQUIRED               EXPIRATION           MARCH 31, 1997
-----------------------------    -------------   -------------------    ---------------------   -------------------
Administration                      Leased              1995                    2005                  $54,241

West Street                         Leased              1989                   2000(1)                 46,554

Edgewater                         Land Leased           1996                   2006(1)                430,108

Cape St. Claire                     Leased              1995                   2000(1)                 26,367

Kent Island                         Leased              1990                   1998(1)                  2,606

Taylor Avenue                       Leased              1990                   1998(1)                    287

Severna Park                        Leased              1996                   2006(1)                 19,206


----------
(1) These leases may be extended at the option of the Company for periods ranging from three to twenty years.

         The Bank anticipates consolidating its West Street and Taylor Avenue Branches in Annapolis in one new location in Annapolis for which the Bank has already entered a lease. Costs of terminating the leases on these two locations have been factored into the one-time restructuring charge. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Operating Results for the Three Months Ended March 31, 1997 and 1996 - Operating Expenses."

LEGAL PROCEEDINGS

         The Company is not involved in any pending legal proceedings other than legal proceedings occurring in the ordinary course of business. Management believes that none of these legal proceedings, individually or in the aggregate, will have a material adverse impact on the results of operations or financial condition of the Company.

                           REGULATION AND SUPERVISION

GENERAL

         The Company, by virtue of its control of the Bank, is a registered bank holding company. As a bank holding company, the Company is required to file certain reports with, and otherwise comply with the rules and regulations of, the Federal Reserve Board ("FRB") under the BHCA.

         The activities of National Banks, such as the Bank, are generally governed by the National Bank Act and the FDI Act. The Bank is subject to extensive regulation, examination and supervision by the OCC, as its primary federal regulator, and the FDIC, as the deposit insurer. The Bank's deposit accounts are insured up to applicable limits by the FDIC's Bank Insurance Fund ("BIF"). The Bank must file reports with the OCC and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of other institutions. The OCC and/or the FDIC conduct periodic examinations to test the Bank's safety and soundness and compliance with various regulatory requirements. Many aspects of the Bank's operations are regulated by federal law including allowable activities, reserves against deposits, branching, mergers and investments. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the OCC, the FDIC or the Congress, could have a material adverse impact on the Company or the Bank and their operations.

         Certain of the regulatory requirements applicable to the Bank and to the Company are referred to below or elsewhere herein. This description of statutory provisions and regulations applicable to national banks and their holding companies does not purport to be a complete description of such statutes and regulations and their effects on the Bank and the Company.

HOLDING COMPANY REGULATION

         Federal Regulation. Due to its control of the Bank, the Company is subject to examination, regulation, and periodic reporting under the BHCA, as administered by the FRB.

         The Company is required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets of any bank or bank holding company or merge with another bank holding company. Prior FRB approval will also be required for the Company to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company. Bank holding companies may acquire additional banks as separate subsidiaries in any state, subject to certain conditions set forth in the BHCA, such as deposit concentration limits. In addition to the approval of the FRB before any bank acquisition can be completed, prior approval may also be required to be obtained from other agencies having supervisory jurisdiction over the bank to be acquired.

         A bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks to be a proper incident thereto. Some of the principal activities that the FRB has determined by regulation to be closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services;
(iv) acting as fiduciary, investment or financial advisor; (v) finance leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings association, provided that the savings association only engages in activities permitted bank holding companies.

         The FRB has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of the OCC for the Bank. See "--Federal Banking Regulations--Capital Requirements." The Company's total and Tier 1 capital exceeds these requirements.

         Bank holding companies are generally required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the Company's consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, FRB order or directive, or any condition imposed by, or written agreement with, the FRB. The FRB has recently adopted an exception to this approval requirement for well- capitalized bank holding companies that meet certain other conditions.

         The FRB has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the FRB's policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization's capital needs, asset quality, and overall financial condition. The FRB's policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. These regulatory policies could affect the ability of the Company to pay dividends or otherwise engage in capital distributions.

         The FRB has general authority to enforce the BHCA as to the Company and also may require a bank holding company to cease any activity or terminate control of any subsidiary engaged in an activity that the FRB believes constitutes a serious risk to the safety, soundness or stability of its bank subsidiaries.

         The status of the Company as a registered bank holding company under the BHCA does not exempt it from certain Federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the Federal securities laws.

         The Company and its subsidiaries will be affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve System. In view of changing conditions in the national economy and in the money markets, it is impossible for the management of the Company to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of the Company or the Bank.

         State Regulation. The Company is also a "bank holding company" within the meaning of the Maryland bank holding company laws. The prior approval of the Maryland Commissioner of Financial Regulation is required before the Company may acquire all or substantially all of the assets of any bank (or holding company thereof), merge with a holding company of a bank or acquire more than 5% of the voting stock of a bank or holding company thereof.

ACQUISITION OF THE COMPANY

         Federal Regulation. Under the Federal Change in Bank Control Act ("CIBCA"), a notice must be submitted to the FRB if any person (including a company), or group acting in concert, seeks to acquire 10% or more of the Company's outstanding voting stock, unless the FRB has found that the acquisition will not result in a change in control of the Company. Under the CIBCA, the FRB has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the communities served by the Company and the Bank, and the effects of the acquisition on competition.

         Under the BHCA, any company would be required to obtain prior approval from the FRB before it may obtain "control" of the Company within the meaning of the BHCA. Control generally is defined to mean the ownership or power to vote 25 percent or more of any class of voting securities of the Company or the ability to control in any manner the election of a majority of the Company's directors. An existing bank holding company would be required to obtain the FRB's prior approval under the BHCA before acquiring more than 5% of a class of the Company's voting securities. A Change of Control is not contemplated by and will not occur as a result of this Offering. See "Holding Company Regulation." Approval of the Maryland Commissioner of Financial Regulation may also be required for acquisition of the Company under some circumstances.

FEDERAL BANKING REGULATIONS

         CAPITAL REQUIREMENTS. The OCC's capital regulations require national banks to meet two minimum capital standards: a 3% Tier 1 capital to total adjusted assets ratio for the most highly rated banks (at least 100 to 200 basis points more for other national banks) (the "leverage" ratio) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital to total assets standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the financial institution examination rating system), and, together with the risk-based capital standard itself, a 4% Tier 1 capital to risk-based assets standard. Tier 1 capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus, and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships.

         The risk-based capital standard requires the maintenance of Tier 1 and total capital (which is defined as Tier 1 capital plus Tier 2 capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, as assigned by the OCC capital regulation based on the risks the agency believes are inherent in the type of asset. The regulators have recently added a market risk adjustment to cover a bank's trading account, foreign exchange and commodity positions. The components of Tier 1 capital are equivalent to those discussed above. Tier 2 capital may include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of Tier 2 capital included as part of total capital cannot exceed 100% of Tier 1 capital.

         At March 31, 1997 the Bank was considered well capitalized for regulatory purposes. The following table presents the Bank's capital position at March 31, 1997 relative to the applicable regulatory requirements.

                                                  AT MARCH 31, 1997
                                         ------------------------------------
                                             AMOUNT             PERCENTAGE
                                         --------------       ---------------
                                                (DOLLARS IN THOUSANDS)
Tier 1 risk-based capital:

     Actual..........................        $5,729                  9.00%
     Regulatory requirement..........         2,546                  4.00
                                             ------                  ----
         Excess......................        $3,183                  5.00%
                                             ======                  ====

Total risk-based capital:

     Actual..........................        $6,525                 10.25%
     Regulatory requirement..........          5092                  8.00
                                              -----                  ----
         Excess......................        $1,433                  2.25%
                                             ======                  ====

Leverage capital:

     Actual..........................        $5,729                  5.99%
     Regulatory requirement..........         3,825                  4.00
                                             ------                  ----
     Excess..........................        $1,904                  1.99%
                                             ======                  ====



         PROMPT CORRECTIVE REGULATORY ACTION. Under the prompt corrective action regulations, the OCC is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of undercapitalization. Generally, a depository institution is considered "well capitalized" if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier 1 capital to risk-weighted assets is at least 6%, its leverage ratio is at least 5%, and it is not subject to any order or directive by the appropriate regulator to meet a specific capital level. An institution generally is considered "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8%, its ratio of Tier 1 capital to risk-weighted assets is at least 4%, and its leverage ratio is at least 4% (3% if the institution receives the highest examination rating). An institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 capital to risk-weighted assets of less than 4% or a leverage ratio of less than 4% (3% or less for institutions with the highest examination rating) is considered to be "undercapitalized." An institution that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be "significantly undercapitalized" and an institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." The OCC has discretion to assign a bank to the next lower capital category if it determines, subject to a notice and opportunity for hearing process, that such action is warranted due to unsafe or unsound conditions or practices. The regulation also provides that a capital restoration plan must be filed with the OCC within 45 days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. Such capital restoration plan is subject to OCC approval.

         INSURANCE OF DEPOSIT ACCOUNTS. Deposits of the Bank are insured by the BIF. The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary regulator and such other information that the FDIC deems relevant with respect to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Assessment rates for BIF deposits currently range from 0 basis points for well-capitalized institutions in the highest supervisory category to 27 basis points for the weakest institutions. The FDIC is authorized to raise the assessment rates in certain circumstances, including to maintain or achieve the designated reserve ratio of 1.25%, which requirement the BIF currently meets. The FDIC has exercised its authority to raise rates in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Bank.

         Both the BIF and the Savings Association Insurance Fund ("SAIF") (the deposit insurance fund that covers most savings association deposits) are statutorily required to be capitalized to at least a 1.25% of insured reserve deposits ratio. Until recently, members of the SAIF and BIF were paying average deposit insurance premiums of between 24 and 25 basis points. The BIF met the required reserve in 1995, whereas the SAIF was not expected to meet or exceed the required level until 2002 at the earliest. This situation was primarily due to the statutory requirement that SAIF members make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF.

         In view of the BIF's achieving the 1.25% ratio, the FDIC ultimately adopted a new assessment rate schedule of from 0 to 27 basis points under which 92% of BIF members paid an annual administration fee of only $2,000. With respect to SAIF member institutions, the FDIC adopted a final rule retaining the previously existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points. As long as the premium differential continued, it may have had adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets.

         On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a special one-time assessment on SAIF member institutions to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of
65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996 (the "SAIF Special Assessment"). The Funds Act also spread the obligations for payment of the FICO bonds across all SAIF and BIF members. Beginning on January 1, 1997, BIF deposits, including those held by the Bank, were assessed for a FICO payment of 1.3 basis points, while SAIF deposits pay
6.48 basis points. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The Funds Act specifies that the BIF and SAIF will be merged on January 1, 1999, provided no savings associations remain as of that time.

         Management cannot predict the level of FDIC insurance assessments on an on-going basis or whether the BIF and SAIF will eventually be merged.

         The Bank's assessed premium for the year ended December 31, 1996 was $13,000. During 1996, the FDIC reduced deposit premiums and, as a result, the Bank paid an administration fee for the third and fourth quarters of $500. FDIC premiums for the first and second quarters of 1996 were $12,000. A significant increase in FDIC insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the Bank.

         Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the regulators. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

         LOANS TO ONE BORROWER. National banks are subject to limits on the amount that they may lend to single borrowers. Generally, banks may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its capital and surplus (including Tier 1 capital, Tier 2 capital and the amount of the allowance for loan and lease losses not includable in Tier 2 capital). An additional amount may be lent, equal to 10% of capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At March 31, 1997, the Bank's limit on loans to one borrower was $1.0 million. At March 31, 1997, the Bank's largest aggregate outstanding balance of loans to one borrower, net of loan participations sold and cash collateral, was $1.0 million.

         LIMITATION ON CAPITAL DISTRIBUTIONS. National banks may not pay dividends out of its permanent capital and may not, without OCC approval, pay dividends in excess of the total of the bank's retained net income for the year combined with retained net income for the prior two years less any transfers to surplus. A national bank may not pay a dividend that would cause it to fall below any applicable regulatory capital standard.

         ASSESSMENTS. National banks are required to pay assessments to the OCC to fund the agency's operations. The general assessments, paid on a semi-annual basis, are computed according to the bank's asset size, including consolidated subsidiaries. The assessments paid by the Bank for the fiscal year ended December 31, 1996, totalled $38,000.

         BRANCHING. National banks are authorized to establish branches within the state in which they are headquartered but only to the extent state law allows branching by state banks. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Act") provides for interstate branching for national banks, effective June 1, 1997. Under the Act, interstate branching by merger is authorized on June 1, 1997 unless the state in which the bank is to branch has enacted a law opting out of interstate branching or expedites the effective date by passing legislation. De novo interstate branching will be permitted by the Act to the extent the state into which the bank is to branch has enacted a law authorizing out-of-state banks to establish de novo branches. The State of Maryland has adopted legislation authorizing interstate bank mergers, and permitting interstate de novo branching, under certain conditions.

         TRANSACTIONS WITH RELATED PARTIES. The authority of a depository institution to engage in transactions with related parties or "affiliates" (e.g., any company that controls or is under common control with an institution, including the Company) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A limits the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

         The authority of the Bank to extend credit to executive officers, directors and 10% shareholders ("insiders"), as well as entities such persons control, is governed by Sections 22(g) and 22(h) of the FRA and Regulation O thereunder. Among other things, such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and to not involve more than the normal risk of repayment. Recent legislation created an exception to this requirement for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Regulation O also places individual and aggregate limits on the amount of loans that institutions may make to insiders based, in part, on the institution's capital position and requires certain board approval procedures to be followed.

         ENFORCEMENT. Under the FDI Act, the OCC has primary enforcement responsibility over national banks and has the authority to bring actions against such banks and all institution-affiliated parties, including directors, officers, stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership or conservatorship. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the OCC that it take enforcement action with respect to a national bank. If action is not taken by the agency, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

         The FRB has generally similar enforcement authority with respect to the Company.

         STANDARDS FOR SAFETY AND SOUNDNESS. The federal banking agencies have adopted Interagency Guidelines Prescribing Standards for Safety and Soundness ("Guidelines") and a final rule to implement safety and soundness standards required under the FDI Act. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The standards set forth in the Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final rule establishes deadlines for the submission and review of such safety and soundness compliance plans when such plans are required.

         PROPOSED LEGISLATION. Congress is currently considering various legislative proposals that would restructure the regulation of bank holding companies, expand the activities in which companies controlling banks may engage, eliminate the federal savings association charter and merge the BIF and SAIF funds. The Company is unable to predict whether such legislation will be enacted, or, if enacted, the extent to which the legislation would restrict or disrupt its operations or those of the Bank.

         COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment act, as amended ("CRA"), as implemented by OCC regulations, a national bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OCC, in connection with its examination of a bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain corporate applications by such institution, such as mergers and branching. The Bank's most recent rating was "outstanding."

FEDERAL RESERVE SYSTEM

         The Federal Reserve Board regulations require depository institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts). Federal Reserve Board regulations currently require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $49.3 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts aggregating greater than $49.3 million, the reserve requirement is $1.479 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $49.3 million. The first $4.4 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements.

              THE BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY

         The following table sets forth certain information regarding executive officers and directors of the Company.

               NAME                        POSITION(S) HELD WITH COMPANY
----------------------------------   ------------------------------------------
Albert Phillips                      Chairman of the Board and President
Stanley H. Katsef                    Vice Chairman of the Board
John W. Marhefka, Jr.                Director, Chief Executive Officer, Vice
                                     President and Assistant Secretary
Ronald E. Gardner                    Director
Stanley J. Klos, Jr.                 Director
Lawrence E. Lerner                   Director
Richard M. Lerner                    Director
Dimitri P. Mallios                   Director
Lawrence W. Schwartz                 Director
Russell J. Grimes, Jr.               Chief Financial Officer and Treasurer
Lori J. Mueller                      Secretary

         The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the Board. The directors are elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. A class of directors, consisting of Messrs. Klos, R. Lerner and Marhefka, has a term of office expiring at the 1998 annual meeting of stockholders; another class, consisting of Messrs. Gardner, L. Lerner and Schwartz, has a term of office expiring at the 1999 annual meeting of stockholders; and a class, consisting of Messrs. Katsef, Mallios and Phillips, has a term of office expiring at the 2000 annual meeting of stockholders, although Mr. Katsef will stand for election before the stockholders at the 1998 annual meeting of stockholders, as he was appointed to the Board following the 1997 annual meeting of stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS OF THE COMPANY

         The Company has established an Audit Committee consisting of Messrs. Katsef and Schwartz, a Capital Planning Committee consisting of Messrs. Katsef,
R. Lerner, Marhefka and Schwartz, and a Compensation Committee consisting of Messrs. Gardner, Klos, R. Lerner and Mallios, and Mr. Marhefka as a non-voting member. The Audit and Compensation Committees are joint committees with the Bank. The Company's nominating committee consists of the full Board of Directors.

DIRECTORS' COMPENSATION

         The directors of the Company do not receive fees for attendance at meetings or for services rendered to the Company.

                THE BOARD OF DIRECTORS AND MANAGEMENT OF THE BANK

DIRECTORS

         The following table sets forth certain information regarding the Board of Directors of the Bank.

                                                 POSITIONS HELD WITH THE             DIRECTOR        TERM
            NAME                AGE(1)                     BANK                        SINCE        EXPIRES
----------------------------   ---------   ------------------------------------     -----------   -----------
Albert Phillips                   70       Chairman of the Board                       1990          1998
Stanley H. Katsef                 53       Vice Chairman of the Board                  1997          1998
John W. Marhefka, Jr.             42       Director, President and                     1997          1998
                                           Chief Executive Officer
Ronald E. Gardner                 43       Director                                    1997          1998
Stanley J. Klos, Jr.              45       Director                                    1997          1998
Lawrence E. Lerner                64       Director                                    1990          1998
Richard M. Lerner                 37       Director                                    1990          1998
Dimitri P. Mallios                64       Director                                    1990          1998
Lawrence W. Schwartz              42       Director                                    1990          1998


----------
(1)      As of March 31, 1997.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         The following table sets forth certain information regarding the executive officers of the Bank who are not also directors.

            NAME                AGE(1)                           POSITION HELD WITH THE BANK
----------------------------   --------   -------------------------------------------------------------------------
Jeffrey Armiger                   41      Senior Vice President and Loan Officer

Russell J. Grimes, Jr.            40      Senior Vice President, Chief Financial Officer and Treasurer

M. John Miller, Jr.               46      Senior Vice President and Chief Lending Officer

Lori J. Mueller                   34      Senior Vice President, Administration and Marketing, and Secretary

----------
(1)      As of March 31, 1997.

BIOGRAPHICAL INFORMATION

         Presented below is biographical information regarding directors and executive officers of the Company and executive officers of the Bank who are not also directors or executive officers of the Company.

         Albert Phillips. Mr. Phillips has been the Chairman of the Board of The Phillips Corporation, a manufacturer and supplier of manufacturing technology products headquartered in Columbia, Maryland since 1963. He has been a Director of the Company and the Bank since their inception. Mr. Phillips serves as Chairman of the Board of the Company and the Bank as well as President of the Company.

         Stanley H. Katsef. Mr. Katsef became a Director and Vice Chairman of the Board of the Company and the Bank in April 1997. He was previously a founding Director of Annapolis Bancshares, Inc. and Bank of Annapolis in 1988, where he served as Chairman of the Board and a full-time employee of both companies from 1992 to 1996. He was the owner of Katsef Sales, Inc., an Annapolis based distributor of janitorial supply products until July 1, 1990.

         John W. Marhefka, Jr. Mr. Marhefka is Chief Executive Officer and Vice President of the Company and President and Chief Executive Officer of the Bank. He has held high level positions in the Maryland financial institution industry since 1978. Most recently, he was a founder of Annapolis Bancshares, Inc. and Bank of Annapolis in 1988. As President and Chief Executive Officer of those companies, he led them through more than seven years of earnings and asset growth before they merged with Sandy Spring Bancorp, Inc. in 1996. Mr. Marhefka also served as Chairman of the Board of both companies from 1988 to 1992. Under Mr. Marhefka's leadership, the Bank of Annapolis went from a start-up bank with $1.1 million in assets to $81.1 million at June 30, 1996, immediately prior to the time it was acquired. At that date, the Bank had a return on assets of 1.85% and a return on equity of 16.53%. There can be no assurances that the financial success of these companies can be repeated. He is active in community affairs and serves on the Board of Directors of Leadership Anne Arundel.

         Ronald E. Gardner. Mr. Gardner was an owner, Director and Vice President of E.L. Gardner, Inc. from 1969 to 1996, at which time he sold his interest in the company and resigned. He was responsible for day to day operations of E.L. Gardner, Inc., which is a producer of ready mix concrete in Anne Arundel County. He has been a Director of the Company and the Bank since April 1997. Mr. Gardner is also an Officer and Director of Arundel Management Corporation located in Annapolis, Maryland, a real estate and management company and President and principal owner of Washington Street Pub located in Easton, Maryland.


         Stanley J. Klos, Jr. Mr. Klos has been a practicing attorney in Anne Arundel and Prince George's Counties since 1977. He is currently a principal of the Annapolis law firm of Klos & Seles, P.A. He is a member of the Maryland, District of Columbia, Anne Arundel County, and Prince George's County Bar Associations. He has been a Director of the Company and the Bank since April 1997. Mr. Klos is active in community affairs and serves on the Boards of Directors of Leadership Anne Arundel, the American Heart Association Anne Arundel County Chapter and the Anne Arundel County YMCA.



         Lawrence E. Lerner. Mr. Lerner has been active in real estate development in the Washington, D.C. metropolitan area for 30 years. He has been involved in the development and construction of two regional shopping centers, several other commercial developments, and more than 2,800 apartment units. Mr. Lerner manages his real estate investments, comprised of various partnership interests in entities which own real estate. He has been a Director of the Company and the Bank since their inception. Mr. Lerner is the father of Richard
M. Lerner, a Director of the Company and Bank.



         Richard M. Lerner. Mr. Lerner has been President of White Flint Builders, Inc. since 1984. White Flint Builders, Inc. is located in Bethesda, Maryland and is engaged in high-end residential development and construction. He has been a Director of the Company and the Bank since their inception. Richard Lerner is the son of Lawrence E. Lerner, a Director of the Company and Bank.


         Dimitri P. Mallios. Mr. Mallios is an attorney who has practiced law since 1960, and is a member of the Bars of the State of Maryland and the District of Columbia. He is presently a senior partner of the law firm of Margolius, Mallios, Davis, Rider & Tomar, located in Washington, D.C. Mr. Mallios has been a Director of the Company and the Bank since their inception.

         Lawrence W. Schwartz. Mr. Schwartz is a certified public accountant who has operated CPA firms since 1984 and is currently Managing Partner of Schwartz, Albert & Company, Chartered, a CPA firm based in Bethesda, Maryland. Additionally, he was Executive Vice President and Chief Financial Officer of Federal Supply Contracts Group, Inc., a reseller of furniture to the government, from 1993 to 1995. Mr. Schwartz has been a Director of the Company since April 1997 and a Director of the Bank since its inception.

         Jeffrey Armiger. Mr. Armiger has been an officer of the Bank since 1990. As Senior Vice President and Loan Officer, he is primarily responsible for business development and relationship management of commercial accounts. His eighteen years of banking experience include similar positions with First American Bank in Anne Arundel County.

         Russell J. Grimes, Jr. Mr. Grimes became Chief Financial Officer and Treasurer of the Company and Senior Vice President, Chief Financial Officer and Treasurer of the Bank in March 1997. His eighteen years of related prior banking experience include having served as Vice President, Treasurer, and Chief Financial Officer of Annapolis Bancshares, Inc. and Bank of Annapolis from 1994 to 1996 and similar positions with First Virginia Banks, Inc. and American National Savings Bank, F.S.B.

         M. John Miller, Jr. Mr. Miller has been Senior Vice President and Chief Lending Officer of the Bank since 1994. In this capacity, he is primarily responsible for all areas of the Bank's lending function, including origination, servicing, and credit quality. Previously, he joined Second National FSB in 1988, and in December 1991 became Senior Vice President responsible for the bank's Credit and Commercial Real Estate Departments. Mr. Miller continued in the same capacity with Second National/RTC and had the additional management responsibilities necessary to effect the resolution of the institution until June 1994. From 1974 to 1988 he held various management positions with Maryland National Bank.

         Lori J. Mueller. Ms. Mueller has been an officer of the Bank since 1990. As Senior Vice President Administration and Marketing, she is primarily responsible for retail banking, deposit account administration, marketing, employee benefits, and general bank administration. Her fifteen years of related banking experience include similar positions with Bay National Bank in Annapolis.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE BANK

         As of February 1997, the Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board. During the year ended December 31, 1996, the Board of Directors met on a quarterly basis. No director attended fewer than 75% of the total number of Board meetings held during this period.

         The Board of Directors of the Bank has established the following Board and management committees:

         The Audit Committee consists of Messrs. Katsef and Schwartz. The Bank's Certified Public Accountants report to this committee. The purpose of this committee is to review the audit function and management actions regarding the implementation of audit findings. The committee also maintains a liaison with the outside auditors and reviews the adequacy of internal controls. The committee meets as needed.

         The Executive Committee consists of Messrs. Katsef, L. Lerner, R. Lerner, Marhefka, Mallios, Phillips and Schwartz. This Committee has delegated authority to approve loans up to the Bank's legal lending limit. The Executive Committee also may act in lieu of the full board and on matters of urgency between Board Meetings. The Executive Committee meets weekly.

         The Compensation Committee consists of Messrs. Gardner, Klos, R. Lerner and Mallios, and Mr. Marhefka is a non-voting member. This Committee manages and sets policy with respect to executive compensation and employee benefits at the Bank level and manages the Stock Option Plan at the Company level. The Compensation Committee meets as needed.

         The Marketing Committee consists of Messrs. Gardner, Katsef, Klos, L. Lerner, Marhefka and Phillips. This Committee assists management in developing and implementing marketing strategies, advertising campaigns, and new products.

DIRECTORS' COMPENSATION

         DIRECTORS' FEES. Directors of the Bank are not compensated for attendance at monthly meetings of the Board or for service to the Bank. Members of the Executive Committee, except for Mr. Marhefka, are paid $400 per month for service on that Committee.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following table shows for the fiscal years ending December 31, 1996, 1995 and 1994, the cash compensation paid by the Company and the Bank as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer. Mr. Morgan resigned from his positions with the Company and Bank effective February 20, 1997. Mr. Morgan will receive a bi-weekly severance payment of $4,038, as well as health insurance, through August 20, 1997. Mr. Marhefka was subsequently appointed as Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank on February 21, 1997. See "The Board of Directors and Management of the Bank -- Employment Agreement." No other executive officers of the Company or the Bank received total salary and bonus in excess of $100,000 in 1996 (the "Named Executive Officer").

                                                                         LONG-TERM COMPENSATION
                               ----------------------------------  ----------------------------------
                                      ANNUAL COMPENSATION                   AWARDS            PAYOUTS
                               ----------------------------------  ------------------------   -------
                                                        OTHER      RESTRICTED   SECURITIES
                                                       ANNUAL        STOCK      UNDERLYING     LTIP       ALL OTHER
      NAME AND                  SALARY     BONUS     COMPENSATION   AWARD(S)     OPTIONS      PAYOUTS    COMPENSATION
 PRINCIPAL OFFICER      YEAR      ($)       ($)         ($)(1)         ($)        SARS(#)     ($)(2)         ($)
--------------------   ------  ---------  --------  -------------  ----------  ------------   -------  ---------------
Richard J. Morgan       1996    $105,000         -        -            -            -            -          2,307(3)
   Vice President and   1995     100,000    30,000        -            -            -            -               -
   Chief Executive      1994      89,250         -        -            -            -            -               -
   Officer of the
   Company and
   President and Chief
   Executive Officer of
   the Bank

----------
(1) For 1996, 1995 and 1994, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the years; (b) payments of above market preferential earnings on deferred compensation; (c) payments of earnings with respect to long term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.
(2) The Bank does not maintain a long-term incentive plan and therefore, there were no payouts or awards under such plan.
(3) Represents amounts contributed to Mr. Morgan by the Bank pursuant to the Bank's 401(k) plan.

EMPLOYMENT AGREEMENT

         On February 21, 1997, the Bank and Mr. Marhefka entered into a five year employment agreement (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Marhefka receives a base salary of $132,500 per year, and such base salary increases on each anniversary of the Employment Agreement by an amount determined by multiplying the then base salary by the annual percentage increase of the most recently released Consumer Price Index for Urban Consumers. Additionally, the Bank provides and maintains an automobile for Mr. Marhefka's use and provides family health insurance.

         Pursuant to the Employment Agreement, on April 25, 1997, Mr. Marhefka was granted incentive stock options to purchase 10,000 shares of Company Common Stock at an exercise price of $5.00 per share. In addition, Mr. Marhefka will have an opportunity to be granted additional options at the close of each calendar year during the term of the Employment Agreement (the "Annual Options"). The exercise price of the Annual Options will be calculated as 133.334% of the book value per share of the Company's Common Stock at the close of the calendar year and the number of Annual Options will be determined as a function of the Company's return on average equity ("ROE") for the calendar year. Should the Company's ROE for the calendar year be calculated at 15% or greater, the amount of Annual Options to be granted will be 1,000 plus 10 additional options for each 0.01% by which the Company's ROE exceeds 15% for that calendar year.

         Pursuant to the Employment Agreement, the Bank will also pay a bonus to Mr. Marhefka following the close of each calendar year during the term of the Employment Agreement (the "Annual Bonus"). The amount of each Annual Bonus will be calculated as 5% of the amount by which the Company's ROE exceeds 15% during that calendar year.

         No Annual Options or Annual Bonus will be paid for any calendar year in which (i) the Company's ROE is less than 15% during that year, or (ii) the amount of the Bank's non-performing assets, as defined in the contract, exceeds 0.75% of its total assets at the end of the calendar year just completed, or
(iii) the amount of the Bank's allowance for loan losses is less than 150% of its non-accrual loans after deducting any portion thereof which are government guaranteed.

         If the Company increases its stockholder equity by virtue of selling new shares of Common Stock, as is the case with the Offering, or another method of external recapitalization, the Annual Options and Annual Bonus incentive calculations will be adjusted to account for the dilutive effect of such recapitalization on the Company's ROE.

         Pursuant to the Employment Agreement, the Bank has reimbursed State Capital Bancorp, Inc. $50,000 in expenses related to a public offering of State Capital Bancorp, Inc. which was abandoned by Mr. Marhefka in order to accept employment with the Bank.

         The Employment Agreement may be terminated by either party with or without "cause". The Employment Agreement provides that, except in certain circumstances, if Mr. Marhefka terminates the Employment Agreement by voluntary resignation, or his employment is terminated without cause, Mr. Marhefka will not, without the Bank's written consent, participate or be connected with any competing institution that has offices or does business in Anne Arundel County, Maryland for the remaining term of the Employment Agreement, not to exceed one year in the case of resignation, or eight months if employment is terminated without cause. The Employment Agreement further provides that if the Bank terminates the Employment Agreement for any reason, other than for "cause" or due to Mr. Marhefka's death, disability or resignation, Mr. Marhefka will be paid an amount equal to his base salary for the twelve months immediately preceding termination of the Employment Agreement. Notwithstanding the above, in the event of a "change in control" of the Companies (as defined in the Employment Agreement), Mr. Marhefka will have the option within six months of the "change in control" to continue under the terms of the Employment Agreement with the consent of the Bank, enter into a new employment agreement with the Bank, on mutually agreeable terms, or receive a payment equal to one and one-half (1.5) times the base salary and bonus earned during the preceding twelve month period. The Employment Agreement does not provide benefits to Mr. Marhefka in the event of his death or disability, his discharge by the Companies for "cause", or his resignation.

BENEFITS

         Insurance Plans. All full-time employees are covered as a group for comprehensive hospitalization, including major medical, long-term disability, accidental death and dismemberment insurance and group term life insurance.


         Stock Option Plan. The Company maintains an Employee Stock Option Plan (the "Option Plan") which provides for discretionary awards of up to an aggregate of 100,000 options to purchase Company Common Stock to officers and key employees of the Company and Bank as determined by a committee of disinterested directors at the fair market value of the Common Stock on the date of grant. The Option Plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Option Plan was approved by the Company's stockholders on April 25, 1997, therefore, no grants were made in 1996. Pursuant to an Employment Agreement dated February 21, 1997, the Company granted Mr. Marhefka options to purchase 10,000 shares of Company Common Stock at an exercise price of $5.00 per share on April 25, 1997. Additionally, on July 17, 1997, the Company granted to five other executive officers options to purchase a aggregate of 25,000 shares of Company Common Stock at an exercise price of $6.00 per share. These options are subject to a vesting schedule and will become exercisable in five equal annual installments beginning one year from the date of grant. The Company intends to grant additional options to certain key Bank employees in the future, however, the timing and amount of such grants has yet to be determined. All such options will be granted at not less than the fair market value of the Common Stock at the time of the grant.


TRANSACTIONS WITH CERTAIN RELATED PERSONS

         The Bank has adopted a policy which requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features.

         Mr. L. Lerner has a $200,000 participation interest in a $600,000 line of credit which a local businessman maintains with the Bank at a rate of WSJ prime +1.0%. The Bank was unable to fund the entire line of credit, as it would have exceeded its loan-to-one-borrower limit.


         In June 1990, Mr. L. Lerner, a director of the Company and Bank, made a $3.2 million unsecured loan to the Company which accrued interest at a rate of the Bank's prime rate less 2.0%. In December 1994, 907,143 shares of Company Common Stock were issued to Mr. L. Lerner in exchange for retirement of the principal portion of the debt. A new note was issued to Mr. L. Lerner in the amount of $848,000 to cover the accrued interest portion of the loan that remained outstanding, which note matures on December 31, 1997 and bears interest at the WSJ prime rate plus 1.0%. The Company intends to repay the debt owed to Mr. L. Lerner using a portion of the proceeds from the Offering. See "Use of Proceeds."

SECURITY OWNERSHIP OF MANAGEMENT

         At July 23, 1997, the Company had 1,478,972 shares of common stock outstanding. The following table sets forth, as of July 23, 1997, on an historical and on a pro forma basis, giving effect to the sale of a minimum of 333,334 and a maximum of 833,334 shares in the Offering, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock, each director, each Named Executive Officer and the shares of Common Stock beneficially owned by all directors and executive officers of the Company as a group.


                                              BENEFICIAL OWNERSHIP                      BENEFICIAL OWNERSHIP
                                                BEFORE OFFERING                            AFTER OFFERING
                                        --------------------------------   -----------------------------------------------
          NAME AND ADDRESS
         OF BENEFICIAL OWNER                SHARES           PERCENT           SHARES                   PERCENT
-------------------------------------   ---------------   --------------   ---------------   -----------------------------
                                                                                                MINIMUM         MAXIMUM
Albert Phillips                             17,500            1.18%            18,500           1.02%               *

Stanley H. Katsef                           20,800            1.41%            25,800           1.42%           1.12%

John W. Marhefka, Jr.                    37,690(1)            2.55%            42,690           2.36%           1.85%

Ronald E. Gardner                           20,000            1.35%            20,000           1.10%               *

Stanley J. Klos, Jr.                        20,000            1.35%            20,000           1.10%               *

Lawrence E. Lerner                         881,453           59.60%           881,453          48.64%          38.12%

Richard M. Lerner                          100,000            6.76%           100,000           5.51%           4.32%

Dimitri Mallios                             10,000                *            10,000               *               *

Lawrence W. Schwartz                        12,000                *            17,300               *               *

Jeffrey Armiger                                  -                *                 -               *               *

Russell J. Grimes, Jr.                           -                *             1,000               *               *

M. John Miller, Jr.                              -                *             4,250               *               *

Lori J. Mueller                                  -                *                 -               *               *

                                   ---------------   --------------   ---------------   -------------   -------------
All Executive Officers                   1,119,443           75.70%         1,140,993          62.96%          49.34%
 and Directors as a
 Group (13 persons)

----------
*        Less than one percent

(1) Includes options to purchase 10,000 shares of Company Common Stock held by Mr. Marhefka which are currently exercisable at an exercise price of $5.00 per share.

                   RESTRICTIONS ON ACQUISITION OF THE COMPANY

GENERAL

         Certain provisions in the Company's Amended Articles of Incorporation and Bylaws and in its management remuneration together with provisions of Maryland corporate law, may have anti-takeover effects.

RESTRICTIONS IN THE COMPANY'S AMENDED ARTICLES OF INCORPORATION AND BYLAWS

         A number of provisions of the Company's Amended Articles of Incorporation (the "Articles of Incorporation") and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of the provisions of the Articles of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt that is not approved by the Board of Directors, but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Articles of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Articles of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

         Board of Directors. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Articles of Incorporation and Bylaws provide that the size of the Board shall be determined by a two thirds vote of directors then in office. The Articles of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled for the remainder of the unexpired term exclusively by a two-thirds vote of the directors then in office whether or not a quorum. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Articles of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of at least two-thirds of the outstanding shares of voting stock. In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice. The provisions can only be amended by the shareholders with the affirmative vote of holders of at least 80% of the shares of common stock entitled to vote.

         Cumulative Voting, Special Meetings and Action by Written Consent. The Articles of Incorporation do not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by the Board of Directors of the Company, an appropriate committee designated by the Board of Directors or the written request of not less than 25 percent of all votes entitled to be cast at the meeting. The Bylaws also provide that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

         Authorized Shares. The Articles of Incorporation authorizes the issuance of 10,000,000 shares of Common Stock and 5,000,000 shares of serial preferred stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Offering to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares.

         Certain Bylaw Provisions. The Articles of Incorporation and Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give not less than 30 nor more than 60 days notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION

         The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreement with Mr. Marhefka may also discourage takeover attempts by increasing the costs to be incurred by the Bank and the Company in the event of a takeover. See "The Board of Directors and Management of the Bank - Employment Agreement."

         The Company's Board of Directors believes that the provisions of the Articles of Incorporation, Bylaws and Mr. Marhefka's employment agreement are in the best interest of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

BUSINESS COMBINATIONS

         Under the Maryland General Corporation Law, certain "business combinations" (including any merger or similar transaction subject to a statutory stockholder vote and additional transactions involving transfers of assets or securities in specific amounts) between a Maryland corporation and any person who, after the date on which the corporation has 100 or more beneficial owners of its stock, beneficially owns 10% or more of the voting power of the corporation's shares or any affiliate of the corporation who, at any time within the two year period prior to the date in question and after the date on which the corporation has 100 or more beneficial owners of its stock, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder"), or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder unless an exemption is available. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation's stockholders receive a minimum price (as described in the Maryland General Corporation Law) for their shares and the consideration is received in cash or in the same form a previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by resolution of the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. In order to amend the Company's charter to elect not to be subject to the foregoing requirements with respect to Interested Stockholders, an affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Stockholders is required under the Maryland General Corporation Law. Such an amendment to the Company's charter shall not become effective until 18 months after the vote of stockholders and shall not apply to any business combination between the Company and an Interested Stockholder, or any affiliate of the Interested Stockholder, who became an Interested Stockholder on or before the date of the stockholder vote.

CONTROL SHARE ACQUISITIONS

         The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

         Unless the charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provide otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

COMMON STOCK

         The Company is authorized to issue 15,000,000 shares of stock, of which 10,000,000 shares are designated Common Stock and 5,000,000 shares are designated Serial Preferred Stock. Currently, there are 1,478,972 shares of Common Stock issued and outstanding, and no shares of serial preferred stock are issued or outstanding. The Company expects to issue a minimum of 333,334 and a maximum of 833,334 shares of Common Stock and no shares of serial preferred stock in connection with the Offering.

         Voting Rights. The holders of Company Common Stock possess exclusive voting rights in the Company, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of the Common Stock.

         Dividends. Subject to such preferences as may be applicable to any shares of preferred stock which may be issued in the future, the holders of Common Stock are entitled to such dividends as the Board of Directors may declare from time to time out of funds legally available therefore and are entitled to share pro rata in liquidating and other distributions to shareholders. For information pertaining to cash dividends, see "Dividends."

         Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of Common Stock which may be issued. Therefore, the Board of Directors may sell shares of capital stock of the Company without first offering it to existing stockholders. The Common Stock is not subject to call for redemption and the outstanding shares of Common Stock when issued and upon receipt by the Company of the offering price will be fully paid and non-assessable.

SERIAL PREFERRED STOCK

         None of the 5,000,000 authorized shares of serial preferred stock of the Company will be issued in the Offering. The Board of Directors of the Company is authorized, without stockholder approval, to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. If and when issued, the serial preferred stock is likely to rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights which could adversely affect the voting power of holders of Common Stock. The Board of Directors has no present intention to issue any of the serial preferred stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

         The Company's Amended Articles of Incorporation authorizes the issuance of 10,000,000 shares of Common Stock. Upon completion of the Offering, there will be outstanding a minimum of 333,334 and a maximum of 833,334 shares of Common Stock.

         All shares of Common Stock issued in the Offering will be available for resale in the public market without restriction or further registration under the Securities Act, except for shares purchased by affiliates of the Company (in general, any person who has a control relationship with the Company) or shares exchanged by affiliates in the Reorganization, which shares will be subject to the resale limitations of Rule 144. After the Offering, 1,180,993 shares of Common Stock held by affiliates will be considered to be "control shares" and 10,000 shares of Common Stock issuable upon the exercise of options that the Company has granted or agreed to grant will be "restricted securities" within the meaning of Rule 144, and are eligible for sale in the public market in compliance with Rule 144. The Company intends to file a registration statement on Form S-8 under the Securities Act registering approximately 100,000 shares of Common Stock issuable upon the exercise of options granted or to be granted pursuant to the Stock Option Plan. Upon effectiveness of the registration statement, shares issued to nonaffiliates upon the exercise of the options generally will be freely tradeable without restriction or further registration under the Securities Act. All officers and directors of the Company have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives of the Agents. The Company has agreed, subject to certain exceptions, that it will not offer, sell or otherwise dispose of any shares of Common Stock for a period of ___ days after the date of this Prospectus without the prior written consent of the Representative of the Agents.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of restricted shares as to which at least two years have elapsed from the later of the acquisition of such shares from the Company or an affiliate of the Company in an amount that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (18,123 and 23,123 shares based upon 1,812,306 and 2,312,306 shares to be outstanding at the minimum and the maximum immediately after the Offering), or (ii) if the Common Stock is quoted on the National Market System of the Nasdaq Stock Market or a stock exchange, the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person and who has beneficially owned shares as to which at least three years has elapsed from the later of the acquisition of such shares from the Company or an affiliate of the Company is entitled to sell them without regard to the volume, manner of sale, or notice requirements of Rule 144.

                                  THE OFFERING

GENERAL

         The Company is offering for sale a minimum of 333,334 and a maximum of 833,334 shares of its Common Stock at a price of $6.00 per share to raise gross proceeds of between $2.0 million and $5 million for the Company. The minimum purchase for any investor is 200 shares and the maximum purchase is 5% of the Common Stock sold in the Offering, unless the Company, in its sole discretion, accepts a subscription for a lesser or greater number of shares. Subscribers should be aware that beneficial ownership of more than 5% of the outstanding shares could obligate the beneficial owner to comply with certain reporting and disclosure requirements of federal and state banking and securities laws.

         Subscriptions to purchase shares will be received until 5:00 p.m., Annapolis, Maryland time on _______, 1997, unless all of the shares are earlier sold or the offering is earlier terminated or extended by the Company. See "--Conditions to the Offering and Release of Funds" below. The Company reserves the right to terminate the Offering at any time or to extend the expiration date for additional periods not to extend beyond_______, 1997. The date the Offering terminates is referred to herein as the "Expiration Date". Written notice of an extension of the offering period shall be given prior to the commencement of each extended offering period to all persons who are already subscribers at the time of the extension but such notice will not alter the binding nature of subscriptions already accepted by the Company. Extension of the Expiration Date might cause an increase in the Company's expenses.

         Following acceptance by the Company, subscriptions are binding on subscribers and may not be revoked by subscribers except with the consent of the Company. In addition, the Company reserves the right to cancel subscriptions received at any time and for any reason until the proceeds of the Offering are released from the Escrow Account (as discussed in greater detail in "--Conditions to the Offering and Release of Funds" below), and the Company reserves the right to reject, in whole or in part and in its sole discretion, any subscription. The Company may, in its sole discretion, allocate shares among subscribers in the event of an over-subscription for the shares of Common Stock. In determining which subscriptions to accept, in whole or in part, the Company may take into account the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, the Bank, and the Company's desire to have a broad distribution of stock ownership, and other considerations.

         In the event the Company rejects all, or accepts less than all, of any subscription, the Company will refund promptly without interest the amount remitted that corresponds to $6.00 multiplied by the number of shares as to which the subscription is not accepted. If the Company accepts a subscription but in its discretion subsequently elects to cancel all or part of such subscription, the Company will refund promptly the amount remitted which corresponds to $6.00 multiplied by the number of shares as to which the subscription is canceled, together with any interest earned thereon.

         Certificates representing shares duly subscribed and paid for will be issued by the Company promptly after the Offering conditions are satisfied and escrowed funds are delivered to the Company.

CONDITIONS TO THE OFFERING AND RELEASE OF FUNDS


         Subscription proceeds accepted by the Company for the initial 333,334 shares subscribed for in this offering will be promptly deposited in an escrow account with FMNB Trust Company (the "Escrow Agent"), until the conditions to the Offering have been satisfied and the Company has requested such funds, or until the earlier termination of the Offering. The Escrow Agent has not investigated the desirability or advisability of an investment in the shares by prospective investors and has not approved, endorsed, or passed upon the merits of an investment in the shares of Common Stock. Subscription proceeds held in the Escrow Account will be invested in one or more interest bearing bank money-market accounts secured by U.S. Government securities. In no event will the subscription proceeds held in the Escrow be invested in instruments that would mature after the date on which escrowed funds may be required to be paid to the Company or returned to investors. The Offering will be terminated, no shares will be issued, and no subscription proceeds will be released from the Escrow Account by the Escrow Agent to the Company unless on or before the Expiration Date the Company has accepted subscriptions for and payment in full for at least 333,334 shares. The Escrow Agent is not affiliated with the Company, the Agent, or any Selected Dealers.


         If the above conditions are not satisfied by the Expiration Date or if the Offering is otherwise earlier terminated, accepted subscription agreements will be of no further force or effect and the full amount of subscription funds will be returned promptly to subscribers, together with the full amount of interest earned thereon in the Escrow Account, without deduction of any fees, commissions, or expenses. In such event, organizational, offering, and pre-opening costs and expenses will be paid by the Organizers.

         If the above conditions are satisfied, the Escrow Account will be terminated by the Company, in which event the subscription amounts held in Escrow Account, and any interest earned thereon, will be paid to the Company. Thereafter, any subscription proceeds accepted by the Company will not be deposited in the Escrow Account, but will be available for immediate use by the Company, subject to satisfaction of the conditions of closing set forth in the Agency Agreement between the Company and the Agent, to fund, offering expenses of the Company and the Bank and for working capital.

HOW TO SUBSCRIBE


         Shares may be subscribed for by delivering the Stock Order Form attached hereto as Exhibit A, completed and executed, to the Stock Information Center, established by the Agent, on or before the Expiration Date. The address of the Stock Information Center is 180 Admiral Cochrane Drive, Suite 300, Annapolis, Maryland 21401. Subscribers should retain a copy of the completed Stock Order Form for their records. The subscription price is due and payable when the Stock Order Form is delivered. Payment must be made in United States dollars by check, bank draft or money order drawn to the order of "FMB Trust Company, as Escrow Agent for Annapolis National Bancorp, Inc.", in the amount of $6.00 multiplied by the number of shares subscribed for. Funds also may be delivered to the Escrow Agent by wire transfer. Please call the Stock Information Center at __________ for further information on wire transfer instructions.


         Notwithstanding the foregoing, the Agent shall have the right, in its sole discretion, to permit investors to submit irrevocable orders together with legally binding commitments for payment for the Common Stock for which they subscribe at any time prior to the Expiration Date with payment to be received at any time prior to 24 hours before completion of the Offering.

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING SHARES

         To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date, or Extended Expiration Date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no Prospectus will be mailed any later than five days prior to the Expiration Date, or Extended Expiration Date, or hand delivered any later than two days prior to such date. Order forms will only be distributed with a Prospectus. Execution of the order form will confirm receipt of the Prospectus in accordance with Rule 15c2-8. The Company is not obligated to accept orders not submitted on original order forms. Order forms unaccompanied by an executed acknowledgment form will not be accepted. Payment by check, money order, bank-draft, cash, or wire transfer must accompany the order and acknowledgment forms.

SELLING ARRANGEMENTS

         The Company has engaged Charles Webb & Company, A Division of Keefe, Bruyette, & Woods, Inc., (the "Agent") as financial and marketing advisor to advise the Company with respect to the Offering. The Agent is a member of the National Association of Securities Dealers, Inc. (the "NASD"). The Agent will assist the Company in the Offering by, among other things, (i) developing marketing materials; (ii) targeting potential investors in the Offering; (iii) soliciting potential investors by phone or in person; and (iv) managing the subscription campaign.

         The Company will pay the Agent a fee equal to 5% of the dollar value of all stock sold in the Offering, excluding shares sold to the directors and executive officers of the Company and Bank and members of their immediate families. Such fees will be paid upon the sale of a minimum of 333,334 shares of Common Stock, the termination of the Escrow Account, the release of funds to the Company, and the issuance of shares to subscribers whose subscriptions have been accepted (the "Closing"). If the shares continue to be sold after the Closing, the fees due to the Agent will be paid at the termination of the Offering. The Agent shall be reimbursed for its expenses, including its legal fees, in an amount not to exceed $______. The Agent has not prepared any report or opinion constituting a recommendation or advice to the Company or to persons who subscribe in the Offering, nor has it prepared an opinion as to the fairness to the Company of the Offering Price or the terms of the Offering. The Agent expresses no opinion as to the price at which the Common Stock to be issued in the Offering may trade after the Offering. The Company has agreed to indemnify the Agent against certain liabilities, including certain liabilities under the Securities Act relating to the Agreement with the Agent.

         The Agent may seek to form a syndicate of registered broker-dealers (the "Selected Dealers") to assist in the sale of such Common Stock on a best efforts basis, subject to the terms and conditions set forth in an agreement with Selected Dealers. The Agent will endeavor to distribute the Common Stock among Selected Dealers in a fashion which best meets the distribution objectives of the Company. The Agent will be paid a fee not to exceed 5% of the aggregate purchase price of the shares of Common Stock sold by them. The Agent will pass onto Selected Dealers, who assist in the Offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases effected with the assistance of Selected Dealers other than the Agent shall be transmitted by the Agent to such Selected Dealers. Total marketing fees are expected to be $93,000 and $243,000 at the minimum and maximum of the Offering, respectively.

         Directors and executive officers of the Company may participate in the solicitation of offers to purchase Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit directors and executive officers of the Company to participate in the sale of Common Stock. No director, officer, or employee of the Company will be compensated in connection with his/her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

                          TRANSFER AGENT AND REGISTRAR

         Annapolis National Bancorp, Inc. is the transfer agent and registrar for the Company's Common Stock.

                                     EXPERTS


         The financial statements of the Company and its subsidiaries as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, included elsewhere herein have been audited by C.W. Amos & Company, independent certified public accountants, as stated in their report appearing elsewhere herein. On April 25, 1997, the Board of Directors of the Company approved a change in independent certified public accountants to Rowles & Company, LLP in anticipation of this public offering.


                                  LEGAL MATTERS

         The legality of the Common Stock will be passed upon for the Company by Muldoon, Murphy & Faucette, Washington, D.C., special counsel to the Company. Certain legal matters will be passed upon for Charles Webb by Silver, Freedman and Taff, L.L.P. (a partnership including professional corporations) Washington, D.C.

                              CHANGE IN ACCOUNTANTS


         For the year ended December 31, 1996 the Company's financial statements were audited by C.W. Amos & Company. C.W. Amos and Company was replaced on April 25, 1997 and Rowles & Company, LLP was engaged and continues as the independent auditors of the Company. The decision to change auditors was approved by the Board of Directors of the Company and Bank. The financial statements of the Company and its subsidiaries as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, and included in this Prospectus, were audited by C.W. Amos & Company..

         For the two year period ended December 31, 1996 and up to the date of replacement of C.W. Amos and Company, there were no disagreements with C.W. Amos & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, not resolved to the satisfaction of C.W. Amos & Company, would have caused it to make reference to the subject matter of the disagreement in connection with its report. The independent auditors' report on the financial statements for the year ended December 31, 1996 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

                             ADDITIONAL INFORMATION

         The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits thereto. The Registration Statement may be examined at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and at the following Regional Office of the SEC: New York Regional Office, 7 World Trade Center, New York, NY 12048. Copies of the Registration Statement may be obtained at prescribed rates from the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. In addition, the SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the SEC.

                             REPORTS TO SHAREHOLDERS

         In connection with the Offering, the Company intends to register the Common Stock with the SEC under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The Company will be required to file electronically annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the SEC containing consolidated financial statements and other information concerning the consolidated financial conditions and operations of the Company and its subsidiaries. Pursuant to the proxy soliciting rules of the SEC, the Company will also furnish its stockholders with annual reports containing audited financial information for each fiscal year and will distribute quarterly reports for the first three quarters of each of the fiscal years containing unaudited summary financial information. The Company's fiscal year ends on December 31.

                            C. W. AMOS & COMPANY, LLC
                                170 Jennifer Road
                                    Suite 320
                         Annapolis, Maryland 21401-3064



                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Annapolis National Bancorp, Inc.
Annapolis, Maryland

We have audited the accompanying consolidated balance sheet of Annapolis National Bancorp, Inc. (formerly Maryland Publick Banks, Inc.) and its subsidiary, Annapolis National Bank, as of December 31, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Annapolis National Bancorp, Inc. and its subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the two years then ended in conformity with generally accepted accounting principles.

/s/ C.W. Amos & Company, LLC
----------------------------
Annapolis, Maryland
January 23, 1997

                                                   Annapolis National Bancorp, Inc. and Subsidiary

                                                           Consolidated Balance Sheet
                                                                 (in thousands)

                                                                                                  Unaudited
                                                                                                  March 31,             December 31,
                                                                                              1997          1996            1996
                                                            Assets                          --------      -------       ------------
Cash and due from banks                                                                   $    3,452     $   1,787      $     6,084
Federal funds sold                                                                             8,038         5,939            4,379
Securities purchased under agreement to resell                                                 4,263         8,232            4,750
Federal Reserve Bank stock, at cost                                                              194           179              194
Investment securities available-for-sale (Note 2)                                              6,246        17,980           11,140
Investment securities held-to-maturity (Note 2)                                                3,892             -            1,993
Loans, less allowance for credit losses (Note 3)                                              68,595        58,440           68,800
Premises and equipment (Note 4)                                                                1,283         1,271            1,335
Core deposits and other intangible assets acquired (Note 5)                                      281           896              788
Accrued interest receivable                                                                      437           409              437
Deferred income taxes                                                                          1,120             -                -
Other real estate owned                                                                          140           496              140
Other assets                                                                                     198           242              187
                                                                                           ---------      --------      -----------
          Total assets                                                                     $  98,139      $ 95,871      $   100,227
                                                                                           ---------      --------      -----------
                                             Liabilities and Stockholders' Equity
Deposits (Note 6)
  Noninterest-bearing                                                                      $  10,795     $   8,595      $    10,052
  Interest-bearing                                                                            72,762        74,979           77,054
                                                                                           ---------      --------      -----------
                                                                                              83,557        83,574           87,106
Securities sold under agreements to repurchase (Note 2)                                        7,142         6,011            6,345
Accrued interest and other liabilities                                                           554           208              302
Note and accrued interest payable to stockholder (Note 7 & 12)                                 1,023           945            1,003
                                                                                           ---------      --------      -----------
          Total liabilities                                                                   92,276        90,738           94,756
                                                                                           ---------      --------      -----------
Commitments (Notes 9 and 10)
Stockholders' equity (Notes 8, 10, and 12)
  Preferred stock - $.01 par value                                                                 -             -                -
  Common stock - $.01 par value                                                                   15            15               15
  Capital surplus                                                                              8,634         8,634            8,634
  Accumulated deficit                                                                         (2,778)       (3,471)          (3,162)
  Unrealized losses on investments in available for sale securities (Note 2)                      (8)          (45)             (16)
                                                                                           ---------      --------      -----------
          Total stockholders' equity                                                           5,863         5,133            5,471
                                                                                           ---------      --------      -----------
          Total liabilities and stockholders' equity                                       $  98,139      $ 95,871      $   100,227
                                                                                           ---------      --------      -----------

   The accompanying notes are an integral part of these financial statements.


                                                  Annapolis National Bancorp, Inc. and Subsidiary

                                                       Consolidated Statements of Income
                                                For the Years Ended December 31, 1996 and 1995
                                           and the Three Month Periods Ended March 31, 1997 and 1996
                                                                (in thousands)


                                                                                         Unaudited
                                                                                         March 31,                 December 31,
                                                                                  ------------------------   -----------------------
                                                                                     1997          1996         1996         1995
                                                                                  ---------    -----------   ----------   ----------
Interest income
  Loans                                                                           $   1,716    $   1,539     $   6,481    $   6,380
  Investment securities                                                                 150          237           975          714
  Federal funds sold and securities purchased
     under agreement to resell                                                          121          171           565          557
                                                                                  ---------    ---------     ---------    ---------
          Total interest income                                                       1,987        1,947         8,021        7,651
                                                                                  ---------    ---------     ---------    ---------
Interest expense
  Certificates of deposit, $100,000 or more                                              47           68           238          207
  Other deposits                                                                        634          715         2,814        2,582
  Securities sold under agreements to repurchase                                         54           52           231          214
  Interest on borrowed funds                                                             19           20            79           96
                                                                                  ---------    ---------     ---------    ---------
          Total interest expense                                                        754          855         3,362        3,099
                                                                                  ---------    ---------     ---------    ---------
          Net interest income                                                         1,233        1,092         4,659        4,552

Provision for credit losses (Note 3)                                                    237           50           452          318
                                                                                  ---------    ---------     ---------    ---------
          Net interest income after provision for credit losses                         996        1,042         4,207        4,234

Other income
  Gain (loss) on sale of loans, securities, equipment,
    and other real estate owned, net                                                     95           82           (31)         104
  Service charges and other                                                              70           42           619          417
                                                                                  ---------    ---------     ---------    ---------
                                                                                        165          124           588          521
                                                                                  ---------    ---------     ---------    ---------

Operating expenses
  Personnel                                                                             517          557         2,219        1,939
  Occupancy and equipment (Note 9)                                                      204          179           731          719
  Restructuring                                                                         830            -             -            -
  Other operating expenses                                                              310          280         1,278        1,156
  Amortization of intangible assets acquired (Note 5)                                    36           36           144          143
                                                                                  ---------    ---------     ---------    ---------
                                                                                      1,897        1,052         4,372        3,957
                                                                                  ---------    ---------     ---------    ---------
          Income (loss) before income taxes                                            (736)         114           423          798
Income tax (expense) benefit (Note 11)                                                1,120           -             -            (6)
                                                                                  ---------    ---------     ---------    ---------
          Net income                                                              $     384    $     114     $     423    $     792
                                                                                  ---------    ---------     ---------    ---------
Earnings per common share                                                         $    0.26    $    0.08     $    0.29    $    0.57
                                                                                  ---------    ---------     ---------    ---------

   The accompanying notes are an integral part of these financial statements.

                                                Annapolis National Bancorp, Inc. and Subsidiary

                                       Consolidated Statements of Changes in Stockholders' Equity

                                             For the Years Ended December 31, 1996 and 1995
                                            and the Three Month Period Ended March 31, 1997
                                                         (Dollars in thousands)

                                                                                                       Unrealized
                                                                                                        loss on
                                                                    Common stock         Accumulated   investment
                                                 Shares       Par value      Surplus       deficit     securities        Total
                                                 ------       ---------      -------     -----------   ----------      ---------
Balance, December 31, 1994                       541,300       $    6       $  5,380     $  (4,377)     $   (249)    $     760

Sale of common stock (Note 12)                   937,672            9          3,254             -             -         3,263

Net income                                             -            -              -           792                         792

Change in unrealized loss                              -            -              -             -           231           231
                                               ---------       ------       --------     ---------      --------     ---------
Balance, December 31, 1995                     1,478,972           15          8,634        (3,585)          (18)        5,046

Net income                                             -            -              -           423                         423

Change in unrealized loss                              -            -              -             -             2             2
                                               ---------       ------       --------     ---------      --------     ---------
Balance, December 31, 1996                     1,478,972           15          8,634        (3,162)          (16)        5,471

Net income                                             -            -              -           384             -           384

Change in unrealized loss                              -            -              -             -             8             8
                                               ---------       ------       --------     ---------      --------     ---------
Balance,
  March 31, 1997 (unaudited)                   1,478,972       $   15       $  8,634     $  (2,778)     $     (8)    $   5,863
                                               ---------       ------       --------     ---------      --------     ---------


   The accompanying notes are an integral part of these financial statements.

                     Annapolis National Bancorp, Inc. and Subsidiary

                         Consolidated Statements of Cash Flows

                    For the Years Ended December 31, 1996 and 1995
               and the Three Month Periods Ended March 31, 1997 and 1996
                                       (in thousands)

                                               (Unaudited)
                                                 March 31,        December 31,
                                               1997     1996     1996     1995
                                             -------  -------  -------  -------
Cash flows from operating activities
Net income                                   $  384   $  114    $  423   $  792
Adjustments to reconcile net income to
  net cash provided by operating activities
  Deferred income taxes                      (1,120)       -         -        -
  Write-off of intangibles                      471        -         -        -
  Depreciation and amortization of
    furniture, equipment, and leasehold
    improvements                                 50       42       187      148
Amortization of discounts and premiums            -        -        10     (137)
Amortization of intangible assets acquired       36       36       144      144
Decrease (increase in accrued interest
  receivable                                      -       11       (17)     (29)
Accrued interest on note to stockholder          19       20        79       96
Provision for credit losses                     237       50       452      318
Net loss on sale of available-for-sale
  securities                                      -        -         -      (10)
Net loss (gain) on sale of loans,
  equipment, and other real estate owned          -        -        32      (94)
Other                                           263     (258)      (19)      36
                                              -----    ------    ------   -----
    Net cash provided by operating
      activities                                340       15     1,291    1,264
                                              -----    ------    ------   -----

Cash flows from investing activities
Net increase in loans                           (32)  (2,363)  (13,217)  (2,211)
Investment in securities - held-to-maturity  (1,899)       -    (1,946)       -
Investment in securities - available-for-sale     -        -   (17,687) (24,776)
Proceeds from redemption of securities
  and principal repayments                    4,886      137    22,642    9,080
Proceeds from sale of available-for-sale
  securities                                      -        -     1,980    4,253
Other real estate owned:
  Acquired                                        -        -      (140)     (16)
  Sold                                            -        -       464        -
Proceeds from sale of loans                       -        -         -    2,620
Net decrease (increase) in federal funds
  sold                                       (3,659)    (716)      844     (898)
Net decrease (increase) in securities
  purchased under agreement to resell           487     (482)    3,000   (5,250)
Purchase of furniture, equipment, and
  leasehold improvements                         (3)    (316)     (525)    (720)
                                              -----    ------    ------   -----
    Net cash used in investing activities      (220)  (3,740)   (4,585) (17,918)
                                              -----    ------    ------   -----

               (Continued)

   The accompanying notes are an integral part of these financial statements.

                                               (Unaudited)
                                                 March 31,        December 31,
                                               1997     1996     1996     1995
                                             -------  -------  -------  -------
Cash flows from financing activities
  Net increase (decrease) in deposits       $(3,549)  $1,478    $5,010  $15,978
  Net increase (decrease) in securities
    sold under agreements to repurchase         797     (959)     (625)   2,229
  Proceeds from sale of common stock              -        -         -       88
                                              -----    ------    ------   -----

    Net cash provided by financing
      activities                             (2,752)     519     4,385   18,295
                                              -----    ------    ------   -----

Net increase (decrease) in cash              (2,632)  (3,206)    1,091    1,641
Cash beginning of period                      6,084    4,993     4,993    3,352
                                              -----    ------    ------   -----

Cash, end of period                         $ 3,452   $1,787    $6,084   $4,993
                                              -----    ------    ------   -----

Supplemental cash flows information
  Interest paid on deposits and repurchase
    agreements                              $   739   $  835    $3,283   $3,003
                                              -----    ------    ------   -----
  Income taxes paid                         $     -   $    -    $    -   $    6
                                              -----    ------    ------   -----
Supplemental Non-Cash financing activity
  Conversion of stockholder note to
    common stock                            $     -   $    -    $    -   $3,175
                                              -----    ------    ------   -----

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1.    THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

       The Company was incorporated on May 26, 1988 as Maryland Publik Banks under the laws of the State of Maryland to serve as a bank holding company and formed Annapolis National Bank (the Bank) as a wholly owned subsidiary. The Company is registered as a bank holding company and the Bank is chartered as a national bank. The Company (as a bank holding company) and the Bank (as a nationally chartered bank) are subject to governmental supervision, regulation, and control.

       In late 1993, the Bank formed a new company, ANB Mortgage Services, LLC (ANB Mortgage), for the purpose of originating and servicing residential construction loans. ANB Mortgage assets and liabilities and its results of operation are consolidated in the accompanying financial statements.

       PRINCIPLES OF CONSOLIDATION
       The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, Annapolis National Bank and the Bank's subsidiary, ANB Mortgage Services, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

       SECURITIES HELD-TO-MATURITY
       Debt securities for which the company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period of maturity.

       SECURITIES AVAILABLE-FOR-SALE
       Available-for sale securities consist of bonds, notes, and debentures not classified as trading securities nor as held-to-maturity securities.

       Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized.

       Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

       Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses.

       Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

       LOANS AND ALLOWANCE FOR LOAN LOSSES
       Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

       Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

       The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

       LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)
       The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

       FURNITURE, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS
       Furniture, equipment, and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is charged to operations over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or the life of the improvement.

       PURCHASE METHOD OF ACCOUNTING
       Net assets acquired in purchase transactions are recorded at their face value at the date of acquisition. Core deposits and other intangible assets are amortized on either an accelerated or straight line basis over the estimated periods benefited.

       SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
       Securities sold under agreements to repurchase are accounted for as borrowings and recorded as a liability of the Company at the amount of the repurchase obligation. These agreements mature the day following the transaction.

       SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL
       Securities purchased under agreements to resell are accounted for as investments and recorded as an asset of the Company at cost. They are collateralized by securities held by a third party custodian, with a fair value of $4,857,000 at December 31, 1996. The agreements mature the day following the transaction. Securities purchased under agreements to resell averaged approximately $5,821,000 during 1996, and the maximum amount outstanding at any month-end during 1996 was $8,750,000.

       OTHER REAL ESTATE OWNED
       Other real estate owned includes formally foreclosed property and is recorded at the lower of the Company's cost or the asset's fair value, less estimated costs to sell, at the time of acquisition. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are included in operating expenses. Such costs and write-downs were $41,000 in 1996.

       STATEMENT OF CASH FLOWS
       For purposes of reporting cash flows, cash and cash equivalents is composed of cash on hand and amounts due from correspondent banks and the Federal Reserve Bank.

       USE OF ESTIMATES
       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 2.    INVESTMENT SECURITIES

       The amortized cost and fair value of investment securities are as follows:

       AVAILABLE-FOR-SALE SECURITIES

                                                               Gross         Gross        Estimated
                                                 Amortized    unrealized   unrealized       market
    (Dollars in thousands)                          cost       gains        losses          value
----------------------------------               ---------    ----------   ----------     ---------
December 31, 1996:
 U.S. Treasury                                   $  9,156       $ 2          $  1         $  9,157
 U.S. Government agency notes                       1,000         -             4              996
 Mortgage-backed securities (including REMIC's)
   issued by FHLMC                                  1,000         -            13              987
                                                 --------       ---          ----         --------
                                                 $ 11,156       $ 2          $ 18         $ 11,140
                                                 --------       ---          ----         --------
       HELD-TO-MATURITY SECURITIES

December 31, 1996:
 U.S. Treasury securities:                       $  1,993       $ -          $  7         $  1,986
                                                 --------       ---          ----         --------

       Securities with a cost of $6,367,000 (fair value of $6,352,000) were sold to commercial customers of the Bank under agreements for the Bank to repurchase the securities in the amount of $6,345,000 at December 31, 1996. Information concerning securities sold under agreement to repurchase is summarized as follows:


  (Dollars in thousands)                            1996
-------------------------------------             --------
Average balance during the year                   $  7,762
Average interest rate during the year                2.97%
Maximum month-end balance during the year         $  9,591


       Proceeds from the sales of securities during 1996 and 1995 were $1,980,000 and $4,253,000, respectively. Gains of $304 and losses of $9,528 were realized on these sales in 1996 and 1995, respectively, using the specific identification method of determining cost.

       Securities held at December 31, 1996, mature as follows:


                                                                                               Estimated
                                                                      Amortized                  fair
  (Dollars in thousands)                                                cost                     value
-------------------------------------                                 ---------                ---------
Within one year                                                     $  10,155                  $  10,153
After one year through five years (held-to-maturity security)           1,993                      1,986
Mortgage backed securities with varying maturity dates                  1,000                        987
                                                                    ---------                  ---------
                                                                    $  13,148                  $  13,126
                                                                    ---------                  ---------

                                      F-8

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.     LOANS AND ALLOWANCE FOR LOAN LOSSES

       The company grants commercial and consumer loans to customers primarily in its market area of Anne Arundel and Queen Anne's Counties in Maryland. The principal categories of the loan portfolio of the company, as of December 31, 1996, are as follows:

   (Dollars in thousands)
-----------------------------
  Commercial                                        $ 30,801
  Real esate
    Commercial                                        17,845
    Construction                                      10,173
    Residential 1-4 family                             7,002
    Home equity                                        1,744
  Consumer                                             2,332
                                                    --------
                                                      69,897
  Unearned income                                       (332)
  Allowance for loan losses                             (765)
                                                    --------
                                                    $ 68,800
                                                    --------

       The allowance for loan losses is summarized as follows:


                                                      December 31,
    (Dollars in thousands)                         1996           1995
-----------------------------                    --------       --------
  Balance, beginning of year                    $    617       $    687
  Provision charged to operations                    452            318
  Loans charged off                                 (322)          (395)
  Recoveries                                          18              7
                                                --------       --------
  Balance, end of year                          $    765       $    617
                                                --------       --------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       Loans on which the accrual of interest has been discontinued amounted to $1,894,000, and the related allowance for loan losses was $183,000 at December 31, 1996. The impairment of these loans has been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No.
       118. Of the nonaccrued loans outstanding at December 31, 1996, $1,076,000 are guaranteed by the SBA, $136,000 of principal was collected through January 23, 1997 and the Bank has cash collateral relating to the loans of $20,000. If interest on nonaccrual loans had been accrued, such income would have approximated $78,000 during 1996. Payments totaling approximately $56,000 were received on these loans during 1996 and were applied to the interest of these loans. It is the Bank's policy to examine these loans on a case by case basis to determine if payments received will be applied to principal or past interest. The average balance of impaired loans was $1,276,000 for the year ended December 31, 1996.

       Certain officers and directors (and companies in which they have a 10% or more beneficial ownership) have loans with the Bank. Such loans were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties and are being repaid as agreed. Such loans were $3,071,000 at December 31, 1996. Activity during 1996 follows:

     (Dollars in thousands)
--------------------------------
  Balance, beginning of year                          $ 2,153
  New loans                                             1,764
  Repayments                                             (846)
                                                      -------
  Balance, end of year                                $ 3,071
                                                      -------


4.     PREMISES AND EQUIPMENT

       Furniture, equipment, and leasehold improvements are as follows:


     (Dollars in thousdands)
---------------------------------
  Furniture and equipment                             $ 1,046
  Leasehold improvements                                  805
                                                      -------
                                                        1,851
  Less; accumulated depreciation and amortization        (516)
                                                      -------
                                                      $ 1,335
                                                      -------

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.     PURCHASE AND ASSUMPTION AGREEMENT

       In June, 1990 the Company acquired most of the assets and assumed most of the deposit liabilities of a failed savings and loan, Gibraltar Savings and Loan Association, F.A. from the Resolution Trust Corporation under a Purchase and Assumption Agreement. The acquisition was recorded as a purchase of assets and assumption of liabilities at their fair value of the date of acquisition using the purchase method of accounting. The excess of the purchase price and related costs over the fair value of the net tangible assets acquired represented a premium paid for the core deposit base and other intangible assets in the amount of $2,127,000. The premium is being amortized over a period expiring in 2005.

6.     INTEREST-BEARING DEPOSITS

       Deposit balances and rates at December 31, 1996, are summarized as follows:

                                                                       Weighted
                                                                       average
    (Dollars in thousands)                        Amount                 rate
-----------------------------                     ------               --------
 Time deposit accounts:
  Less than $100,000                              $25,059                 5.27%
  $100,000 or greater                               3,617                 5.25%
 Money market accounts                             14,401                 3.66%
 NOW accounts                                      20,759                 2.48%
 Other saving accounts                             13,218                 3.36%
                                                  -------
                                                  $77,054                 3.44%
                                                  -------

       The time deposit accounts mature and/or reprice as follows: in three months or less - $12,687,000; four months to one year - $13,884,000; and over one year - $2,105,000.

7.     NOTE AND ACCRUED INTEREST PAYABLE TO STOCKHOLDER

       In, June, 1990 the Company borrowed $3,000,000 under an unsecured promissory note to a stockholder of the Company to provide sufficient regulatory capital to allow the Company to purchase and assume Gibraltar's assets and liabilities (Note 5). Interest accrued, but not paid, on the note was at an annual rate equal to the Bank's prime rate less 2%. In December, 1989, this same stockholder advanced funds to the Company to provide sufficient funds to start banking operations in January, 1990.

       The stockholder acquired 907,143 shares of stock in exchange for $3,175,000 due him in a stock offering which terminated in January, 1995 (see Note 12). The Company issued a new note for the remaining amount owed the stockholder ($848,400). Interest accrues on the note at an annual rate of the prime rate published in the Wall Street Journal plus 1%. The principal and interest on the note are due December 31, 1997. Interest expense accrued, but not paid on the notes was $79,000 in 1996.

8.     COMMON STOCK WARRANTS

       The Company had issued warrants to purchase 6,900 shares of its common stock at a price of $10.00 per share. The warrants expired in April, 1996 without any of the warrants being exercised.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.     COMMITMENTS

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable; inventory, property, plan, and equipment; and income producing commercial properties.

       Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of the customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary.

       The Company has not been required to perform on any financial guarantees during the past two years. The Company has not incurred any losses on its commitments in either 1996 or 1995.

       At December 31, 1996, a summary of the Company's commitments is as follows:

       Commitments to extend credit                              $ 14,762,000

       Standby letters of credit of which $746,000 are
         secured by funds deposited in Bank                      $  1,250,000


       The above commitments to extend credit include $6,106,000 of undisbursed funds under residential construction/development mortgage loans.

       The Company has either entered into or assumed leases for its branches and office space. Some of the leases contain renewal options. The minimum noncancelable future rental commitments at December 31, 1996 are as follows:

            Year ending
            December 31,                                 (in thousands)
            ------------                                 --------------
               1997                                        $   429
               1998                                            415
               1999                                            386
               2000                                            312
               2001                                             85
            Thereafter                                         372

       The related rent expense was $402,000 in 1996 and $430,000 in 1995.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.    REGULATORY MATTERS

       The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

       As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

              The Bank's actual capital amounts and ratios at December 31, 1996 are presented in the following table:

                                                     To be "Adequately                       To be "Well
                               Actual                  capitalized"                          capitalized"
                            -------------          --------------------                ----------------------
(Dollars in thousands)      Amount Ratio           Amount          Ratio                Amount          Ratio
----------------------      ------ -----           ------          -----                ------          -----
Total capital
 (to risk-weighted assets)  $6,446 10.2%     greater/= $5,035   greater/= 8.0%    greater/= $6,294  greater/= 10.0%
Tier 1 capital
 (to risk-weighted assets)  $5,681  9.0%     greater/= $2,518   greater/= 4.0%    greater/= $3,776  greater/=  6.0%
Tier 1 capital
 (to average assets)        $5,681  5.8%     greater/= $3,898   greater/= 4.0%    greater/= $4,879  greater/=  5.0%


       At December 31, 1996, no retained earnings were available for dividend declaration without prior regulatory approval.

11.    INCOME TAXES

       The Company accounts for income taxes in accordance with Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes. SFAS No. 109 uses an asset and liability approach for the recognition of deferred tax liabilities and assets based on the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of certain assets and liabilities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       Temporary differences consist primarily of net operating loss carryovers, allowance for loan losses, depreciation and amortization, and income on loans. Since the utilization of these benefits is dependent on future taxable earnings of the Company, a valuation allowance for deferred taxes of $1,123,000 has been recognized.

                                                               December 31,
                (Dollars in thousands)                             1996
          -----------------------------------                  ------------
          Allowance for credit losses                            $    185
          Deferred fees                                                71
          Accrued interest on debentures                               60
          Nonaccrual interest                                          20
          Deferred rent                                                 5
          Net operating loss carryforward                             942
                                                                 --------
              Total deferred tax assets                          $  1,283
                                                                 --------
          Core deposit and other intangible assets                    157
          Depreciation                                                  3
                                                                 --------
             Total deferred tax liabilities                           160
                                                                 --------
          Valuation allowance                                       1,123
                                                                 --------
          Net deferred tax assets recognized                     $     -
                                                                 --------


       The Company has a net tax operating loss (NOL) carryforward at December 31, 1996 of approximately $2,400,000 available to reduce future taxable income. The carryforward periods expire through the year 2009.

       Book income was increased by the following to arrive at taxable income.

                (Dollars in thousands)                            1996
          ----------------------------------                      ----
          Book income                                            $ 422
          Permanent differences                                     44
          Temporary differences                                    171
                                                                 -----
          Taxable income, before NOL                             $ 637
                                                                 -----
          Net operating loss used                                $ 637
                                                                 -----

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       The differences between the amount of federal income taxes at 34% and the amount reported by the Company follow:

                                                          1996           1995
                                                          ----           ----
Income before income taxes                           $       423     $     798
                                                     -----------     ---------
Taxes computed at federal income tax rate                    144           271
Increase (decrease) resulting from
  State income taxes, net of federal benefit                  20            37
  Nondeductible expenses                                      15            15
  Net operating loss carryforward                           (179)         (317)
                                                     -----------     ---------
Income tax expense                                   $         -     $       6
                                                     -----------     ---------

12.    CAPITAL STOCK AND SALE OF COMMON STOCK

       During 1995, the Company amended its articles of incorporation to increase its preferred stock and common stock shares authorized from 1,000,000 and 2,000,000 shares to 5,000,000 and 10,000,000 shares, respectively. There were no shares of preferred stock issued in 1996 and 1,478,972 shares of common stock issued and outstanding at December 31, 1996.

       During December, 1994, the Company offered to its stockholders of record (December 10, 1994, record date) the right to acquire 2.5 shares of stock (basic subscription) for each share of stock owned at the price of $3.50 per share. Additionally, to the extent that all options to purchase shares were not exercised, each stockholder who purchased all of the shares pursuant to the basic subscription had the supplemental right to subscribe to any unpurchased shares (over-subscription right). The offering terminated on January 31, 1995. As a result of this offering, 937,672 shares were purchased. The Company's principal stockholder acquired 907,143 shares in exchange for $3,175,000 of the amount due to him by the Company.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    PROFIT SHARING PLAN

       The Company has a profit sharing plan with a 401(k) feature for those employees who meet the eligibility requirements set forth in the plan. The plan does not require the Company to match the participants' contributions. The company's contributions to the plan were $19,596 in 1996 and $15,000 in 1995.

14.    FAIR VALUE OF FINANCIAL INSTRUMENTS

       The Company has considered disclosure of the fair value of its financial instruments, including those off balance sheet items disclosed in Note 9, as required by Financial Accounting Standards Board Statement No. 107, and determined that the differences between the fair value of its assets and liabilities and their carrying values are insignificant. The fair value of federal funds sold and securities sold under agreements to resell equals the carrying amount since such instruments represent overnight investments bearing daily market rates. The fair values of U.S. Treasury and Government agency securities disclosed in Note 2 are determined using market quotations. Loans with variable rates or that reprice within one year represent 86.5% of the total portfolio. These loans include demand features, and their fair value approximates the carrying amount. Fixed rate loans, comprising 13.5% of the portfolio, reprice within 5 years. Management estimates that their fair value approximates the carrying amount. The valuation of loans is adjusted for possible loan losses.

       The fair value of interest-bearing checking, savings, and money market deposit accounts is equal to the carrying amount. The fair value of fixed maturity deposits, of which 89.2% mature or reprice within one year, approximates the carrying amount.

       Loan commitments and unused lines of credit are made on substantially the same terms and conditions as loans currently outstanding, and are at current market rates. Letters of credit are generally cash secured. Management estimates no significant fair value or loss associated with these off balance sheet accounts.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.    PARENT COMPANY FINANCIAL INFORMATION

       The balance sheet and statements of income and cash flows for Annapolis National Bancorp, Inc. (Parent Only) follows:

                                                                 December 31,
(Dollars in thousands)                                               1996
-------------------------------------------------------------------------------
Balance Sheet
                                     Assets
Cash                                                                $     21

Investment in Annapolis National Bank                                  6,454
                                                                    --------
         Total assets                                               $  6,475
                                                                    --------

                          Liabilities and Stockholders' Equity

Note payable                                                        $    848
Accrued interest expense                                                 156
                                                                    --------
   Total liabilities                                                   1,004
                                                                    --------
Stockholders' equity
 Common stock, par value $.01 per share; authorized
 10,000,000 shares; issued and outstanding 1,478,972 shares               15
Additional paid-in capital                                             8,634
Retained earnings (deficit)                                           (3,162)
Net unrealized loss on securities available for sale                     (16)
                                                                    --------
    Total stockholders' equity                                         5,471
                                                                    --------
    Total liabilities and stockholders' equity                      $  6,475
                                                                    --------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               Year ended
(Dollars in thousands)                                     December 31, 1996
-----------------------------------------------------------------------------
Statement of Income

Equity in undistributed income of subsidiary                   $      502

Interest expense                                                       79
                                                               ----------
Net income                                                     $      423
                                                               ----------



(Dollars in thousands)
----------------------------------------------------------------------------
Statement of Cash Flows

Cash and equivalents at beginning of year                      $       23
                                                               ----------
Cash and equivalents at end of year                            $       23
                                                               ----------
Cash flows from operating activities
  Net income                                                   $      423

  Adjustments to reconcile net income to net cash used in
    operating activities
     Undistributed net income of subsidiary                          (502)
     Interest accrued, not paid                                        79
                                                               ----------
Net change in cash                                             $        -
                                                               ----------

================================================================================
         NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BANK OR CHARLES WEBB & CO, INC., A DIVISION OF KEEFE, BRUYETTE & WOODS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE BANK SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                         ------------------------------

                                TABLE OF CONTENTS



Summary
Summary Consolidated Financial and Other Data
Risk Factors
Use of Proceeds
Market for Common Stock
Dividends
Dilution
Capitalization
Consolidated Statements of Income
Management's Discussion and Analysis of Financial
Condition and Results of Operations
Business
Regulation and Supervision
The Board of Directors and Management of the Company
The Board of Directors and Management of the Bank
Restrictions on Acquisition of the Company
Description of Capital Stock of the Company
Shares Eligible for Future Use
The Offering
Transfer Agent and Registrar
Experts
Legal matters
Additional Information
Reports to Shareholders

                         ------------------------------


     UNTIL __________, 1997 OR 25 DAYS AFTER COMMENCEMENT OF THE OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
================================================================================




================================================================================






                              ____________ Shares




                                     [LOGO]




                               ANNAPOLIS NATIONAL
                                 BANCORP, INC.




                                  COMMON STOCK




                                   __________

                                   PROSPECTUS
                                   __________


                            CHARLES WEBB & CO., INC.
                      A DIVISION OF KEEFE, BRUYETTE & SONS



                               ____________, 1997







================================================================================

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

In accordance with Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, Articles Ninth and Tenth of the Registrant's Articles of Incorporation provide as follows:

                                   ARTICLE XII

                                 Indemnification

     The Corporation shall indemnify to the fullest extent permissible under the Maryland General Corporation Law any individual who is or was a director, officer, employee, or agent of the Corporation, and any individual who serves or served at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, in any proceeding in which the individual is made a party as a result of his service in such capacity. An individual will not be indemnified if it is proved that the act or omission at issue was material to the cause of action adjudicated in the subject proceeding and that (i) it was committed in bad faith, or (ii) it was the result of active and deliberate dishonesty, or
(iii) the individual actually received an improper personal benefit in money, property, or services, or (iv) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful.



                                  ARTICLE XIII

               Limitations on Liability of Officers and Directors

     An officer or director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of their fiduciary duty as an officer or director, unless: (i) it is proved that the individual officer or director actually received an improper benefit or profit in money, property or services from the Corporation; or (ii) a judgment or other final adjudication adverse to the individual officer or director is entered in a proceeding based on a finding in the proceeding that the individual's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. If the Maryland General Corporation Law is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the Maryland General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Item 25. Other Expenses of Issuance and Distribution

SEC filing fee(1)....................................          $  1,563
Printing, postage and mailing........................            12,000
Legal fees and expenses..............................            75,000
Selling commissions(1) and expenses..................           300,000
Marketing expenses...................................            10,000
Accounting fees and expenses.........................            10,000
Blue Sky fees and expenses ..........................            10,000
Bank Escrow Agreement................................             5,000
Miscellaneous........................................            16,437
                                                               --------

TOTAL................................................          $440,000
                                                               ========

(1) Actual expenses based upon the registration of 833,334 shares at $6.00 per share. All other expenses are estimated.


Item 26.  Recent Sales of Unregistered Securities

     In December 1994, the Company offered certain existing stockholders the right to purchase 2.5 shares of Company Common Stock for each share of Common Stock owned at the price of $3.50 per share. A total 937,672 shares were sold to 14 stockholders of which 30,529 were sold for $3.50 per share. The balance, 907,143 shares, were sold to one stockholder in exchange for the retirement of $3.175 million, the principal portion of a debt owed to the principal stockholder by the Company. Each purchaser in the offering was either an accredited investor or, if not an accredited investor, either alone or with his or her purchaser representative, had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment. The offering was made in reliance upon Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

Item 27.  Exhibits

The exhibits filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

1.1 Engagement Letter between Annapolis National Bancorp and Charles Webb & Company, A Division of Keefe, Bruyette & Woods, Inc.*

1.2 Draft Form of Underwriting Agreement between Annapolis National Bancorp and Charles Webb & Company, A Division of Keefe, Bruyette & Woods, Inc.

3.1 Amended and Restated Articles of Incorporation of Annapolis National Bancorp, Inc.*

3.2    Bylaws of Annapolis National Bancorp, Inc.*

3.3    Articles of Incorporation of Annapolis National Bank*

3.4    Bylaws of Annapolis National Bank*

4.0    Draft Stock Certificate of Annapolis National Bancorp, Inc.*

5.0    Opinion of Muldoon, Murphy & Faucette re: legality

10.1 Employment Agreement between Annapolis National Bancorp, Inc. and John W. Marhefka, Jr.*

10.2 Promissory Note Between Annapolis National Bancorp, Inc. and Lawrence E. Lerner dated January 31, 1995.*

10.3   Annapolis National Bancorp, Inc. Employee Stock Option Plan*

10.4 Form of Escrow Agreement between Annapolis National Bancorp, Inc. and FMB Trust Company, National Association

16.0   C.W. Amos & Company letter re: changes in accountants

23.1   Consent of Muldoon, Murphy & Faucette*

23.2   Consent of Rowles & Company, LLP

23.3   Consent of C.W. Amos & Company

24.1   Powers of Attorney*

27.0   Financial Data Schedule*

99.1   Draft Stock Order Form

----------
*Previously filed.

Item 28.  Undertakings.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration
                  Statement:

                  (i)      To  include  any   Prospectus   required  by  section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any additional or changed information on the plan of distribution;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

        The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following the closing.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 will be governed by the final adjudication of such issue.

CONFORMED
                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certified that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Annapolis, State of Maryland, on July 31, 1997.

Annapolis National Bancorp, Inc.


By:      /s/ John W. Marhefka, Jr.
         ---------------------------------------
         John W. Marhefka, Jr.
         Director, Chief Executive Officer, Vice
         President and Assistant Secretary

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

      Name                     Title                                   Date
      ----                     -----                                   ----

/s/ John W. Marhefka, Jr.      Director, Chief Executive           July 31, 1997
--------------------------     Officer, Vice President and
John W. Marhefka, Jr.          Assistant Secretary (principal
                               executive officer)


*                              Chairman of the Board and
--------------------------     President
Albert Phillips


*                              Vice Chairman of the Board
--------------------------
Stanley H. Katsef


*                              Chief Financial Officer and
--------------------------     Treasurer (principal accounting
Russell J. Grimes, Jr.         and financial officer)



*                              Director
--------------------------
Ronald E. Gardner


*                              Director
--------------------------
Stanley J. Klos, Jr.


*                              Director
--------------------------
Lawrence E. Lerner


*                              Director
--------------------------
Richard M. Lerner

*                              Director
--------------------------
Dimitri P. Mallios


*                              Director
--------------------------
Lawrence W. Schwartz

*Pursuant to the Power of Attorney filed on June 23, 1997, as Exhibit 24.1 to the Form SB-2 Registration Statement of Annapolis National Bancorp, Inc.

                                LIST OF EXHIBITS


List of Exhibits (filed herewith unless otherwise noted)

1.1 Engagement Letter between Annapolis National Bancorp, Inc. and Charles Webb & Company, A Division of Keefe, Bruyette & Woods, Inc.*

1.2      Draft  Form  of  Underwriting   Agreement  between  Annapolis  National
         Bancorp, Inc. and Charles Webb & Company, A Division of Keefe, Bruyette & Woods, Inc.

3.1 Amended and Restated Articles of Incorporation of Annapolis National Bancorp, Inc.*

3.2      Bylaws of Annapolis National Bancorp, Inc.*

3.3      Articles of Incorporation of Annapolis National Bank*

3.4      Bylaws of Annapolis National Bank*

4.0      Draft Stock Certificate of Annapolis National Bancorp, Inc.*

5.0      Opinion of Muldoon, Murphy & Faucette re: legality

10.1     Employment Agreement between Annapolis National Bancorp,  Inc. and John
         W. Marhefka, Jr.*

10.2     Promissory Note between Annapolis  National Bancorp,  Inc. and Lawrence
         E. Lerner dated January 31, 1995*

10.3     Annapolis National Bancorp, Inc. Employee Stock Option Plan*

10.4 Form of Escrow Agreement between Annapolis National Bancorp, Inc. and FMB Trust Company, National Association

16.0     C.W. Amos & Company letter re: changes in accountants

23.1     Consent of Muldoon, Murphy & Faucette*

23.2     Consent of Rowles & Company, LLP

23.3     Consent of C.W. Amos & Company

24.1     Powers of Attorney*

27.0     Financial Data Schedule*

99.1     Draft Stock Order Form

----------
*Previously filed.